UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VENTAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

VENTAS®

20 YEARS OF EXCELLENCE. SUSTAINED.

Proxy Statement for

2019 Annual Meeting of Stockholders

APRIL 1, 2019

DEAR VENTAS STOCKHOLDER:

Please join me and the Board of Directors at our 2019 Annual Meeting of Stockholders, which will be held on Tuesday, May 14, 2019, at our headquarters in Chicago, IL. The business we will conduct at the meeting is described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

- We worked hard in 2018 to continue our commitment to shareholders and once again delivered superior performance, including total shareholder return and substantially outperforming the S&P 500 Index and MSCI REIT Index by nearly eight percentage points.
- We strengthened our financial condition and managed intermediate term risk in a volatile market by refinancing or repaying $3.5 billion of debt.
- We positioned the company for future growth through value-creating investments and made strategic, mutually beneficial arrangements with our operators and partners.
- We elevated and expanded our Research & Innovation business with the nation's leading research universities (grown by 45% since inception), and created a $1.5 billion development pipeline with new and existing university relationships.
- We were repeatedly recognized for our significant contributions to the industry where we have a major presence, and for our leadership in environmental, social and governance matters.
- The Ventas team remains strong, smart and unified.

We welcome the opportunity to present you with the information contained in this Proxy Statement and we hope that, after you review it, you will vote at the meeting (in person or by proxy) in accordance with our Board of Directors' recommendations. Your vote is important to us and our business.

If you are voting by proxy, please submit your proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. You may vote by telephone, over the internet or – if you have requested paper copies of our proxy materials by mail – by signing, dating and returning the proxy card in the envelope provided.

Our Board of Directors greatly appreciates your investment and continued support.

Sincerely

Chairman of the Board and Chief Executive Officer

353 North Clark Street
Suite 3300
Chicago, Illinois 60654
(877) 483-6827

2019 PROXY STATEMENT	1

2019 PROXY STATEMENT	2

PROXY STATEMENT SUMMARY

We prepared the following summary to highlight important information you will find in this Proxy Statement regarding our 2018 performance and the matters to be considered at the 2019 Annual Meeting of Stockholders. As it is only a summary, please review our Annual Report on Form 10-K for the year ended December 31, 2018 (which we refer to as our “2018 Form 10-K”) and the other information contained in this Proxy Statement before you vote. This Proxy Statement and the materials accompanying it are first being sent to stockholders on or about April 1, 2019.

2018 Performance*

Financial and Operating Performance Highlights

In 2018, Ventas achieved 3.4% total stockholder return (“TSR”), outperforming the S&P 500 Index and the MSCI REIT Index by nearly eight percentage points. Our TSR also outperformed the MSCI REIT Index and the FTSE National Association of Real Estate Investment Trusts (“NAREIT”) Equity Health Care Index for the three-, five- and 10-year periods ended December 31, 2018, demonstrating short- and long-term outperformance during varied economic cycles.

We further strengthened our financial condition by refinancing or repaying $3.5 billion of debt, thereby extending our debt maturity profile by 0.7x to 7.0 years and minimizing intermediate-term interest rate exposure. We renewed and extended our $900 million term loan at improved pricing and proactively issued $1.4 billion in new 10-year senior notes at attractive pricing and effective execution. We also maintained our BBB+ credit rating and strong balance sheet with a 5.6x net debt to adjusted pro forma EBITDA* ratio and a fixed charge coverage ratio of 4.6x.

Our high quality and diverse portfolio of assets delivered normalized funds from operations (“FFO”) per share* of $4.07 and same-store cash net operating income* (“NOI”) growth of 1.2%.

We harvested $1.3 billion in proceeds from profitable investments, including timely receipt of (a) greater than $900 million repayments of well-structured and high unlevered IRR loans and (b) proceeds from the sale of non-core properties at an average 6% yield. We redeployed the proceeds into future growth opportunities and improvement of our balance sheet.

We made investments of nearly $800 million at a blended 7.5% cash yield to further improve the quality of our portfolio, including an acquisition of a premier independent living seniors housing community located in the appealing Battery Park neighborhood of downtown Manhattan.

We elevated and expanded our Research & Innovation Business (grown by 45% since inception) with the nation’s leading research universities and created a $1.5 billion development pipeline consisting of near-term projects with new and existing university relationships.

In addition, we reached collaborative and mutually beneficial arrangements with several of our operators and partners, including lease extensions with Brookdale Senior Living (“Brookdale”) and a 10-year extension of our exclusive medical office building (“MOB”) development relationship with Pacific Medical Buildings (“PMB”), which has nearly 50 years of experience in MOB development with top health systems in the U.S.

We grew our dividend again in 2018, marking our 9th consecutive year of dividend growth.

*
Net debt to adjusted pro forma EBITDA and normalized FFO are not calculated according to U.S. generally accepted accounting principles (“GAAP”), but please see Annex A for reconciliations of these performance measures to our GAAP earnings (the most directly comparable GAAP measure). In addition, please see Annex A for a discussion of how we calculate same-store cash NOI.

2019 PROXY STATEMENT	3

Portfolio Highlights

2019 PROXY STATEMENT	4

SENIORS HOUSING **56%**

MEDICAL OFFICE BUILDINGS
RESEARCH & INNOVATION CENTERS

OFFICE PORTFOLIO **26%**

POST ACUTE CARE **7%**

HEALTH SYSTEMS **6%**

LOANS **(4%)**; SKILLED NURSING FACILITIES **(1%)**; AND INTERNATIONAL HOSPITALS **(1%)**.
COMPLETE NOI CONTRIBUTIONS. TOTALS MAY NOT ADD DUE TO ROUNDING.

Balance Sheet and Liquidity Highlights

Outstanding Financial Strength & Flexibility

Refinanced or repaid
$3.5 BILLION
of debt

Improved debt maturity profile to
7 YEARS

Renewed & extended
$900 MILLION
TERM LOAN
at improved pricing

Proactively issued
$1.4 BILLION
IN NEW 10 YEAR SENIOR NOTES
Two separate offerings
at attractive pricing

Net debt to adjusted pro forma EBITDA ratio **5.6x**

Fixed charge coverage **4.6x**

BBB+ CREDIT RATINGS

2019 PROXY STATEMENT	5

Investment Highlights

RESEARCH & INNOVATION

As the leading developer of university-based Research & Innovation (R&I) knowledge communities, Ventas and its exclusive development partner Wexford Science & Technology, are actively expanding our R&I portfolio with the nation's leading research institutions. A priority in the Company's current capital allocation, Ventas has grown this business by approximately 45 percent since its inception in 2016, and recently announced a $1.5 billion near-term development pipeline comprised of approximately 10 projects with existing and new university relationships.

3675 MARKET STREET
uCITY SQUARE, PHILADELPHIA, PA

- Part of the uCity Square knowledge community which bridges academic campus (University of Pennsylvania, Drexel University) and medical centers (Penn Presbyterian, an affiliate of Penn Medicine), 3675 Market is a 344k+ square-foot, 14-story building with Class A laboratory, office, co-working and convening space projected to achieve Silver/Gold LEED status
- Opened Fall 2018: 90% leased within 90 days of opening. Anchored by University City Science Center, Quorum, BioLabs and recently announced global research headquarters for Amicus Therapeutics

SOUTH STREET LANDING,
PROVIDENCE, RI

- 100% leased by Brown University and the Rhode Island Nursing Education Center (a joint initiative between the Rhode Island College and the University of Rhode Island), South Street Landing is a $200 million award-winning redevelopment project creating a regional hub for healthcare learning, practice and biomedical research and a catalyst.
- A former electrical power station, the development was named the 2019 Middle Atlantic Region Outstanding Building of the Year (TOBY) in the Historical Building Category.

4220 DUNCAN
CORTEX INNOVATION COMMUNITY, ST LOUIS, MO

- Located at the Washington University in St Louis life science campus, 4220 Duncan is part of the established Cortex Innovation Community - the Midwest's premier innovation hub for bioscience & technology research, development and commercialization.
- A $47 million development that was 77% pre-leased at opening, 100% leased by year end with anchor tenants including: Microsoft's new regional headquarters and Microsoft Technology Center (MTC); and The Boeing Company.

ARIZONA STATE UNIVERSITY
PHOENIX BIOMEDICAL CAMPUS, PHOENIX, AZ

- Pre-leased to Arizona State University (ASU), a ground up $77 million Class-A R&I center for biomedical discovery and innovation in health outcomes - the first project in the newly-announced development pipeline.
- Expected to break ground in 2019 with 2020 completion.
- ASU is recognized as one of the fastest-growing research enterprises in the United States (NSF Higher Education Research and Development Survey).

Research labs where the world's best scientists are developing **cures** for life-threatening conditions

- BLINDNESS
- DIABETES
- CANCER
- GENETICS
- IMMUNOTHERAPY

THE 14 UNIVERSITIES IN VTR'S R&I BUILDINGS ACCOUNT FOR 10% OF ALL UNIVERSITY-R&D SPENDING IN THE U.S

UNIVERSITY OF PENNSYLVANIA
WASHINGTON UNIVERSITY IN ST. LOUIS
DUKE UNIVERSITY
YALE UNIVERSITY
ARIZONA STATE UNIVERSITY
UNIVERSITY OF MARYLAND BALTIMORE
UNIVERSITY OF MIAMI
VIRGINIA COMMONWEALTH UNIVERSITY (VCU)
DREXEL UNIVERSITY
WAKE FOREST UNIVERSITY
BROWN UNIVERSITY
PENN STATE
ILLINOIS INSTITUTE OF TECHNOLOGY
OLD DOMINION UNIVERSITY

2019 PROXY STATEMENT	6

Brookdale Battery Park City, New York, NY

SENIORS HOUSING

- Battery Park City is a premier independent living seniors housing community in downtown Manhattan.
- An irreplaceable, well-established community with 217 spacious units overlooking the Hudson River, uniquely positioned to benefit from New York City's strong demographics.
- The property benefits from first class services, a courtyard and gardens, natural light and close proximity to historic attractions like The Winter Garden and Statue of Liberty.
- Operator: Brookdale – who has successfully operated Battery Park City for nearly 20 years since opening

Sutter Van Ness Medical Office Building, San Francisco, CA

MEDICAL OFFICE BUILDINGS

- A 10-story, 234k+ square feet medical office building (MOB) located in the center of San Francisco on the California Pacific Medical Center (CPMC) campus at Van Ness Avenue and Geary Street
- 80% pre-leased to Sutter Health
- The $168 million MOB is connected to the new Sutter acute care hospital through a pedestrian tunnel below Van Ness Avenue
- Projected to achieve LEED Gold status
- Developer: PMB
- Operator: Lillibridge Healthcare Services

2019 PROXY STATEMENT	7

2019 PROXY STATEMENT	8

2019 PROXY STATEMENT	9

2018 Executive Compensation

Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established company and tailored individual goals consistent with our strategic plan and to link compensation to company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. In addition, as shown in the graphic below, we deliver the majority of our executive pay in the form of equity incentive compensation rather than cash to create stronger alignment with our stockholders. We believe this structure appropriately focuses our executive officers on the creation of long-term value and encourages prudent evaluation of risks.
2018 Executive Compensation Decisions

In 2018, our compensation decisions once again reflected strong alignment between pay and performance. In determining the incentive compensation paid to our Named Executive Officers for 2018, our Executive Compensation Committee (the “Compensation Committee”) of our Board of Directors (the “Board”), which is responsible for evaluating and setting the compensation of our Named Executive Officers other than the Chief Executive Officer, and the independent members of our Board, who are responsible for evaluating and setting the compensation for our Chief Executive Officer pursuant to the Company’s Guidelines on Governance (the Compensation Committee and the independent members of our Board are collectively referred to as the “Compensation Board Members” herein), rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans.

Our 3.4% TSR in 2018 outperformed the S&P 500 Index and the MSCI REIT Index by nearly eight percentage points.  Our TSR also outperformed the MSCI REIT Index and the FTSE NAREIT Equity Health Care Index for the three-, five- and 10-year periods ended December 31, 2018, demonstrating short- and long-term outperformance during varied economic cycles. In addition, we earned normalized FFO per share of $4.07 in 2018 and delivered excellent strategic, financial and operating performance.

2019 PROXY STATEMENT	10

The graph below illustrates our long-term pay-for-performance alignment by comparing our Chief Executive Officer’s total direct compensation to our TSR performance (indexed to a 2013 base year) for each of the past five years.
“Total Direct Compensation” includes, for the applicable year, base salary, actual annual cash incentive awards earned, the value of long-term equity incentive awards earned or granted (as applicable) and “All Other Compensation” as reported in the Summary Compensation Table. This graph differs from compensation reported in the 2018 Summary Compensation Table in the following respects:

For 2013-2016, the period during which our backward-looking plan was in effect, the graph aligns the value of long-term equity incentive awards with the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2017 for 2016 performance are shown in the graph above as 2016 compensation), consistent with the manner in which our Compensation Board Members evaluated compensation and pay-for-performance under the previous backward-looking plan for our Named Executive Officers.

For 2017 and 2018, the first years our new forward-looking long-term equity incentive plan was in effect, we report the grant date fair value (approximating target level of performance) of the performance-based restricted stock units (“pRSUs”) granted in 2017 and 2018 that may be earned, if at all, based on performance relative to performance goals measured from January 1, 2017 through December 31, 2019 and January 1, 2018 through December 31, 2020, respectively. Actual payouts will occur in 2020 and 2021, respectively, and will range from 0% - 220% of the target value.

The 2017 figure excludes one-time time-based restricted stock unit (“RSU”) transition awards received by certain of our Named Executive Officers, which were designed to partially mitigate the impact of a reduction in the realized pay for our Named Executive Officers in 2018 and 2019 resulting from the transition from a backward-looking long-term equity incentive plan to a forward-looking plan because the new forward-looking awards do not pay out, if at all, until 2020 and later. These awards are excluded because they were one-time in nature, did not recur in 2018 or 2019 and the Compensation Committee does not view these awards as a continuing feature of the long-term equity incentive plan.

2019 PROXY STATEMENT	11

2018 Annual Cash Incentive Awards

For 2018, annual cash incentive awards were based on our performance with respect to pre-established company financial goals. For our Named Executive Officers (other than Mr. Bulgarelli), the goals were normalized FFO per share (40% of the target award opportunity), debt reduction/refinancing (15%), fixed charge coverage ratio (10%), and the achievement of individual objectives tailored for each Named Executive Officer (35%). For Mr. Bulgarelli, the goals were normalized FFO per share (15% of the target award opportunity), debt reduction/refinancing (6%), fixed charge coverage ratio (4%), segment-specific objectives (25%) and the achievement of individual objectives (50%).

As further explained in the “Compensation Discussion and Analysis” section below, our performance in 2018 with respect to these metrics resulted in cash incentive awards earned by our Named Executive Officers between the target and maximum levels.

2018 Long-Term Equity Incentive Awards

Consistent with 2017 awards, for 2018, long-term equity incentive awards were split between (i) pRSUs, earned entirely based on our performance with respect to pre-established quantitative measures, specifically (a) three-year TSR relative to the MSCI REIT Index, (b) three-year TSR relative to the FTSE NAREIT Equity Health Care Index and (c) the three-year average of net debt to adjusted pro forma EBITDA, a risk management measure (which together accounted for 60% of the long-term equity incentive award opportunity), and (ii) time-based RSUs, vesting in equal one-third increments beginning on the first anniversary of the grant date (which accounted for the remaining 40% of the long-term equity incentive award opportunity).

2018 Compensation Practices at a Glance

2019 PROXY STATEMENT	12

Responsiveness to Stockholder Feedback

We received support from nearly 60% of our stockholders with respect to our 2018 advisory vote on our Named Executive Officers’ compensation. In response to this advisory vote, together with our Compensation Committee Chairman, we continued our extensive stockholder outreach program to 40 of our largest investors (holding ~65% of our shares). We carefully considered constructive feedback on our executive compensation program and corporate governance provided to us by our stockholders and took responsive action in addition to the numerous improvements made in 2017, including increasing the performance-based component of our CEO’s 2019 long-term equity incentive award from 60% to 70%, decreasing the dollar value and weighting of the 2019 time-based component from 40% to 30% and decreasing our CEO’s 2019 threshold long-term equity incentive award opportunity from 431% to 393% of her base salary, as set forth below in further detail in the “Compensation Discussion and Analysis” section.

2019 Annual Meeting of Stockholders

Voting and Meeting Information

You are entitled to vote at the 2019 Annual Meeting of Stockholders if you were a stockholder of record at the close of business on March 15, 2019, the record date for the meeting. On the record date, there were 357,353,468 shares of common stock issued and outstanding and entitled to vote at the meeting.

Information regarding the meeting date and location is set forth below.

When:         Tuesday, May 14, 2019, 8:00 a.m. local (Central) time
Where:        James C. Tyree Auditorium, 353 North Clark Street, Chicago, Illinois 60654

You may vote at the Annual Meeting through any of the following methods:

Vote by Telephone: Call (800) 690-6903, 24 hours a day, seven days a week through May 13, 2019
Vote on the Internet: Visit www.proxyvote.com, 24 hours a day, seven days a week through May 13, 2019
Vote by Mail: Request, complete and return a copy of the proxy card in the postage-paid envelope provided
Vote in Person: Request, complete and deposit a copy of the proxy card or complete a ballot at the Annual Meeting

2019 PROXY STATEMENT	13

Proposals Requiring Your Vote

Proposal 1 — Election of Directors (see page 72)

The following table provides summary information about our nine director-nominees, each of whom currently serves on our Board. Age is as of the date of the 2019 Annual Meeting. Directors are elected annually by a majority of votes cast in uncontested elections. Our Board recommends that you vote FOR each of the named director-nominees.

Name	Age	Director since	Primary Position	Current Committees**	Principal Skills
Melody C. Barnes*	55	2014	Co-Founder and Principal of MB Squared Solutions LLC and Chair, Aspen Institute Forum for Community Solutions	A; N	Public Policy, Government Relations, Strategic Planning, Leadership Development
Debra A. Cafaro	61	1999	Chairman and CEO of Ventas	E; I	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning
Jay M. Gellert*	65	2001	Former President and CEO of Health Net, Inc.	E; I; N	Healthcare Industry, Mergers and Acquisitions, Strategic Planning, Government Relations, Executive Compensation
Richard I. Gilchrist*	73	2011	Senior Advisor to The Irvine Company and Chairman of TIER REIT, Inc.	C; I	Real Estate Industry, Mergers and Acquisitions, Strategic Planning, Executive Compensation, Corporate Governance
Matthew J. Lustig*	58	2011	Head of North America Investment Banking and Head of Real Estate and Lodging at Lazard Frères & Co. LLC	E; I	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning, International Transactions
Roxanne M. Martino*	62	2016	Managing Partner of OceanM19; former CEO, Partner and Investment Committee Chairperson of Aurora Investment Management L.L.C.	C; I	Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning
Walter C. Rakowich*	61	2016	Former CEO of Prologis, Inc.	A	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning
Robert D. Reed*	66	2008	Former Senior Vice President and Chief Financial Officer of Sutter Health	A; E	Healthcare Industry, Corporate Finance, Strategic Planning, Capital Intensive Operations, Pension Fund Investments
James D. Shelton*†	65	2008	Former Chairman of Omnicare, Inc.; former CEO and Chairman of Triad Hospitals, Inc.	C; E; N	Healthcare Industry, Mergers and Acquisitions, Strategic Planning, Capital Intensive Operations, Government Relations, Executive Compensation, Corporate Governance

*	Independent Director
†	Presiding Director
**	Abbreviations: A = Audit and Compliance; C = Executive Compensation; E = Executive; I = Investment; N = Nominating and Corporate Governance. Bold print indicates committee chair.

2019 PROXY STATEMENT	14

BOARD COMPOSITION INFORMATION

Proposal 2 — Ratification of the Selection of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2019 (see page 80)

KPMG audited our financial statements for the year ended December 31, 2018 and has been our independent registered public accounting firm since July 2014. Our Board recommends that you vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2019.

Proposal 3 — Advisory Vote to Approve Our Executive Compensation (see page 82)

We submit an advisory vote to approve our executive compensation to our stockholders on an annual basis. Because your vote is advisory, it will not be binding on the Board or our Compensation Committee. However, your vote is important because it will be taken into account when making future decisions relating to executive compensation.

Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established Company and tailored individual goals consistent with our strategic plan and to link compensation to Company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. In addition, we deliver the majority of our executive pay in the form of equity incentive compensation rather than cash to create stronger alignment with our stockholders.

2019 PROXY STATEMENT	15

Our Compensation Board Members have carefully evaluated our overall executive compensation program and believe that it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment. By maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, we believe that our executive compensation program is structured optimally to support our goal to deliver sustained, superior returns to stockholders, and our exceptional long-term performance demonstrates the success of this program. For these reasons, our Board recommends that you vote FOR the approval, on an advisory basis, of our executive compensation.

Electronic Document Delivery to Stockholders

Instead of receiving future copies of our Notice of Annual Meeting, Proxy Statement and Annual Report by mail, stockholders of record and most beneficial owners may elect to receive an e-mail that will provide electronic links to these documents. Electronic document delivery saves us the cost of producing and mailing documents and will give you an electronic link to the proxy voting site. It is also more environmentally friendly.

We are making this Proxy Statement and the materials accompanying it available to our stockholders via the Internet, as permitted by SEC rules. We will mail to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials and how to vote by proxy online. Starting on or about April 1, 2019, we will also mail this Proxy Statement and the materials accompanying it to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice that we mail to you.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2019:

This Proxy Statement, our 2018 Form 10-K and our 2018 Annual Report are available at
www.proxyvote.com.

Questions and Answers

More information about proxy voting, proxy materials and attending the Annual Meeting can be found in the “Questions and Answers” section of this Proxy Statement.

2019 PROXY STATEMENT	16

ANNUAL MEETING INFORMATION

Quorum

The holders of a majority of the shares of our common stock outstanding as of the close of business on the record date for the Annual Meeting, March 15, 2019, must be present in person or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.

Who Can Vote

Only Ventas stockholders of record at the close of business on the record date are entitled to vote at the Annual Meeting. As of that date, 357,353,468 shares of our common stock, par value $0.25 per share, were outstanding. Each share of our common stock entitles the owner to one vote on each matter properly brought before the Annual Meeting. However, certain shares designated as “Excess Shares” (generally any shares owned by a beneficial owner in excess of 9.0% of our outstanding common stock) or as “Special Excess Shares” pursuant to our Amended and Restated Certificate of Incorporation, as amended (our “Charter”), may not be voted by the record owner of those shares and will be voted in accordance with Article IX of our Charter.

A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the meeting at the Annual Meeting and during ordinary business hours for the ten days preceding the meeting at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654.

How to Vote

You may vote your shares in one of several ways, depending on how you own your shares:

Stockholders of Record

If you own shares registered in your name (a “stockholder of record”), you may:

Vote your shares by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on May 13, 2019. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

Vote your shares by proxy via the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on May 13, 2019. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

If you have requested or receive paper copies of our proxy materials by mail, vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR

Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk (if you have requested paper copies of our proxy materials by mail) or completing a ballot that will be distributed at the Annual Meeting.

Beneficial Owners

If you own shares registered in the name of a broker, bank or other custodian (a “beneficial owner”), follow the instructions provided by your broker, bank or custodian to instruct it how to vote your shares. If you want to vote your shares in person at the Annual Meeting, contact your broker, bank or custodian to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote.

2019 PROXY STATEMENT	17

If you do not instruct your broker, bank or custodian how to vote, it will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2019 (Proposal 2). However, your broker, bank or custodian will not have discretionary authority to vote on the election of directors (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 3) without instructions from you. As a result, if you do not provide instructions to your broker, bank or custodian, your shares will not be voted on Proposal 1 or Proposal 3.

Votes by Proxy

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned, but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

FOR the election of all director-nominees named in this Proxy Statement (Proposal 1);

FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2019 (Proposal 2);

FOR the approval, on an advisory basis, of our executive compensation (Proposal 3); and

In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

OUR BOARD OF DIRECTORS

Our Board provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions and enterprise risk management. Among other matters, our Board considers and approves significant acquisitions, dispositions and other transactions and advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis, including through presentations made at Board and committee meetings by our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and other members of senior management.

Criteria for Board Membership

Our Guidelines on Governance set forth the process by which our Nominating and Corporate Governance Committee (the “Nominating Committee”) identifies and evaluates nominees for Board membership. In accordance with this process, the Nominating Committee annually considers and recommends to the Board a slate of directors for election at the next annual meeting of stockholders. In selecting this slate, the Nominating Committee considers the following: incumbent directors who have indicated a willingness to continue to serve on our Board; candidates, if any, nominated by our stockholders; and other potential candidates identified by the Nominating Committee. Additionally, if at any time during the year a seat on the Board becomes vacant or a new seat is created, the Nominating Committee considers and recommends to the Board a candidate for appointment to fill the vacant or newly-created seat.

The Nominating Committee considers different perspectives, skill sets, education, ages, genders, ethnic origins and business experience in its annual nomination process. In general, the Nominating Committee seeks to include on our Board a complementary mix of individuals with diverse backgrounds, knowledge and viewpoints reflecting the broad set of challenges that the Board confronts without representing any particular interest group or constituency. The Nominating Committee regularly reviews the size and composition of the Board on a holistic basis, utilizing a rigorous matrix of identified skills, experiences and other criteria for maintaining an excellent, independent Board in light of our changing requirements and seeks nominees who, taken together as a group, possess the skills, diversity and expertise appropriate for an effective Board.

The Nominating Committee also monitors the average tenure of our Board members and seeks to achieve a variety of director tenures in order to benefit from long-tenured directors’ institutional knowledge and newly-elected directors’ fresh perspectives. Over the past several years, the Nominating Committee and the Board has taken the opportunity to refresh the composition of the Board by replacing our longest-tenured directors departing from the Board with new directors.

The Nominating Committee seeks to recommend candidates that have adequate time to devote to Board activities, recognizing that public company board of directors responsibilities command a significant portion of directors’ time. Accordingly, the Company maintains an overboarding policy that prohibits directors from simultaneously serving on more than four public company boards other than the Company’s Board.

2019 PROXY STATEMENT	18

In evaluating potential director candidates, the Nominating Committee considers, among other factors, the experience, qualifications and attributes listed below and any additional characteristics that it believes one or more directors should possess, based on an assessment of the needs of our Board at that time. Our Guidelines on Governance provide that, in general, nominees for membership on the Board should:

have demonstrated management or technical ability at high levels in successful organizations;

have experience relevant to our operations, such as real estate, REITs, healthcare, finance or general management;

be well-respected in their business and home communities;

have time to devote to Board duties; and

be independent from us and not related to our other directors or employees.

In addition, our directors are expected to be active participants in governing our enterprise, and our Nominating Committee looks for certain characteristics common to all Board members, including integrity, independence, leadership ability, constructive and collegial personal attributes, candor and the ability and willingness to evaluate, challenge and stimulate.

No single factor or group of factors is necessarily dispositive of whether a candidate will be recommended by our Nominating Committee. The Nominating Committee considers and applies these same standards in evaluating individuals recommended for nomination to our Board by our stockholders in accordance with the procedures described in this Proxy Statement under “Requirements for Submission of Stockholder Proposals, Director Nominations and Other Business.” Our Board’s satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and nominees by the Nominating Committee and the Board, as well as the Board’s annual self-evaluation process, as described in more detail below. Based upon these activities, our Nominating Committee and our Board believe that the director-nominees named in this Proxy Statement satisfy these criteria.

We have from time to time retained search firms and other third parties to assist us in identifying potential candidates based on specific criteria that we provided to them, including the qualifications described above. We may retain search firms and other third parties on similar or other terms in the future.

Annual Board Evaluation Process

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. The Board and each of its committees conduct self-evaluations related to their performance on an annual basis. Through this process, directors provide feedback and assess Board, committee and director performance, including areas where the Board believes it is functioning effectively and areas where the Board believes it can improve.

Our Nominating Committee supervises the annual self-evaluations and uses various processes from year to year in order to solicit feedback, including periodic in-person interviews conducted by the Presiding Director with each of the Board members. The Board and each committee review and discuss the evaluation results, and take this information into account when assessing the qualifications of the Board and further enhancing the effectiveness of the Board and its committees over time.

Director Independence

Our Guidelines on Governance require that at least a majority of the members of our Board meet the criteria for independence under the rules and regulations of the NYSE. For a director to be considered independent under the NYSE’s listing standards, the director must satisfy certain bright-line tests, and the Board must affirmatively determine that the director has no direct or indirect material relationship with us. Not less than annually, our Board evaluates the independence of each non-management director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between that director, members of his or her family and organizations with which that director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of both the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.

2019 PROXY STATEMENT	19

Based on its most recent review, the Board has affirmatively determined that each of our non-employee directors has no direct or indirect material relationship with us and qualify as independent under the NYSE’s listing standards. Ms. Cafaro is not considered independent under the NYSE listing standards due to her employment as our Chief Executive Officer.

Leadership Structure and Independent Presiding Director

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management and a fully engaged, high-functioning Board. The Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may vary based on a company’s size, industry, operations, history and culture. Consistent with this understanding, our Board, led by our Nominating Committee, annually assesses its leadership structure in light of our operating and governance environment at the time to achieve the optimal model for us and for our stockholders. Following its most recent review, the Board has determined that our existing leadership structure—under which our Chief Executive Officer also serves as Chairman of the Board and a Presiding Director assumes specific responsibilities on behalf of the independent directors—is effective, provides the appropriate balance of authority between those persons charged with overseeing our company and those who manage it on a day-to-day basis and achieves the optimal governance model for us and for our stockholders.

Under our Fifth Amended and Restated By-Laws, as amended (our “By-Laws”), and our Guidelines on Governance, our Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board as part of its leadership structure evaluation. Ms. Cafaro has served in both capacities since 2003, and our Board continues to believe that her combined role is most advantageous to us and our stockholders. Ms. Cafaro possesses extensive knowledge of the issues, opportunities and risks facing us, our business and our industry and has consistently demonstrated the vision and leadership necessary to focus the Board’s time and attention on the most critical matters and to facilitate constructive dialogue among Board members on strategic issues. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders. These leadership attributes are uniquely important to our company given the value to our business of opportunistic capital markets execution, our history of rapid and significant growth, and our culture of proactive engagement and risk management.

In connection with Ms. Cafaro’s service as our Chief Executive Officer and Chairman of the Board, our Guidelines on Governance require that the independent members of our Board annually select one independent director to serve as Presiding Director, whose specific responsibilities include, among other things, presiding at all meetings of our Board at which the Chairman is not present, including executive sessions and all other meetings of the independent directors. The Presiding Director also serves as liaison between the Chairman and the independent directors, approves information sent to the Board and approves Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items. The Presiding Director has authority to call meetings of the independent directors and, if requested by major stockholders, ensures that he or she is available for consultation and direct communication with stockholders. In addition, the Presiding Director reviews with our General Counsel potential conflicts of interest and has such other duties as may be assigned from time to time by the independent directors or the Board. Although the Presiding Director is elected on an annual basis, the Board generally expects that he or she will serve for more than one year. James D. Shelton has served as our Presiding Director since 2016.

Management Succession Planning

Our Board regularly reviews short- and long-term succession plans for the Chief Executive Officer and other senior management positions. In assessing possible Chief Executive Officer candidates, our independent directors identify the skills, experience and attributes they believe are required to be an effective leader in light of the Company’s strategic plan, business opportunities and challenges. The Board employs a similar approach with respect to evaluating possible candidates for other senior management positions. In general, the Board’s management succession planning is designed to anticipate both “planned” successions, such as those arising from anticipated retirements, as well as unexpected successions, such as those occurring when an executive leaves suddenly to take a new position, or due to death, disability or other unforeseen events.

Committees

Our Board has five standing committees that perform certain delegated functions for the Board: the Audit and Compliance Committee (the “Audit Committee”); the Compensation Committee; the Executive Committee; the Investment Committee; and the Nominating Committee. Each of the Audit, Compensation and Nominating Committees operates under a written charter that is available in the Corporate Governance section of our website at  www.ventasreit.com/investor-relations/corporate-governance. We also provide copies of the Audit, Compensation and Nominating Committee charters, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Information on our website is not a part of this Proxy Statement. Additional details regarding the five standing committees of our Board are described below.

2019 PROXY STATEMENT	20

Board and Committee Meetings

Our Board held a total of five meetings during 2018. Evidencing a strong commitment to our company, each director attended at least 75% of the total meetings of the Board and the committees on which he or she served that were held during 2018. The table below provides current membership and 2018 meeting information for each of our Board committees:

Our independent directors meet in executive session, outside the presence of management, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Presiding Director (currently Mr. Shelton) chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating Committees also meet in executive session, outside the presence of management, at each regularly scheduled committee meeting and at other times as necessary or desirable.

We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. Other than Mr. Lustig, all directors who were nominated for reelection at our 2018 Annual Meeting of Stockholders attended that meeting.

How to Communicate with Directors

Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Corporate Secretary, Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, or by submitting an e-mail to bod@ventasreit.com. Additionally, stockholders and other parties interested in communicating directly with the Presiding Director of the Board or with the independent directors as a group may do so by writing to Presiding Director, Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, or by sending an e-mail to independentbod@ventasreit.com. Communications addressed to our Board or individual members of the Board are screened by our Corporate Secretary for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

AUDIT AND COMPLIANCE COMMITTEE

Our Audit Committee assists our Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including oversight of the quality and integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence and performance of our independent registered public accounting firm and the performance of our internal audit function.

2019 PROXY STATEMENT	21

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. Our Audit Committee meets separately in executive session, outside the presence of management, with each of our independent registered public accounting firm and our internal auditor at each regularly scheduled meeting and at other times as necessary or desirable.

Our Board has determined that each member of the Audit Committee is independent and satisfies the independence standards of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC and the NYSE listing standards, including the additional independence requirements for audit committee members. The Board has also determined that each member of the Audit Committee is financially literate and that Messrs. Rakowich and Reed qualify as “audit committee financial experts” for purposes of the SEC’s rules.

The Nominating Committee recognizes that Audit Committee members must have adequate time to devote to Audit Committee activities, given that such responsibilities command a significant portion of directors’ time. Accordingly, the Company maintains a policy prohibiting Audit Committee members from simultaneously serving on more than two public company audit committees other than the Company’s.

EXECUTIVE COMMITTEE

Our Board has delegated to our Executive Committee the power to direct the management of our business and affairs in emergency situations during intervals between meetings of the Board, except for matters specifically reserved for our Board and its other committees. The Executive Committee exercises its delegated authority only under extraordinary circumstances and has not held a meeting since 2002.

EXECUTIVE COMPENSATION COMMITTEE

Our Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our executive officers other than our Chief Executive Officer. Our Compensation Committee also reviews the performance of, and makes compensation recommendations to the independent members of our Board for, our Chief Executive Officer.

The Compensation Committee meets throughout the year to review our compensation philosophy and its continued alignment with our business strategy and to consider and approve our executive compensation program for the subsequent year. With the assistance of a nationally-recognized, independent compensation consultant, the Compensation Committee discusses changes, if any, to the program structure, assesses the appropriate peer companies for benchmarking purposes, sets base salaries and incentive award opportunities, establishes the applicable performance measures and related goals under our incentive plans, evaluates performance in relation to the established measures and goals and determines annual cash and long-term equity incentive awards for our executive officers.

Our executive officers provide support to our Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and other information regarding us and the companies in our compensation peer group as a supplement to the comparative market data prepared by our independent compensation consultant and making recommendations with respect to performance measures and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting our other executive officers. However, our Chief Executive Officer plays no role in setting her own compensation. At various times, our General Counsel and Corporate Secretary, our Assistant General Counsel, Corporate & Securities and our Chief Human Resources Officer may also attend meetings at the Compensation Committee’s request to act as secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. Our Compensation Committee meets separately in executive session, without management present, at each regularly scheduled meeting and at other times as necessary or desirable.

The Compensation Committee meets during the first quarter of each year, typically in January, to (i) review and certify the achievement of pre-established performance goals with respect to our annual cash and long-term equity incentive awards, (ii) determine the appropriate annual cash awards to be earned by our executive officers based on prior-year performance and (iii) determine the appropriate grants of equity awards to our executive officers, the majority of which may be earned based on future performance as measured against specified performance criteria. Our executive officers provide support to our Compensation Committee in this process, and the Chief Executive Officer makes incentive award recommendations with respect to the other executive officers.

Our Board has determined that each member of the Compensation Committee is independent and satisfies the independence standards of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related NYSE listing standards, including the additional independence requirements for compensation committee members. The Board has also determined that each member of the Compensation Committee meets the additional requirements for “outside directors” set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” set forth in Rule 16b-3 under the Exchange Act. In 2018, Richard I. Gilchrist was named the new Chair of the Compensation Committee, replacing long-time Chair Jay M. Gellert.

2019 PROXY STATEMENT	22

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2018, Ms. Martino and Messrs. Gilchrist and Shelton (and Mr. Gellert until May 15, 2018) served on our Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our executive officers serves on the board of directors.

Independent Compensation Consultant

Under its charter, our Compensation Committee has authority to retain, and approve the terms of engagement and fees paid to, compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. Any compensation consultant engaged by our Compensation Committee reports to the Compensation Committee and receives no fees from us that are unrelated to its role as advisor to our Board and its committees. Our Compensation Committee meets regularly with the compensation consultant without management present. Although a compensation consultant may periodically interact with company employees to gather and review information related to our executive compensation program, this work is done at the direction and subject to the oversight of the Compensation Committee. Under the Compensation Committee charter, any compensation consultant retained by our Compensation Committee must be independent, as determined annually by the Compensation Committee in its reasonable business judgment, considering the specific independence factors set forth in Rule 10C-1 under the Exchange Act and all other relevant facts and circumstances.

Semler Brossy Consulting Group (“SBCG”) was retained to serve as our Compensation Committee’s independent compensation consultant for 2018. Our Compensation Committee retained SBCG to advise it and the independent members of our Board, as applicable, on matters related to our executive compensation levels and program design for 2018. Our Compensation Committee reviews the scope of work provided by its consultant on an annual basis and, in connection with SBCG’s engagement, determined that SBCG met the independence criteria under the Compensation Committee charter. SBCG did not perform any consulting services unrelated to executive compensation for us during the year ended December 31, 2018, and SBCG’s work for the Board and its committees has raised no conflict of interest.

INVESTMENT COMMITTEE

The function of our Investment Committee is to review and approve proposed acquisitions and dispositions of properties and other investments meeting applicable criteria, in accordance with our Amended and Restated Investment and Divestiture Approval Procedures.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Nominating Committee oversees our corporate policies and other corporate governance matters, as well as matters relating to the practices and procedures of our Board, including the following: identifying, selecting and recommending to the Board qualified director-nominees; making recommendations to the Board regarding its committee structure and composition; reviewing and making recommendations to the Board regarding non-employee director compensation; overseeing an annual evaluation of the Board and its committees; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; and generally advising the Board on corporate governance and related matters.

Our Board has determined that each member of the Nominating Committee is independent and satisfies the NYSE listing standards.

CORPORATE GOVERNANCE

Governance Policies

Our Guidelines on Governance reflect the fundamental corporate governance principles by which our Board and its committees operate. These guidelines set forth general practices the Board and its committees follow with respect to structure, function, organization, composition and conduct. These guidelines are reviewed at least annually by the Nominating Committee and are updated periodically in response to changing regulatory requirements, evolving corporate governance practices, input from our stockholders and otherwise as circumstances warrant.

2019 PROXY STATEMENT	23

Our Global Code of Ethics and Business Conduct sets forth the legal and ethical standards for conducting our business to which our directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer, and the directors, officers and employees of our subsidiaries must adhere. Our Global Code of Ethics and Business Conduct covers all significant areas of professional conduct, including employment practices, conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information and other company assets, compliance with applicable laws and regulations, political activities and other public policy matters, and proper and timely reporting of financial results. See also “Public Policy Matters.”

Our Human Rights Policy reflects our commitment to upholding human dignity and equal opportunity in all of our business functions under principles outlined in the United Nation’s Universal Declaration of Human Rights. Our Vendor Code of Conduct is designed to educate our suppliers about our expectations for ethical and responsible business dealings, including upholding human rights, protecting health and safety and pursuing environmental sustainability. Our expectation is that our vendors will treat people with respect and dignity, encourage diversity, promote equal opportunity for all and create an ethical and inclusive culture.

Our Guidelines on Governance, Global Code of Ethics and Business Conduct, Human Rights Policy and Vendor Code of Conduct are available in the Corporate Governance section of our website at www.ventasreit.com/investor-relations/corporate-governance. We also provide copies of our Guidelines on Governance, Global Code of Ethics and Business Conduct, Human Rights Policy and Vendor Code of Conduct, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Waivers from, and amendments to, our Global Code of Ethics and Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer or persons performing similar functions will be timely posted on our website at www.ventasreit.com. The information on our website is not a part of this Proxy Statement.

Transactions with Related Persons

Our written Policy on Transactions with Related Persons requires that any transaction involving us in which any of our directors, officers or employees (or their immediate family members) has a direct or indirect material interest be approved or ratified by the Audit Committee or the disinterested members of our Board. Our Global Code of Ethics and Business Conduct requires our directors, officers and employees to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Presiding Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Audit Committee or the disinterested members of the Board. In determining whether to approve or ratify a transaction, the Audit Committee or disinterested members of the Board consider all relevant facts and circumstances available to them and other factors they deem appropriate.

We did not have any related party transactions during 2018.

Risk Management

Management has primary responsibility for identifying and managing our exposure to risk, subject to active oversight by our Board of the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. At Board and committee meetings, directors engage in comprehensive analyses and dialogue regarding specific areas of risk following receipt of written materials and in-depth presentations from management and third-party experts, including an enhanced annual enterprise risk management process and presentation to the Board to better identify risks, owners and mitigants. This process enables our Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of likelihood and potential impact and ensures that our enterprise risks are well understood, mitigated to the extent reasonable and consistent with the Board’s view of our risk profile and risk tolerance.

In addition to the overall risk oversight function administered directly by our Board, each of our Audit, Compensation, Nominating and Investment Committees exercises its own oversight related to the risks associated with the particular responsibilities of that committee:

Our Audit Committee reviews financial, accounting and internal control risks and the mechanisms through which we assess and manage risk, in accordance with NYSE requirements, and has certain responsibilities with respect to our compliance programs, such as our Global Code of Ethics and Business Conduct, our Global Anti-Corruption Policy, our Political Contributions, Expenditure and Activity Policy and our Amended and Restated Securities Trading Policy.

2019 PROXY STATEMENT	24

Our Compensation Committee, as discussed in greater detail below, evaluates whether our compensation policies and practices, as they relate to both executive officers and employees generally, encourage excessive risk-taking.

Our Nominating Committee focuses on risks related to corporate governance, board effectiveness and succession planning. Our Board has adopted an emergency succession plan to facilitate the transition to both interim and long-term leadership in the unlikely event of an untimely vacancy in the position of Chief Executive Officer.

Our Investment Committee is responsible for overseeing certain transaction-related risks, including the review of transactions in excess of certain thresholds, with existing tenants, operators, borrowers or managers, or that involve investments in non-core assets.

The chairs of these committees report on such matters to the full Board at each regularly scheduled Board meeting and other times as appropriate. Our Board believes that this division of responsibilities is the most effective approach for identifying and addressing risk, and through Ms. Cafaro’s combined role as Chief Executive Officer and Chairman, our Board leadership structure appropriately supports the Board’s role in risk oversight by facilitating prompt attention by the Board and its committees to the significant enterprise risks identified by management in our day-to-day operations.

Compensation Risk Assessment

As part of its risk oversight role, our Compensation Committee annually considers whether our compensation policies and practices for all employees, including our executive officers, create risks that are reasonably likely to have a material adverse effect on our company. In conducting its risk assessment in 2018, the Compensation Committee reviewed a report prepared by management regarding our existing compensation plans and programs, including our severance and change-in-control arrangements, in the context of our business risk environment. In its review, the Compensation Committee noted several design features of our compensation programs that reduce the likelihood of excessive risk-taking, including, but not limited to, the following:

a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards;

multiple performance measures selected in the context of our business strategy and often in tension with each other, for example, goals which promote FFO growth and maintaining a strong balance sheet;

regular review of comparative compensation data to maintain competitive compensation levels in light of our industry, size and performance;

incentive award opportunities that do not provide minimum guaranteed payouts, are based on a range of performance outcomes and are plotted along a continuum, and have capped payouts, subject in all cases to the Compensation Committee’s and, in the case of our Chief Executive Officer, the independent Board members’ overall assessment of performance;

equity compensation consisting entirely of full-value awards—pRSUs and time-based RSUs—to provide greater incentive to create and preserve long-term stockholder value;

equity incentive awards granted for future performance with multi-year vesting schedules/performance periods to enhance retention;

minimum stock ownership guidelines that align executive officers with long-term stockholder interests;

our recoupment policy enables our Board to “claw back” incentive compensation in the event of a financial restatement; and

prohibitions on engaging in derivative and other hedging transactions in our securities and restrictions on holding our securities in margin accounts or otherwise pledging our securities to secure loans.

Based on its evaluation, the Compensation Committee has determined, in its reasonable business judgment, that our compensation practices and policies for all employees do not create risks that are reasonably likely to have a material adverse effect on our company and instead promote behaviors that support long-term sustainability and creation of stockholder value.

2019 PROXY STATEMENT	25

Public Policy Matters

We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and to conduct themselves and our business in a way that protects our reputation for fairness and honesty. Consistent with these principles, in our Global Code of Ethics and Business Conduct, our Global Anti-Corruption Policy and our Political Contribution, Expenditure and Activity Policy, we have established the policies and practices described below with respect to political contributions and other public policy matters.

Political Contributions and Expenditures

We do not use corporate funds or resources for direct contributions to federal political candidates, parties or campaigns, other than occasional de minimis use of our property, such as using a conference room. Corporate resources include non-financial donations, such as the use of our property in a political campaign or our employees’ use of work time and telephones to solicit for a political cause or candidate.

Promotion of Company Interests

We do not have a political action committee. However, we may advocate a position, express a view or take other appropriate action with respect to legislative or political matters affecting our company or our interests. We may also ask our employees to make personal contact with governmental officials or to write letters to present our position on specific issues. Any such advocacy is done in compliance with applicable laws and regulations.

Political Activities by Company Personnel

We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in the campaigns of, the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities, making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, on their own time and at their own expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing our company in such activities.

Relationships with Government Officials

Our directors, officers and employees may not maintain any relationship or take any action with respect to public officials that could impugn our integrity or reputation. In particular, our directors, officers and employees may not offer, promise or give anything of value, including payments, entertainment and gifts, to any government official, employee, agent or other intermediary of the United States government or any domestic or foreign government.

2019 PROXY STATEMENT	26

OUR EXECUTIVE OFFICERS

Set forth below is certain biographical information about our executive officers.
Ages shown for all executive officers are as of the date of the 2019 Annual Meeting.

Age: 59

PETER J. BULGARELLI

Mr. Bulgarelli is our Executive Vice President, Office and serves as President and Chief Executive Officer of our subsidiary, Lillibridge Healthcare Services ("LHS"). He is responsible for the Company's growing integrated Office platform which combines the LHS Medical Office Building and the university-based Research and Innovation portfolios. Mr. Bulgarelli joined Ventas in 2018 following a successful 28-year career at Jones Lang LaSalle, Inc., a global professional services firm specializing in real estate, most recently leading their industry focused businesses including life sciences, higher education, healthcare and public institutions. Mr. Bulgarelli serves on the boards of PMB Real Estate Services and Ardent Health Services. He is a member of the Urban Land Institute Healthcare and Life Sciences Council, and recently served as Chair of the Chicago Board of the American Diabetes Association.

Chairman and Chief Executive Officer

Age: 61

DEBRA A. CAFARO

Ms. Cafaro has been our Chief Executive Officer and a director since 1999 and Chairman of the Board since 2003. She also served as our President from 1999 to November 2010. She is the Chair of the Real Estate Roundtable and serves on the Executive Committee of the Board of the Economic Club of Chicago. She is an owner and member of the Management Committee of the Pittsburgh Penguins, a National Hockey League team. Ms. Cafaro is also a member of the Boards of University of Chicago, Chicago Infrastructure Trust, Executives' Club of Chicago, Chicago Symphony Orchestra and World Business Chicago. To honor her contributions to her industries, she received the Industry Leadership Award from the National Association of Real Estate Investment Trusts (NAREIT), where she previously served as Chair, and was inducted into the ASHA (American Seniors Housing Association) Senior Living Hall of Fame. She currently serves on the Board of Directors of PNC Financial Services Group Inc. (NYSE: PNC) and previously served on the Board of Directors of the Weyerhaeuser Company (NYSE: WY) from 2007-2016. She is a member of the Business Council.

Executive Vice President and Chief Investment Officer

Age: 47

JOHN D. COBB

Mr. Cobb has been our Executive Vice President, Chief Investment Officer since March 2013, after serving as our Senior Vice President, Chief Investment Officer from 2010 to March 2013. Prior to that, Mr. Cobb was a President and Chief Executive Officer of Senior Lifestyle Corporation, where he led the strategic direction of a 9,000+ unit retirement company with over 3,400 employees. Prior to that, he held various positions with GE Healthcare Financial Services, a division of General Electric Capital Corporation, which is a subsidiary of General Electric Corporation, with the last being Senior Managing Director, where he led a team focused on debt and equity investments in healthcare real estate totaling over $9 billion. Mr. Cobb has served as a member of the Board of Directors of the National Investment Center for the Seniors Housing & Care Industry. He is currently a member of the Executive Board of the American Seniors Housing Association.

2019 PROXY STATEMENT	27

Executive Vice President and Chief Financial Officer

Age: 51

ROBERT F. PROBST

Mr. Probst has been our Executive Vice President and Chief Financial Officer since October 2014 and previously served as our Acting Chief Accounting Officer from October 2014 to September 2015. Prior to joining us, Mr. Probst served as senior vice president and chief financial officer of Beam Inc., a global spirits distributor, from its inception as an independent, S&P 500 company in October 2011 to its sale to Suntory Holdings Limited in May 2014. Prior to that, he served as senior vice president and chief financial officer of Beam Global Spirits & Wine, Inc., playing a key role in establishing the former unit of Fortune Brands, Inc. as a standalone publicly-traded company. Mr. Probst serves on the boards of the Chicago Botanic Garden and Camp Kesem, as well as the advisory board of the Duke University Financial Economics program. He was named 2018 Public Company CFO of the Year by FEI (Financial Executives International) Chicago.

Age: 61

T. RICHARD RINEY

Mr. Riney has been our Executive Vice President and General Counsel since 1998, was named our Chief Administrative Officer in 2007, has served as our Corporate Secretary since August 2015 and previously served as our Corporate Secretary from 1998 to 2012. Mr. Riney also serves as our Ethics and Compliance Officer. From 1996 to 1998, he served as Transactions Counsel for our predecessor, Vencor, Inc. Prior to that, Mr. Riney practiced law with the law firm of Hirn, Reed & Harper, where his areas of concentration were real estate and corporate finance. Mr. Riney serves on the Centre College Board of Trustees. He is admitted to the Bar in Kentucky and is a member of the National Association of Real Estate Investment Trusts (“NAREIT”).

2019 PROXY STATEMENT	28

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2018 Form 10-K.

COMPENSATION COMMITTEE

Richard I. Gilchrist, Chair
Roxanne M. Martino
James D. Shelton

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, objectives and programs, the compensation decisions made under those programs and the factors considered by our Compensation Board Members in making those decisions. The CD&A focuses on the compensation of our Named Executive Officers for 2018, who were:

Name	Title
Debra A. Cafaro	Chairman and Chief Executive Officer
Robert F. Probst	Executive Vice President and Chief Financial Officer
John D. Cobb	Executive Vice President and Chief Investment Officer
T. Richard Riney	Executive Vice President, Chief Administrative Officer, General Counsel and Ethics and Compliance Officer
Peter J. Bulgarelli	Executive Vice President, Office; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.

As in previous years, we awarded compensation to our Named Executive Officers for 2018 based on policies that closely link compensation to performance. These policies, in structured combination, generate rewards for achievement of high-level company and individual performance and discourage excessive short-term risk taking. This balance is essential to align management with the long-term interests of our stockholders.

Executive Summary

Our executive compensation program is designed to attract, retain and motivate talented executives, to reward them for the achievement of pre-established company objectives combined with tailored individual goals consistent with our strategic plan and to link compensation to company performance. We compensate executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. A significant percentage of incentive compensation is in the form of equity awards that may be earned, if at all, based on future performance over a period of three years. This structure appropriately focuses our executive officers on the creation of long-term value and encourages prudent risk evaluation.

2019 PROXY STATEMENT	29

2018 Performance

Long-term Outperformance and Balance Sheet Strength

Returns to Stockholders. Our long history of delivering sustained, superior returns to stockholders continued in 2018:

Our 3.4% TSR in 2018 outperformed the S&P 500 Index and the MSCI REIT Index by nearly eight percentage points. Our TSR also outperformed the MSCI REIT Index and the FTSE NAREIT Equity Health Care Index for the three-, five- and 10-year periods ended December 31, 2018, demonstrating short- and long-term outperformance during varied economic cycles.

For the period from January 1, 2000 through December 31, 2018 (the 19 full fiscal years of our Chief Executive Officer’s tenure), we delivered compound annual TSR of 23%, dramatically outperforming our peers, the S&P 500 Index and the MSCI REIT Index.

We increased our dividend in 2018, marking our 9th consecutive year of dividend growth.

2019 PROXY STATEMENT	30

Strategic, Financial and Operating Performance.  We delivered exceptional strategic, financial and operating performance in 2018:

Normalized FFO and Same-Store Cash NOI Growth:

Our high quality and diverse portfolio of assets delivered normalized FFO of $4.07 and same-store cash NOI growth of 1.2%;

Effective Balance Sheet Management and Efficient Capital Markets Execution:

Further strengthened our financial condition by refinancing or repaying $3.5 billion of debt, thereby extending our debt maturity profile by 0.7x to 7.0 years and minimizing intermediate-term interest rate exposure, including the renewal and extension of our $900 million term loan at improved pricing, proactive issuance of $1.4 billion in new 10-year senior notes at attractive pricing and effective execution and maintenance of our BBB+ credit rating and strong balance sheet with a 5.6x net debt to adjusted pro forma EBITDA ratio and a fixed charge coverage ratio of 4.6x;

Profitable Dispositions:

Continued our strategic and highly profitable disposition program, harvesting $1.3 billion in proceeds from profitable investments, including the timely receipt of (a) greater than $900 million repayments of well-structured and high unlevered IRR loans and (b) proceeds from the sale of non-core properties at an average 6% yield, redeploying the proceeds into future growth opportunities and improvement of our balance sheet;

Value-Creating Investments:

Made investments of $800 million at a blended 7.5% cash yield to further improve the quality of our portfolio, including an acquisition of a premier independent living seniors housing community located in the appealing Battery Park neighborhood of downtown Manhattan;

Research & Innovation Business Growth:

Elevated and expanded our Research & Innovation Business (grown by 45% since inception) with the nation’s leading research universities and created a $1.5 billion development pipeline consisting of near-term projects with new and existing university relationships;

Successful Operator and Partner Collaborations:

Successful negotiation of collaborative and mutually beneficial arrangements with several of our operators and partners, including lease extensions with Brookdale and a 10-year extension of our exclusive MOB development relationship with PMB, which has nearly 50 years of experience in MOB development with top health systems in the U.S.;

Sustainability, Values, Reputation and Industry Leadership:

Published our high quality and well-received inaugural Corporate Sustainability Report, which provides transparency on our ESG outcomes, actions and policies;

We were named among Fortune’s “World’s Most Admired Companies” and received numerous prestigious awards in 2018 in recognition of our philanthropy, reputation, commitment to superior governance and results, industry leaders, exemplary stewardship and world-class team;

First REIT signatory to the CEO Action for Diversity & Inclusion™ pledge, a cross-industry CEO-driven business commitment to advance diversity and inclusion in the workplace, and unconscious bias training was conducted for all employees;

Established and made public our Vendor Code of Conduct and Human Rights Policy;

Continued to build an industry-leading portfolio of 72 ENERGY STAR Certified buildings and 38 LEED Certified buildings, which includes more than $430 million of investment in 8 active developments pursuing LEED certification and receipt of a broad range of awards and recognitions during the year in REIT space, healthcare industry and among global corporations, including inclusion in the Dow Jones Sustainability Index (attaining top quartile results across ESG metrics among all North American real estate companies), achieving the #1 rank among public Healthcare REITs in the 2018 GRESB Real Estate Assessment on Sustainability and representation in the FTSE4GOOD Sustainability Index Series;

2019 PROXY STATEMENT	31

Identified as a “Winning Company” in the 2020 Women on Boards Gender Diversity Index and a “Corporate Champion” by the Women’s Forum of New York for having an industry-leading 33% female Board of Directors;

Ventas Charitable Foundation contributed greater than $900,000 to 78 organizations in 2018, including our ongoing 5-year, $1 million marquee partnership with the Greater Chicago Food Depository to alleviate senior hunger; and

Greater than 90 percent of requests have been met and in excess of $670,000 given to an Employee Charitable Fund, which provides grants to organizations that are directly nominated by our employees.

The 2018 compensation decisions made by our Compensation Board Members reflected our level of achievement overall with respect to the pre-established measures and goals under our annual cash and long-term equity incentive plans and the individual performance and contributions of our Named Executive Officers to our strong financial and operating performance during the year.

2018 Executive Compensation

In 2018, our compensation decisions again reflected strong alignment between pay and performance. In determining the incentive compensation paid to our Named Executive Officers for 2018, our Compensation Board Members rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans.

2019 PROXY STATEMENT	32

2018 Base Salary.  Following a review of compensation data for peers with substantially similar roles and responsibilities (as described below under “Benchmarking and Comparable Companies”), Messrs. Probst, Cobb and Riney received increases in their base salaries for 2018 to remain near the market median. Because Mr. Bulgarelli joined the Company during 2018, he did not receive a base salary increase for 2018. Ms. Cafaro did not receive a base salary increase for 2018 and her base salary has been flat since 2015.

2018 Annual Cash Incentive Awards.  Cash incentive awards granted to our Named Executive Officers for 2018 performance were earned between the target and maximum levels, ranging from 112% to 174% of their respective target award opportunities, based on our performance with respect to pre-established company financial measures, as further described below in the “Annual Cash Incentive Compensation — Opportunities, Measures and Actual Performance” section.

2018 Long-Term Equity Incentive Awards. Our Named Executive Officers received long-term equity incentive awards in 2018 that were consistent with the 2017 awards issued under our newly-redesigned forward-looking long-term equity incentive plan. The 60% pRSU component may be earned, if at all, based on performance against the specified performance criteria from January 1, 2018 through December 31, 2020. The 40% time-based RSU component of the program vests in equal one-third increments beginning on the first anniversary of the grant date. Full details of our long-term equity incentive plan are further described below in the “Long-Term Equity Incentive Compensation — Opportunities, Measures and Performance” section.

Pay-for-Performance Alignment

The graph below illustrates our long-term pay-for-performance alignment by comparing our Chief Executive Officer’s total direct compensation to our TSR performance (indexed to a 2013 base year) for each of the past five years.

“Total Direct Compensation” includes, for the applicable year, base salary, actual annual cash incentive awards earned, the value of long-term equity incentive awards earned or granted (as applicable) and “All Other Compensation” as reported in the Summary Compensation Table. This graph differs from compensation reported in the 2018 Summary Compensation Table in the following respects:

For 2013-2016, the period during which our backward-looking plan was in effect, the graph aligns the value of long-term equity incentive awards with the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2017 for 2016 performance are shown in the graph above as 2016 compensation), consistent with the manner in which our Compensation Board Members evaluated compensation and pay-for-performance under the previous backward-looking plan for our Named Executive Officers.

2019 PROXY STATEMENT	33

For 2017 and 2018, the first years our new forward-looking long-term equity incentive plan was in effect, we report the grant date fair value (approximating target level of performance) of the pRSUs granted in 2017 and 2018 that may be earned, if at all, based on performance relative to performance goals measured from January 1, 2017 through December 31, 2019 and January 1, 2018 through December 31, 2020, respectively. Actual payouts will occur in 2020 and 2021, respectively, and will range from 0% - 220% of the target value.

The 2017 figure excludes one-time time-based restricted stock unit (“RSU”) transition awards received by certain of our Named Executive Officers, which were designed to partially mitigate the impact of a reduction in the realized pay for our Named Executive Officers in 2018 and 2019 resulting from the transition from a backward-looking long-term equity incentive plan to a forward-looking plan because the new forward-looking awards do not pay out, if at all, until 2020 and later. These awards are excluded because they were one-time in nature, did not recur in 2018 or 2019 and the Compensation Committee does not view these awards as a continuing feature of the long-term equity incentive plan.

Compensation Policies and Practices—Good Governance

Consistent with our commitment to strong corporate governance and responsiveness to our stockholders, our Board maintained the following compensation policies and practices in 2018 to drive performance and serve our stockholders’ long-term interests:

Balance: The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards that contain a blend of metrics promoting responsible growth and risk management.

Capped Opportunity: Our Named Executive Officers’ incentive award opportunities are capped, and the value of their awards is determined based on the Compensation Committee’s or the independent Board members’ assessment of performance with respect to multiple performance measures, including relative TSR, that promote stockholder value.

Retention: The long-term equity incentive awards granted to our Named Executive Officers measure future performance over a three-year period to enhance retention and alignment with long-term stockholder value.

Peer Companies: The competitiveness of our executive compensation program is assessed by comparison to the median of a group of peer companies that are comparable to us in terms of enterprise value, market capitalization and total assets.

Independence: Our Compensation Committee is comprised solely of independent directors and annually engages an independent compensation consultant to advise on matters related to our executive compensation program.

Change of Control: Our employment agreements and all forward-looking equity award agreements with executive officers do not provide single-trigger change of control benefits, and we prohibit new tax gross-up arrangements under our anti-tax gross-up policy. Only one of our Named Executive Officers has a legacy agreement with a tax gross-up provision.

Stock Ownership Guidelines: We maintain meaningful stock ownership guidelines for our executive officers and non-employee directors that promote a long-term stockholder perspective.

Risk Review: Our Compensation Committee annually reviews and assesses the potential risks of our compensation policies and practices for all employees.

Clawback Policy: Our recoupment policy enables our Board to “claw back” incentive compensation in the event of a financial restatement.

Limited Perquisites: Our executive officers receive limited perquisites and other personal benefits that are not otherwise generally available to all of our employees.

No Pledging or Hedging: Our Amended and Restated Securities Trading Policy (“Securities Trading Policy”) prohibits our executive officers and directors from engaging in derivative and other hedging transactions in our securities and restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the prior approval of the Audit Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2018).

2019 PROXY STATEMENT	34

PROACTIVE INVESTOR OUTREACH

Investor outreach and maintaining open lines of communication with our stockholder are critical components of our executive compensation and corporate governance programs. We regularly solicit feedback from and engage in robust discussions with our investor in an effort to ensure we are being responsive to our stockholder and keeping abreast of best practices.

Recently, we gained valuable insight from engaging with our stockholders on a consistent basis before, during and after we redesigned our long-term equity incentive compensation plan in 2017, Below is a summary of these recent efforts:

2019 PROXY STATEMENT	35

Based on these discussions, we learned that our stockholders generally:

approve of the overall structure of our executive compensation program and diversity of goals, particularly our use of balanced metrics of growth, risk management and capital structure to mitigate risk and promote responsible, sustained long-term growth;

approve of our implementation of the executive compensation program, the factors considered and the decisions made under the program;

approve of our proxy disclosures regarding our executive compensation program and corporate governance best practices;

support our pay-for-performance alignment; and

endorse our corporate governance practices.

2016-2017 Responsiveness to Constructive Feedback

We have also received constructive feedback from our investors. After careful consideration of this feedback, we have made significant and responsive modifications to our executive compensation program, beginning with the 2017 compensation cycle.

The key features of our current program are consistent with the feedback we received from our largest stockholders, as described in further detail below in the section entitled, “Long-Term Equity Incentive Compensation — Opportunities, Measures and Performance.” We believe this redesigned program enhances alignment of pay and performance, is responsive to investor feedback and provides simpler, clear objectives, while achieving our goals of attracting, retaining and motivating talented executives and rewarding superior performance in the context of our business risk environment.

2019 PROXY STATEMENT	36

Following initial disclosure of the compensation program redesign in our 2017 Proxy Statement, these changes were well-received by our investors and we received support from more than 95% of our stockholders with respect to our 2017 advisory vote on our Named Executive Officers’ compensation.

2018 Responsiveness to Constructive Feedback

We received support from nearly 60% of our stockholders with respect to our 2018 advisory vote on our Named Executive Officers’ compensation. In response to this advisory vote on our Named Executive Officers’ compensation, together with our Compensation Committee Chair, we continued our extensive stockholder outreach program to a significant number of our largest investors in 2018 and 2019.

We received varied and diverse constructive feedback from our investors during our 2018 and 2019 outreach programs. Some common themes were the following:

2019 PROXY STATEMENT	37

Objectives of Our Compensation Program

We recognize that effective compensation strategies are critical to recruiting, incentivizing and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. Accordingly, our compensation program is designed to achieve the following primary objectives:

attract, retain and motivate talented executives;

reward performance that meets or exceeds pre-established company and tailored individual goals consistent with our strategic plan, while maintaining alignment with stockholders;

provide balanced incentives that discourage excessive risk-taking;

retain sufficient flexibility to permit our executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;

evaluate performance by balancing consideration of those measures that management can directly and significantly influence with market forces that management cannot control (such as monetary policy and interest rate expectations), but that impact stockholder value;

encourage executives to become and remain long-term stockholders of our company; and

maintain compensation and corporate governance practices that support our goal to deliver sustained, superior returns to stockholders.

We align the interests of our executive officers and stockholders by maintaining a performance- and achievement-oriented environment that provides executives with the opportunity to earn market-competitive levels of cash and equity compensation for strong performance measured against key strategic, financial and operating goals that create long-term stockholder value.

Benchmarking and Comparable Companies

For 2018 benchmarking purposes, SBCG provided our Compensation Board Members with comparative market data on compensation practices and programs based on its analysis of a group of peer companies (the “Comparable Companies”) and provided guidance on compensation trends and best practices. Using this market data, SBCG advised the Compensation Board Members and made recommendations with respect to program design and setting base salaries and incentive award opportunity levels for our Named Executive Officers for 2018.

In determining 2018 compensation targets for our Named Executive Officers, our Compensation Committee, in consultation with SBCG, considered the competitive positioning of our executive compensation levels relative to compensation data for the Comparable Companies with respect to the following components of pay: base salary; total annual compensation (base salary plus annual incentive awards); long-term equity incentives (annualized expected value of long-term equity incentive awards) and total direct compensation (base salary plus annual incentive awards and annualized expected value of long-term equity incentive awards). Consistent with our compensation philosophy, our Compensation Committee reviewed each element of pay in the context of the Comparable Companies, but targeted approximately the median of the Comparable Companies on an overall, total direct compensation basis, subject to adjustment based on the unique skills, expertise and individual contributions of each Named Executive Officer. Our 2018 executive compensation program was designed to deliver compensation levels above or below these targets if performance exceeded or failed to achieve the goals established for the annual cash and long-term equity incentive awards. We believe this methodology is appropriate for our operating style and reflects the need to attract, retain and stretch top executive talent.

The group of Comparable Companies consists of large-cap REITs in our healthcare sector and different sectors (such as office, retail and lodging), but otherwise similar to us in terms of FFO. Based on SBCG’s advice, the Compensation Committee refined and simplified its approach to setting the peer group in 2018 by generally including all publicly-traded REITs with enterprise values of more than $20 billion and having total assets of more than $10 billion, irrespective of direct business fit. This change resulted in Digital Realty Trust, Inc., Realty Income Corp. and Weyerhaeuser Co. being added to the existing 15-company peer group set.

The Compensation Committee believes this updated approach will result in a more predictable and consistent peer group consisting of companies within our same industry, while maintaining focus on companies comparable to us in terms of size and talent.

2019 PROXY STATEMENT	38

2018 Comparable Companies
American Tower Corp.	AvalonBay Communities, Inc.
Boston Properties, Inc.	Crown Castle International Corp.
Digital Realty Trust, Inc.	Equinix, Inc.
Equity Residential	GGP Inc.
HCP, Inc.	Prologis, Inc.
Public Storage, Inc.	Realty Income Corp.
Simon Property Group, Inc.	SL Green Realty Group, Inc.
The Macerich Company	Vornado Realty Trust, Inc.
Welltower, Inc.	Weyerhaeuser Co.

2019 Comparable Companies

In August 2018, the Compensation Committee and SBCG examined the 2018 peer group and concluded that the 18 Comparable Companies identified above continued to be an appropriate mix of companies comparable to us in terms of size and talent. The Compensation Committee utilized the same Comparable Companies for purposes of setting 2019 compensation. GGP Inc. was acquired by Brookfield Property REIT Inc. effective August 28, 2018.

Compensation Mix

Our executive compensation philosophy promotes a compensation mix that emphasizes variable pay and long-term stockholder value. We believe that an emphasis on incentive compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of long-term value rather than only short-term results, and encourages prudent evaluation of risks. Accordingly, our compensation structure is designed such that a significant portion of Named Executive Officers’ total direct compensation is in the form of equity awards. Under our forward-looking long-term equity incentive plan, equity awards will be earned and vest based on future performance over a period of three years from the grant date.

The following chart lays out our 2018 compensation program for our Named Executive Officers and shows our Chief Executive Officer’s base salary, target annual cash incentive compensation and target long-term equity incentive compensation as a percentage of her target total direct compensation for 2018. Ms. Cafaro’s target total direct compensation reflects a heavy weight on long-term equity incentive compensation because our Compensation Board Members believe that, due to her leadership role as our Chief Executive Officer, her compensation structure should reflect significant alignment with our stockholders.

2019 PROXY STATEMENT	39

Elements of Our Compensation Program

For 2018, the compensation provided to our executive officers consisted of the same elements generally available to our non-executive officers: base salary; annual cash incentive compensation; long-term equity incentive compensation; and other perquisites and benefits.

Base Salary

The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the Comparable Companies, but may deviate from this target based on an individual’s sustained performance, contributions, leadership, experience, expertise and specific roles within our company as compared to the benchmark data. Our Compensation Committee reviews base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities. The Compensation Committee also considers the success of each executive officer in developing and executing our strategic plans, exercising leadership and creating stockholder value.

In determining 2018 base salaries for our Named Executive Officers, our Compensation Board Members analyzed base salary information of the Comparable Companies contained in a report prepared by SBCG. Although the Compensation Board Members periodically consider information from REIT industry and other compensation surveys, they place primary emphasis on publicly-available data from the Comparable Companies’ proxy statements and other SEC filings, which is more detailed by individual executive officer position than the data typically provided in compensation surveys.

The Compensation Board Members kept Ms. Cafaro’s base salary in 2018 at the same level it has been since 2015. For 2018, as part of a continuing effort to maintain our Named Executive Officers’ total direct compensation opportunities approximately at the median of our peer group, our Compensation Board Members approved the following base salary levels for our Named Executive Officers:

	Base Salary		Year-Over-Year % Change
	2017	2018
Debra A. Cafaro	$ 1,075,000	$ 1,075,000	0%
Robert F. Probst	615,000	627,300	2.0%
John D. Cobb	605,000	626,175	3.5%
T. Richard Riney	560,000	571,200	2.0%
Peter J. Bulgarelli	—	450,000	—

At these levels, the Compensation Board Members considered each Named Executive Officer’s 2018 base salary to continue to be within the competitive range given each individual’s unique skills, expertise and individual contributions. Mr. Bulgarelli was not eligible to receive a base salary increase in 2018 because he commenced employment with the Company during 2018.

For the fourth consecutive year, the Compensation Board Members did not increase Ms. Cafaro’s base salary in 2019 and her base salary has remained flat since 2015. For 2019, our Compensation Board Members approved the following base salary increases for certain of our Named Executive Officers (other than Ms. Cafaro):

	Base Salary		Year-Over-Year % Change
	2018	2019
Debra A. Cafaro	$ 1,075,000	$ 1,075,000	0%
Robert F. Probst	627,300	646,119	3.0%
John D. Cobb	626,175	644,960	3.0%
T. Richard Riney	571,200	576,912	1.0%
Peter J. Bulgarelli	450,000	468,000	4.0%

At these levels, the Compensation Board Members considered each Named Executive Officer’s base salary to be within the competitive range given each individual’s unique skills, expertise and individual contributions.

2019 PROXY STATEMENT	40

Annual Cash Incentive Compensation — Opportunities, Measures and Actual Performance

We provide our Named Executive Officers with an annual opportunity to earn cash incentive awards for the achievement of pre-established company financial goals and tailored individual objectives. At the beginning of each performance year, our Compensation Board Members approve specific performance measures, goals and weightings and an award opportunity range (expressed as multiples of base salary and corresponding to threshold, target and maximum levels of performance) for each Named Executive Officer.

Cash incentive awards granted to our Named Executive Officers for 2018 performance were earned between the target and maximum levels, ranging from 112% to 174% of their respective target award opportunities. We achieved maximum performance for normalized FFO, fixed charge coverage and debt reduction/refinancing (each goal as further described below) that together accounted for 65% of the award opportunity (or 25% in the case of Mr. Bulgarelli). Performance with respect to MOB operations financial metrics, which accounted for 25% of Mr. Bulgarelli’s 2018 annual cash incentive award opportunity, finished below threshold on a combined basis for this portion of his award. With respect to the tailored individual objectives that accounted for the remaining 35% of the award opportunity (or 50% in the case of Mr. Bulgarelli for his initial partial year of employment with the Company), our Compensation Board Members determined that each Named Executive Officer achieved above target performance, in recognition of each Named Executive Officers’ achievement of his or her tailored individual goals and contribution to our success.

2018 Award Opportunities.  In January 2018, our Compensation Board Members approved the 2018 annual cash incentive award opportunities for our Named Executive Officers other than Mr. Bulgarelli, whose 2018 annual cash incentive award opportunity was approved in connection with his commencement of employment on April 9, 2018. The 2018 annual cash incentive award opportunities for all of our other Named Executive Officers remained unchanged from 2017 opportunities.

Ms. Cafaro’s annual cash incentive opportunity structure has greater leverage and a wider range of outcomes than the structures of our other Named Executive Officers in support of the view that the Chief Executive Officer’s compensation should be more strongly aligned with stockholders than our other executive officers.

2018 Performance Measures and Results.  Below is a summary of the annual cash incentive plan measures and goals approved by our Compensation Board Members, the relative weighting for each performance measure, the reasons why we consider each performance measure to be an important component of our pay-for-performance philosophy, and our results with respect to those measures. Consistent with our compensation philosophy, the 2018 annual cash incentive plan measures and goals were determined taking into consideration our strategic plan and were designed to be challenging, but balanced and also discourage excessive risk-taking. Although these performance measures focus on shorter-term results, they have a counterbalancing effect on each other. They incentivize our Named Executive Officers to effectively meet rapidly changing market and business conditions and make appropriate business adjustments that benefit the long-term interests of our stockholders. For 2018 only, Mr. Bulgarelli’s individual performance component was more heavily weighted because he began his employment on April 9, 2018 and therefore could not drive performance for the Company and Office segment for the full year. As discussed below, Mr. Bulgarelli’s 2019 goal weightings were adjusted to align with our traditional performance measure weightings for a Named Executive Officer with his responsibilities.

In the first quarter of the year following the performance year, each Named Executive Officer’s performance is carefully evaluated with respect to the applicable pre-established measures and goals to determine the earned value of the individual’s annual cash incentive award, if any, within the established award opportunity range.

2019 PROXY STATEMENT	41

Normalized FFO Per Share
Normalized FFO per share, excluding non-cash items,
for the year ended December 31, 2018

Weighting: 40% (15% for Mr. Bulgarelli)

Goals:

Threshold	$3.95
Target	$4.00
Maximum	$4.05

Why does this measure matter?  FFO is a common measure of operating performance for REITs because it excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization, to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT’s FFO can have a significant impact on the trading price of its common stock and, therefore, its TSR. Normalized FFO is the main measure the Company uses in its publicly-reported earnings and is defined as FFO excluding certain items, such as non-cash income tax items and deal costs/expenses. Though these goals represented a slight reduction from 2017 normalized FFO per share, the goals aligned with our public guidance and the Compensation Committee believed they were appropriately challenging in the current economic and interest rate environment for healthcare REITs. In setting the threshold, target and maximum performance levels, the Compensation Committee considers the Company’s business model, growth rates of peers, size, and the asset classes in which it operates, as well as the desired tradeoffs between growth in FFO per share and maintaining an appropriate risk profile through sound investments.

Result:  Achieved Maximum Performance Goal. Our 2018 normalized FFO per diluted share was $4.07. The variance between our actual results and our pre-established goals was largely due to actions led by our Named Executive Officers, principally our property NOI growth and well-structured, profitable investments, including Ardent Health Services, Inc. (“Ardent”) and Brookdale.

2019 PROXY STATEMENT	42

Fixed Charge Coverage (Year End)
Fixed charge coverage ratio as of December 31, 2018

Weighting: 10% (4% for Mr. Bulgarelli)

Goals:

Threshold	3.75x
Target	4.00x
Maximum	4.25x

Why does this measure matter?  Fixed charge coverage ratio reflects the strength of our balance sheet and our ability to generate sufficient cash flow to meet our debt obligations and continue to pay or increase our dividend. A strong ratio of EBITDA-generation compared to fixed payment obligations—one element of our comprehensive risk management program—is especially important for REITs, which are dividend-paying and required to distribute to stockholders a substantial portion of their annual taxable net income. By maintaining a high fixed charge coverage ratio, we are able to preserve and enhance stockholder value. Even if our EBITDA declines in times of economic cycles or other impacts to our cash flows, high coverage of cash flow to fixed obligations should enable us to generate sufficient free cash flow to meet our fixed obligations such as principal and interest payments and at the same time be able to maintain and even increase our dividend, which is an important component of our value proposition (total return) to stockholders. Strong fixed charge coverage also enables us to maintain a strong BBB or better credit rating, which enhances our cost of capital (a critical component of our continued investment strategy) and provides us with more consistent access to the debt capital markets even during periods of capital market disruption. We take a balanced approach to fixed charge coverage by maintaining a strong coverage ratio, while avoiding suboptimal capitalization from an unnecessarily high ratio.

In a rising interest rate environment, merely maintaining a stable fixed charge coverage results in effectively outperforming the prior year’s goals. In addition to this inherent tightening of the goals and in light of our history of strong fixed charge coverage performance, the 2018 goals were increased by 25 basis points at each of the threshold, target and maximum levels relative to our 2017 goals in order to further enhance their rigor.

Result:  Achieved Maximum Performance Goal. As of December 31, 2018, our fixed charge coverage ratio was 4.6x. The variance between our actual results and our pre-established goals was largely due to actions led by our Named Executive Officers, including efficient capital markets execution, total debt reduction, effective management of sources and uses, hedging strategies and disciplined and consistent balance sheet management.

Debt Reduction/Refinancing
Reduction in Principal from Refinancing or Repayment of 2018-2021 Debt Maturities through December 31, 2018

Weighting: 15% (6% for Mr. Bulgarelli)

Goals:

Threshold	$1 billion
Target	$1.75 billion
Maximum	$2.5 billion

Why does this measure matter?  Debt reduction/refinancing replaced liquidity coverage ratio as a metric for 2018 because a primary focus for our business in 2018 was managing and reducing intermediate-term interest rate risk by reducing or repaying significant 2018-2021 debt maturities, which could have imposed higher interest costs on the Company, particularly in the event of potentially unfavorable capital markets conditions.

Result:  Achieved Maximum Performance Goal. As of December 31, 2018, we refinanced or repaid $3.5 billion of our 2018-2021 debt maturities. The variance between our actual results and our pre-established goals was largely due to actions led by our Named Executive Officers, including careful management of our debt maturities and effective and opportunistic repayment and refinancing thereof.

2019 PROXY STATEMENT	43

Lillibridge Financial Performance (Year End)

Same-Store Cash NOI, Same-Store Occupancy and Bad Debt for the year ended December 31, 2018

Weighting: 25% for Mr. Bulgarelli

Goals:*

MOB Measure	Achievement	Goal	Weighting
Same-Store MOB Cash NOI	Threshold	1.0%	40%
	Target	1.5%
	Maximum	2.0%
Same-Store Occupancy	Threshold	91.0%	30%
	Target	91.5%
	Maximum	92.0%
Non-Same Store MOB Cash NOI	Threshold	$36.62 million	10%
	Target	$37.59 million
	Maximum	$38.55 million
Cash Leasing Spread	Threshold	-1.0%	10%
	Target	0.0%
	Maximum	1.0%
FAD Capital Expenditures	Threshold	≤ $55.0 million	10%
	Target	≤ $53.5 million
	Maximum	≤ $52.0 million

* Certain of these goals were established for certain pools of assets and used certain definitions in place on January 1, 2018; they may differ from other reported same-store pools of assets based on asset sales and intended sales, and/or market definitions.

Why do these measures matter?  These goals are important measures of the MOB business’s ability to generate internal organic growth and maximize the productivity of these assets.

Result:  Below Threshold on a Combined Basis. As of December 31, 2018, Lillibridge achieved (i) same-store cash NOI of less than 1.0%, which was below the threshold level, (ii) same-store occupancy of 91.6%, which was slightly above the target level, (iii) non-same store MOB cash NOI of $38.2 million, which was between the target and maximum levels, (iv) a cash leasing spread of less than (1.0)%, which was below the threshold level and (v) FAD Capital Expenditures of less than $52 million, which was above the maximum level.

2019 PROXY STATEMENT	44

Individual Performance
Individual performance under management
objectives established for each Named Executive Officer

Weighting: 35% (50% for Mr. Bulgarelli)

Goals:

Individual objectives relate to areas of special emphasis within the executive’s particular responsibilities and duties, such as achieving certain cost, NOI or revenue targets, or achieving other extraordinary or unusual accomplishments or contributions, in light of our business risk environment.

Why does this measure matter?  A review of each Named Executive Officer’s annual accomplishments enables our Compensation Board Members to evaluate the specific contributions of the Named Executive Officer to our success and more closely link pay to performance.

Result:  Between Target and Maximum Performance. Each of our Named Executive Officers achieved between target and maximum performance with respect to his or her tailored individual objectives. The significant accomplishments considered by our Compensation Board Members in determining the individual performance component of our Named Executive Officers’ 2018 annual cash incentive awards are summarized below.

Name	Accomplishments
Debra A. Cafaro	✓
Drove delivery of 3.4% TSR in 2018, outperforming the S&P 500 Index and the MSCI REIT Index by nearly eight percentage points and the MSCI REIT Index and the FTSE NAREIT Equity Health Care Index for the three-, five- and 10-year periods ended December 31, 2018.

	✓	Oversaw the delivery of strong financial results, including: a. normalized FFO of $4.07 and b. same-store cash NOI growth of 1.2%.
✓
Oversaw improved financial strength and flexibility, and management of intermediate term interest rate and maturity schedule risk, including:
a.    5.6x net debt to adjusted pro forma EBITDA,
b.    4.6x fixed charge coverage and
c.    refinancing/repayment of $3.5 billion of debt, including issuance of $1.4 billion in 10 year fixed senior notes and renewal and extension of our $900 million term loan at improved pricing.

✓
Continued emphasis on portfolio reshaping and quality enhancement through:
a.   the timely receipt of (i) greater than $900 million repayments of well-structured and high unlevered IRR loans and (ii) proceeds from the sale of non-core properties at an average 6% yield, and
b.   redeployment of proceeds into future growth opportunities and improvement of our balance sheet.

✓
Oversaw strategy evolution with focus on high quality university-based Research & Innovation business, and other key initiatives geared toward growth and strength. Utilized extensive networks and external policy contacts to inform Ventas strategy and investments.

	✓	Retained and motivated excellent team, including recruitment and onboarding of new Office leader. Emphasized performance, positive culture, cohesion and forward focus on growth and financial strength.
✓
Oversaw successful negotiation of collaborative and mutually beneficial arrangements with several of our operators and partners, including Brookdale lease amendments, Kindred “go private” and a 10-year extension of our exclusive MOB development relationship with PMB, which has nearly 50 years of experience in MOB development with top health systems in the U.S.

✓
Elevated our ESG efforts and profile, including issuance of our high quality and well-received inaugural Corporate Sustainability Report, being the first REIT signatory to the CEO Action for Diversity & Inclusion™ pledge, being identified as a “Winning Company” in the 2020 Women on Boards Gender Diversity Index and a “Corporate Champion” by the Women’s Forum of New York for having an industry-leading 33% female Board of Directors, inclusion in the Dow Jones Sustainability Index (attaining top quartile results across ESG metrics among all North American real estate companies), achieving the #1 rank among public Healthcare REITs in the 2018 GRESB Real Estate Assessment on Sustainability, recipient of the NAREIT Health Care “Leader in the Light” Award for the third time and representation in the FTSE4GOOD Sustainability Index Series.

✓
Earned numerous prestigious recognitions, including being named a Top 100 CEOs in the World by the Harvard Business Review (1 of only 18 named five consecutive years), 100 Most Influential People in Healthcare by Modern Healthcare (four years) and elected as Chair of Real Estate Roundtable by leaders in the industry.

2019 PROXY STATEMENT	45

Robert F. Probst	✓	Drove the delivery of strong financial results through careful management of Company resources, including: a. normalized FFO of $4.07 and b. same-store cash NOI growth of 1.2%.
✓
Oversaw improved financial strength and flexibility, and management of intermediate term interest rate and maturity schedule risk, including:
a.    5.6x net debt to adjusted pro forma EBITDA,
b.    4.6x fixed charge coverage and
c.    refinancing/repayment of $3.5 billion of debt, including issuance of $1.4 billion in 10 year fixed senior notes and renewal and extension of our $900 million term loan at improved pricing.

	✓	Built enhanced teams in IT, Finance and Senior Living Asset Management and recruited and onboarded internal and external top talent and significantly upgraded capabilities.
	✓	Outstanding external communication with stakeholders, especially regarding senior housing market conditions.
	✓	Improved capital expenditures management and accounting functions.
	✓	Significant investment in senior housing data analytics and resources to provide insight generation and enhanced decision-making capabilities.
✓
Led strategic process to evolve firm strategy with significant contributions in senior housing thought leadership and developing our competitive position and growth opportunities in our university-based Research & Innovation business.

	✓	Recognized as the 2018 Chicago Public Company CFO of the Year by the Financial Executives International Chicago Chapter.
John D. Cobb	✓
Led team to make $800 million of attractive, value-creating investments at a blended 7.5% cash yield, including an acquisition of a premier independent living seniors housing community located in the appealing Battery Park neighborhood of downtown Manhattan.

✓
Effective oversight and management of active development and redevelopment projects across all asset classes, including continued growth in our university-based Research & Innovation business with significant developments and acquisitions (grown by 45% since inception with a strong pipeline of opportunities). Built and accelerated a strong pipeline of Research & Innovation projects.

✓
Received $1.3 billion in disposition proceeds and loan repayments, including timely receipt of (a) greater than $900 million repayments of well-structured and high unlevered IRR loans and (b) proceeds from the sale of non-core properties at an average 6% yield.

✓
Key role in negotiating mutually beneficial arrangements with several of our operators to protect stockholder value and foster positive customer relationships, including lease amendments with Brookdale and a 10-year extension of our exclusive MOB development relationship with PMB, which has nearly 50 years of experience in MOB development with top health systems in the U.S.

	✓	Reorganized Investments team to enhance focus on Research & Innovation and other targeted business segments.
	✓	Created and oversaw team to evaluate Chicago office space market.
	✓	Effective transition of assets to Eclipse Senior Living, a newly formed operator, on an accelerated timeline.
T. Richard Riney	✓	Led and managed all legal aspects of investments, divestitures and collaborative and mutually beneficial arrangements with several of our operators.
	✓	Improved and streamlined risk management review function.
	✓	Drove superior same-store cash NOI growth in triple-net healthcare business.
	✓	Reorganized triple-net healthcare team and improved talent.
	✓	Implemented customer-focused process initiatives to enhance the triple-net customer experience.
	✓	Optimized risk management through key improvements to our policies and procedures, including improved enterprise risk management program.
	✓	Enhanced company-wide Integrity and Compliance program.
Peter J. Bulgarelli	✓	Decisively and effectively assumed management of our growing Office segment.
	✓	Increased leasing focus and tenant retention within MOB segment, resulting in record leasing volume. Efficiently controlled operating expenses.
	✓	Implemented customer relationship management program and another initiatives to drive customer satisfaction.
	✓	Enhanced data analytics capabilities.
	✓	Restaffed Office asset management and FP&A functions and streamlined reporting processes.
	✓	Became initial executive sponsor of newly created Asset Management Leadership Council.
	✓	Served on Ardent board during crucial time of IPO preparation and decision-making.

2019 PROXY STATEMENT	46

2018 Earned Awards.  Based on the performance summarized above, in January 2019, our Compensation Board Members approved 2018 cash incentive awards between the target and maximum levels, ranging from 112% to 174% of our Named Executive Officers’ respective target award opportunities, as set forth in the table below:

Named Executive Officer	Threshold Opportunity	Target Opportunity	Maximum Opportunity	Actual Payout
Debra A. Cafaro	$ 1,290,000	$ 2,150,000	$ 3,870,000	$ 3,749,600
Robert F. Probst	784,125	1,097,775	1,568,250	1,518,850
John D. Cobb	782,719	1,095,806	1,565,438	1,516,126
T. Richard Riney	714,000	999,600	1,428,000	1,338,036
Peter J. Bulgarelli	450,000	675,000	900,000	752,824[1]

1 Mr. Bulgarelli’s 2018 annual cash incentive award was guaranteed at no less than the target level for 2018 only because he began his employment on April 9, 2018 and therefore could not drive performance for the Company and Office segment for the full year. However, Mr. Bulgarelli earned an award in excess of the target level for 2018.

The dollar value of each Named Executive Officer’s award is set forth in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table.

2019 Award Opportunities.  In December 2018 and January 2019, our Compensation Board Members approved the 2019 annual cash incentive award opportunities for our Named Executive Officers. The 2019 annual cash incentive award opportunities as a percentage of base salary for all Named Executive Officers remained unchanged from 2018 opportunities.

Our Compensation Board Members approved one change to the performance goals for the 2019 annual cash incentive award program as compared to 2018, replacing the debt repayment or refinancing goal with Research & Innovation Development Growth, consistent with our strategic plan for 2019 to focus on developing this significant pipeline of opportunities. All annual cash incentive award weightings remained the same for 2019 (including Research & Innovation Development Growth at 15%), except that Mr. Bulgarelli’s 2019 annual incentive award opportunity will be based 30% on performance relative to Ventas corporate goals, 35% on performance relative to the Office segment and 35% on his individual performance (to match the annual incentive award opportunity weightings applicable to the other Named Executive Officers for his first full year of employment with the Company). In response to investor feedback, we retained the fixed charge coverage ratio goal but further increased the difficulty of the goals for the second consecutive year.

Long-Term Equity Incentive Compensation — Opportunities, Measures and Performance

Our Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should be in the form of long-term equity incentive compensation. While the annual cash incentive plan rewards management actions that positively impact short- and mid-term performance, equity incentive awards encourage management to create and sustain stockholder value over longer periods because their value is directly attributable to changes in the price of our common stock over time. In addition, equity awards promote management retention because their full value cannot be realized until vesting occurs, which generally requires continued employment for multiple years. At the beginning of each performance year, our Compensation Board Members approve specific performance measures, goals and weightings and an award opportunity range (expressed as multiples of base salary and corresponding to threshold, target and maximum levels of performance) for each Named Executive Officer.

2019 PROXY STATEMENT	47

2018 Plan Design

In response to constructive feedback on our executive compensation program and corporate governance provided to us by our largest stockholders, we redesigned our long-term incentive compensation program in 2017, switching from a backward-looking plan to a forward-looking plan. With minor adjustments to weightings, we continued the use of this forward-looking plan structure for our 2018-2020 awards:

Our long-term equity incentive compensation program emphasizes our commitment to aligning pay and performance, retaining and motivating talented executives and rewarding superior performance without incentivizing undue risk-taking. In addition, our program is consistent with our overall strategy of targeting the total direct compensation of our Named Executive Officers at approximately the market median, subject to adjustment based on the unique skills, expertise and individual contributions of each Named Executive Officer. The key features of the 2018 program are summarized below.

Forward-Looking Rather than Retrospective. The 2018 long-term equity incentive compensation program is prospective instead of retrospective. Performance-based awards will be earned at a higher or lower level (including zero payout) based on future performance, rather than being granted following the satisfaction of specified performance goals.

No Qualitative or Discretionary Goals. Consistent with investor feedback, qualitative or discretionary goals, which comprised 50% of the award opportunity under the program prior to 2017, are completely eliminated.

Three-Year Measurement Periods. All performance-based award performance periods are three years.

Significant Performance-Based Component. The aggregate target award value for each Named Executive Officer in 2018 is allocated such that 60% of the value is performance-based, in the form of pRSUs, and 40% of the value is time-based RSUs. As further described below, the weighting of our CEO’s 2019 long-term equity incentive award tied to performance was increased from 60% to 70% and the dollar value and weighting of the time-based portion was decreased from 40% to 30%.

Balanced Mix of Performance Metrics; Substantial Relative TSR Metric Weighting. 44% of the overall award opportunity under the 2018 program (and 73.3% of the pRSU award component) may be earned based on two relative TSR metrics. Consistent with our investors’ strong preference for the maintenance of a risk mitigation metric, 16% of the overall award opportunity (and 26.7% of the pRSU component) may be earned based on the three-year average of the ratio of the Company’s net debt to adjusted pro forma EBITDA.

Three-Year Vesting Period. Time-based RSUs will vest in equal installments on each of the first three anniversaries of the grant date to promote retention, generally subject to the Named Executive Officer’s continued employment with the Company on each such date. No portion of the RSUs will be vested as of the grant date. PRSUs vest at the end of the three-year performance period.

Double-Trigger Vesting. All awards granted under the 2018 program are subject to double-trigger vesting upon the consummation of a change of control.

Dividends Paid on pRSUs when Earned, if at All. Dividend equivalents are accrued and paid on our Named Executive Officers’ pRSUs if and to the extent pRSUs are earned based on performance during the applicable performance period, generally subject to the Named Executive Officer’s continued employment through the end of the applicable performance period.

2019 PROXY STATEMENT	48

2018 Performance Goals. For 2018, pRSUs may be earned, if it all, based on the Company’s three-year performance from January 1, 2018 through December 31, 2020 in relation to the following three performance goals.

Three Year Relative TSR Compared to the MSCI REIT Index
Our TSR from January 1, 2018 through December 31, 2020
relative to the TSR of the MSCI REIT Index for the same period

Weighting: 36.7% of pRSU Component (22% of Overall Award Opportunity)

Goals:

Below Threshold (No Payout)	Below - 500 basis points
Threshold	- 500 basis points
Target	Equal to Index
Maximum	+ 500 basis points

Why does this measure matter?  TSR is the most direct measure of our creation and preservation of stockholder value. The MSCI REIT Index is comprised of small, mid and large cap REITs across a diverse set of industries and therefore represents an appropriate index against which we should compare our long-term TSR performance and reward our Named Executive Officers for superior performance.

Three Year Relative TSR Compared to the FTSE NAREIT Equity Health Care Index
Our TSR from January 1, 2018 through December 31, 2020
relative to the TSR of the FTSE NAREIT Equity Health Care Index for the same period

Weighting: 36.7% of pRSU Component (22% of Overall Award Opportunity)

Goals:

Below Threshold (No Payout)	Below - 500 basis points
Threshold	- 500 basis points
Target	Equal to Index
Maximum	+ 500 basis points

Why does this measure matter?  TSR is the most direct measure of our creation and preservation of stockholder value. The FTSE NAREIT Equity Health Care Index is comprised of all healthcare REITs and therefore represents an appropriate index against which we should compare our long-term TSR performance and reward our Named Executive Officers for superior performance.

Three Year Reported Net Debt to Adjusted Pro Forma EBITDA
Reported Net Debt to Adjusted Pro Forma EBITDA from January 1, 2018 through December 31, 2020
(Simple Average of 12 Quarter-Ends)

Weighting: 26.7% of pRSU Component (16% of Overall Award Opportunity)

Why does this measure matter?  Reported Net Debt to Adjusted Pro Forma EBITDA reflects the strength of our balance sheet and our ability to generate sufficient cash flow earnings to meet our debt obligations. Our commitment to financial strength and flexibility—of which Reported Net Debt to Adjusted Pro Forma EBITDA is a key measure and an important element of our comprehensive risk management program—is especially important for REITs, which are required to distribute to stockholders a substantial portion of their annual taxable net income. By maintaining such financial strength, we are able to preserve and enhance stockholder value. First, during recessionary economic cycles or other impacts to our EBITDA, a strong Reported Net Debt to Adjusted Pro Forma EBITDA enables us to weather downturns and continue to meet our debt obligations without impairing stockholder capital through dilutive equity offerings or distressed asset sales. In addition, this financial strength enables us to create stockholder value by enabling us to be opportunistic as we continue to execute on our acquisition and investment strategy. It also enables us to maintain a strong BBB or better credit rating, which enhances our cost of capital (a critical component of our continued investment strategy) and provides us with more consistent access to the debt capital markets even during periods of capital market disruption. We seek to maintain a strong Reported Net Debt to Adjusted Pro Forma EBITDA ratio, while avoiding suboptimal capitalization from an unnecessarily low ratio. This measure is balanced with our normalized FFO/share growth metric to incent prudent growth while managing risk.

2019 PROXY STATEMENT	49

Form and Amount of 2018 Awards. Our 2018 long-term equity incentive plan consisted of two components: (i) pRSUs, which comprise 60% of the regular award opportunity and (ii) time-based RSUs, which comprise 40% of the regular award opportunity. As further described below, the weighting of our CEO’s 2019 long-term equity incentive award tied to performance was increased from 60% to 70% and the dollar value and weighting of the time-based portion was decreased from 40% to 30%.

In accordance with SEC reporting rules, the dollar value of each Named Executive Officer’s 2018 forward-looking equity awards is reported as 2018 compensation in the “Stock Awards” columns of the 2018 Summary Compensation Table in this Proxy Statement (including pRSU awards reported at the Target level), even though (i) the awards, if earned at all, may vest at a higher or lower amount (including zero for below threshold performance) and the stock price may vary at vesting from the grant date price and (ii) the relevant performance period for pRSUs will conclude at the end of 2020 and no portion of the 2018 time-based RSUs vested in 2018.

2018 pRSUs

The range of pRSU payouts is 0% - 220% of target for Ms. Cafaro and 0% - 180% for the other Named Executive Officers. Ms. Cafaro received pRSUs with a target award opportunity of 464% of her base salary with threshold and maximum award opportunities of 26% of target and 201% of target, respectively. Each Named Executive Officer other than Ms. Cafaro received pRSUs with target award opportunities ranging from 150% - 285% of their base salaries, with threshold and maximum award opportunities of 33% of target and 180% of target, respectively. The table below sets forth each Named Executive Officer’s award opportunity, which was determined by dividing the award dollar amount approved by our Compensation Board Members by the closing price of our stock on the grant date:

Named Executive Officer	Threshold pRSUs	Target pRSUs	Maximum pRSUs
Debra A. Cafaro	23,492	89,157	179,513
Robert F. Probst	10,662	31,987	57,690
John D. Cobb	10,643	31,930	57,587
T. Richard Riney	7,665	22,995	41,391
Peter J. Bulgarelli	4,516	13,549	24,390

These awards will be earned, if at all, based on the Company’s performance from January 1, 2018 through December 31, 2020 in relation to the preestablished performance goals described above. Dividends will be accrued on pRSU awards and will be paid if and to the extent pRSUs are earned and ultimately pay out to award recipients.

These pRSUs are intended to reward long-term performance, strengthen our pay for performance linkage with our stockholders and enhance retention of our Named Executive Officers.

2018 Time-Based RSUs

The grant date value of the time-based RSU component was equal to 309% of Ms. Cafaro’s base salary and ranged from 100% to 190% of each other Named Executive Officer’s base salary.

Named Executive Officer	Time-Based RSUs
Debra A. Cafaro	59,438
Robert F. Probst	21,325
John D. Cobb	21,287
T. Richard Riney	15,330
Peter J. Bulgarelli	9,034

One third of the time-based RSUs will vest on each of the first three anniversaries of the grant date, generally subject to the Named Executive Officer’s continued employment with the Company on each such date.

2019 PROXY STATEMENT	50

These time-based awards are intended to enhance retention among our Named Executive Officers. Dividends are paid on time-based awards in the same manner as paid to all of our stockholders.

2019 Award Opportunities.  In response to investor feedback, we made changes to our 2019 long-term equity incentive program. Our Compensation Board Members increased the weighting of Ms. Cafaro’s 2019 long-term equity incentive award tied to performance from 60% to 70% and decreased the dollar value and weighting of the time-based portion from 40% to 30%. In addition, as compared to 2018, we decreased Ms. Cafaro’s threshold long-term equity incentive award opportunity for 2019 from 431% to 393% of her base salary. In doing so, the Compensation Board Members further aligned our Chief Executive Officer’s pay with the Company’s performance.

In December 2018 and January 2019, our Compensation Board Members approved the long-term equity incentive award opportunities for the January 1, 2019 – December 31, 2021 performance period for our Named Executive Officers. The long-term equity incentive award opportunities for 2018 and 2019 are shown in the table below:

Named Executive Officer	2018 Total Award Opportunity			2019 Total Award Opportunity
	Threshold	Target	Maximum	Threshold	Target	Maximum
Debra A. Cafaro	$ 4,635,000	$ 8,305,000	$ 13,355,000	$ 4,229,550	$ 8,775,000	$ 14,978,925
Robert F. Probst	1,787,805	2,979,675	4,416,192	1,841,439	3,069,065	4,542,217
John D. Cobb	1,784,599	2,974,331	4,408,272	1,838,137	3,063,561	4,534,071
T. Richard Riney	1,285,200	2,142,000	3,170,160	1,298,052	2,163,420	3,201,862
Peter J. Bulgarelli	675,000	1,125,000	1,665,000	842,400	1,404,000	2,077,920

As noted above, as compared to 2018, for 2019, Ms. Cafaro received a reduction of $470,000 (range of opportunity decreased from 431% to 393% of base salary) in her threshold long-term equity incentive compensation opportunity and a reduction of $689,500 in her solely time-based RSU award. Her target and maximum long-term equity incentive compensation opportunities, which represent an entirely at-risk portion of her overall compensation, increased from 773% to 816% and 1,242% to 1393% of her base salary, respectively, with the maximum amount increasing primarily because a larger portion of her long-term equity incentive compensation award (70%) is tied to Company performance.

The 2019 long-term equity incentive award opportunities as a percentage of base salary for all Named Executive Officers except Ms. Cafaro and Mr. Bulgarelli remained unchanged from 2018 opportunities. Mr. Bulgarelli’s threshold, target and maximum opportunities were increased from 150%, 250% and 370% of his base salary to 180%, 300% and 444%, respectively, to reflect his excellent 2018 performance and to bring his target total direct compensation closer to the market median.

At these levels, the Compensation Board Members considered each Named Executive Officer’s long-term equity incentive award opportunities to be within the competitive range given each individual’s unique skills, expertise and individual contributions.

The performance goals and proportional weightings for the long-term equity incentive award program otherwise remained unchanged for 2019.

Other Benefits and Perquisites

Our executive compensation program focuses on the elements described above, with extremely limited provision of perquisites. Our Named Executive Officers are generally eligible to participate in the same benefit programs that we offer to other employees, which in 2018 included the following:

health, dental and vision insurance (of which we paid 90% of the premium in 2018);

short-term disability, long-term disability and life insurance coverage (at no cost to the employee); and

participation in a 401(k) plan (to which we made matching contributions up to 3.5% of the employee’s base salary, up to the federal limit, in 2018).

We believe these benefits are competitive with overall market practices. In addition, we provide certain limited perquisites and other benefits to attract and retain superior employees for key positions. The only benefits provided to our Named Executive Officers in 2018 that was not otherwise available to all employees consisted of legacy supplemental disability and life insurance coverage, including reimbursement for taxes relating to that life insurance coverage, for Ms. Cafaro, as well as an opportunity to receive an executive physical medical examination. Our Compensation Committee periodically reviews the perquisites and other personal benefits provided to each Named Executive Officer and has determined that they are consistent with current market practice. Except for the eligibility to participate in, and our matching contributions to, the 401(k) plan, as described above, we do not provide our Named Executive Officers with any retirement benefits.

2019 PROXY STATEMENT	51

Severance Benefits

Our Named Executive Officers are entitled to receive severance benefits under existing agreements upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). Generally, these severance arrangements support executive retention and continuity of management and provide replacement income if an executive is terminated involuntarily other than for cause.

None of our executive officers are entitled to severance benefits solely upon a change of control of our company. Moreover, our Chief Executive Officer is not entitled to any tax gross-ups with respect to payments made in connection with a change of control. Although a long-standing legacy arrangement with Mr. Riney provides a tax gross-up with respect to payments made in connection with a change of control, no such gross-up payment would have been payable to him under the scenarios and assumptions presented under “Potential Payments Upon Termination or Change of Control” in this Proxy Statement. At the time we entered into this arrangement with Mr. Riney, our Compensation Committee considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain Mr. Riney and, based on the market compensation analyses of the Compensation Committee’s independent compensation consultant, to be consistent with then-current competitive market practices. Our Employee Protection and Non-Competition Agreements with Messrs. Probst, Cobb and Bulgarelli do not provide for any tax gross-up payments in connection with a change of control.

In 2013, consistent with our commitment to strong corporate governance and responsiveness to our stockholders, our Board adopted a policy against tax gross-up arrangements, which formalized our existing practice of not entering into new tax gross-up arrangements with our executive officers.

Tax Considerations

Section 162(m) of the Code generally places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to certain covered executive officers. Although we consider the impact of Section 162(m), as well as other tax and accounting consequences, when developing and implementing our executive compensation programs, our Compensation Committee retains flexibility to make compensation decisions that do not meet the requirements for deductibility under Section 162(m) when it considers it appropriate or necessary to do so. In addition, due to ambiguities and uncertainties as to the interpretation and application of Section 162(m) of the Code, no assurances can be given that compensation would satisfy the requirements for deductibility under Section 162(m), even if intended to do so. Accordingly, our Compensation Committee may approve compensation that exceeds the $1 million limit or does not otherwise meet the requirements of Section 162(m).

Voluntary Adoption of Proxy Access

In 2017, our Board voluntarily amended and restated our bylaws to add a proxy access bylaw. Subject to certain requirements, a stockholder, or group of up to 20 stockholders, owning three percent or more of our outstanding common stock continuously for at least three years, may nominate and require us to include in our proxy materials for an annual meeting of stockholders director candidates constituting up to 20% of the Board, rounding down to the nearest whole number, but not less than two directors.

Minimum Share Ownership Guidelines for Executive Officers

Our minimum share ownership guidelines require each executive officer to maintain a minimum equity investment in our company based upon a multiple (six times in the case of the Chief Executive Officer and three times in the case of all other executive officers) of his or her base salary at the time his or her compliance with the guidelines is evaluated. Each executive officer must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines and, until that time, must retain at least 60% of the shares of our common stock granted to the executive officer or purchased by the executive officer through the exercise of stock options. The independent members of our Board annually review each executive officer’s compliance with the guidelines as of July 1. All of our executive officers (other than Mr. Bulgarelli, who is still subject to the transition period) are currently in compliance with the minimum share ownership guidelines. Except as described above, our minimum share ownership guidelines and our 2012 Incentive Plan do not specify a minimum holding period for stock options, restricted stock or other equity grants.

2019 PROXY STATEMENT	52

Recoupment Policy

The Board has adopted a Policy for Recoupment of Incentive Compensation that allows us to recapture amounts paid to our executive officers under certain circumstances. Under this policy, our Compensation Committee may require an executive officer to repay all or a portion of any excess cash or equity incentive compensation he or she received during the preceding three-year period if the incentive compensation was based on achieving certain financial results that were later required to be restated due to our material noncompliance with any financial reporting requirement.

Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review our recoupment policy and make any changes necessary to comply with the final rules.

Anti-Hedging and Pledging Policy

Our Amended and Restated Securities Trading Policy prohibits our directors, executive officers and employees from engaging in derivative and other hedging transactions in our securities and restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the approval of our Audit Committee. No executive officer or director pledged or held our securities in margin accounts at any time during 2018.

2019 PROXY STATEMENT	53

Compensation Tables

2018 Summary Compensation Table

The following table sets forth the compensation awarded or paid to, or earned by, each of our Named Executive Officers during 2018, 2017 and 2016 (except for Mr. Bulgarelli, who was not a Named Executive Officer in 2016 or 2017). Due to the way our previous backward-looking equity incentive program was structured, the 2017 and 2016 rows include equity incentive awards that were granted in each such year but that were earned for performance in 2016 and 2015, respectively.

For more information regarding the total direct compensation earned by our Named Executive Officers for 2018 performance, see “Compensation Discussion and Analysis—Executive Summary” above.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Debra A. Cafaro Chairman of the Board and Chief Executive Officer	2018	$1,075,000	$ —	$ 8,211,805	$ —	$ 3,749,600	$ 79,797	$ 13,116,202
	2017	1,075,000	—	17,385,196	3,530,299	3,199,200	64,912	25,254,607
	2016	1,075,000	—	2,918,592	2,415,093	3,196,190	61,148	9,666,023
Robert F. Probst Executive Vice President and Chief Financial Officer	2018	627,300	—	2,838,860	—	1,518,850	10,591	4,995,601
	2017	615,000	—	5,647,649	973,955	1,357,613	10,080	8,604,297
	2016	592,000	—	791,466	654,928	1,289,228	9,369	3,336,991
John D. Cobb Executive Vice President and Chief Investment Officer	2018	626,175	—	2,833,802	—	1,516,126	14,250	4,990,353
	2017	605,000	—	5,502,415	906,278	1,335,538	10,080	8,359,311
	2016	541,000	—	730,522	604,494	1,216,033	9,369	3,101,418
T. Richard Riney Executive Vice President, Chief Administrative Officer, General Counsel and Ethics and Compliance Officer	2018	571,200	—	2,040,801	—	1,338,036	12,397	3,962,434
	2017	560,000	—	4,436,973	890,050	1,221,500	12,222	7,120,745
	2016	541,000	—	699,808	579,090	1,178,163	9,369	3,007,430
Peter J. Bulgarelli Executive Vice President, Office; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc. (5)	2018	329,178	675,000	979,000	—	77,824	4,318	2,065,320

(1)
The amount shown in the Bonus column for Mr. Bulgarelli represents the payment of his minimum guaranteed annual cash incentive for 2018 only (his target annual cash incentive amount), pursuant to the terms of his offer of employment.

(2)
The amounts shown in the Stock Awards column for 2018 reflect the full grant date fair value of the 2018 pRSUs and the 2018 time-based RSUs, which are calculated pursuant to FASB guidance relating to fair value provisions for share-based payments. See Note 12 of the Notes to Consolidated Financial Statements included in the 2018 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value. For further information on these awards, see the 2018 Grants of Plan-Based Awards Table and 2018 Outstanding Equity Awards at Fiscal Year-End Table in this Proxy Statement. These grant date award values, including the maximum potential value of pRSUs as of the grant date, are shown below.

Name	Time-Based RSUs	pRSUs (at Target)	Total Grant Date Fair Value	Maximum Value of pRSUs
Debra A. Cafaro	$ 3,321,990	$ 4,889,815	$ 8,211,805	$ 9,845,391
Robert F. Probst	1,191,854	1,647,006	2,838,860	2,970,459
John D. Cobb	1,189,730	1,644,072	2,833,802	2,965,158
T. Richard Riney	856,794	1,184,007	2,040,801	2,131,219
Peter J. Bulgarelli	449,984	529,016	979,000	952,299

(3)
The amounts shown in the Non-Equity Incentive Plan Compensation column reflect annual cash incentive awards earned by our Named Executive Officers for performance in 2018, 2017 and 2016. For Mr. Bulgarelli, this amount includes only the amount he earned in excess of his minimum guaranteed bonus for 2018 only.

(4)
The amounts shown in the All Other Compensation column for 2018 include supplemental disability insurance premiums (in the amount of $57,913) and supplemental life insurance premiums paid on behalf of Ms. Cafaro; group term life insurance premiums paid on behalf of our Named Executive Officers; reimbursement for the payment of taxes relating to such group term life insurance for Ms. Cafaro (in the amount of $2,333); our matching contributions to the Named Executive Officers’ 401(k) plan accounts (in the amount of $9,625 for each Named Executive Officer other than Mr. Bulgarelli, who received $3,039); and, for Mr. Cobb only, an executive physical medical examination (in the amount of $3,995).

(5)	Mr. Bulgarelli commenced employment with the Company on April 9, 2018.

2019 PROXY STATEMENT	54

2018 Grants of Plan-Based Awards Table

The following table provides additional information relating to grants of plan-based awards made to our Named Executive Officers during 2018:

									All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated future payouts under equity incentive plan awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Debra A. Cafaro	—	(2)	$1,290,000	$2,150,000	$3,870,000	—	—	—	—	$ —
	1/24/2018	(3)	—	—	—	23,492	89,157	179,513	—	4,889,815
	1/24/2018	(4)	—	—	—	—	—	—	59,438	3,321,990
Robert F. Probst	—	(2)	784,125	1,097,775	1,568,250	—	—	—	—	—
	1/24/2018	(3)	—	—	—	10,662	31,987	57,690	—	1,647,006
	1/24/2018	(4)	—	—	—	—	—	—	21,325	1,191,854
John D. Cobb	—	(2)	782,719	1,095,806	1,565,438	—	—	—	—	—
	1/24/2018	(3)	—	—	—	10,643	31,930	57,587	—	1,644,072
	1/24/2018	(4)	—	—	—	—	—	—	21,287	1,189,730
T. Richard Riney	—	(2)	714,000	999,600	1,428,000	—	—	—	—	—
	1/24/2018	(3)	—	—	—	7,665	22,995	41,391	—	1,184,007
	1/24/2018	(4)	—	—	—	—	—	—	15,330	856,794
Peter J. Bulgarelli	—	(2)	450,000	675,000	900,000	—	—	—	—	—
	4/9/2018	(3)	—	—	—	4,516	13,549	24,390	—	529,016
	4/9/2018	(4)	—	—	—	—	—	—	9,034	449,984

(1)
The amounts shown reflect the full grant date fair value of the awards calculated pursuant to FASB guidance regarding fair value provisions for share-based payments. See Note 12 of the Notes to Consolidated Financial Statements included in our 2018 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value.

(2)
The amounts shown represent each Named Executive Officer’s threshold, target and maximum annual cash incentive opportunities for performance in 2018. These opportunities were approved by our Compensation Board Members in January 2018 (and March 2018 in the case of Mr. Bulgarelli). The actual amount of each Named Executive Officer’s award is based on the achievement of certain performance measures as discussed in our CD&A. The annual cash incentive awards earned by our Named Executive Officers for performance in 2018 were paid during the first quarter of 2019. Such earned awards are shown in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table.

(3)
The amounts shown represent our Named Executive Officer’s threshold, target and maximum pRSU award opportunities for performance from January 1, 2018 – December 31, 2020. These opportunities were approved by our Compensation Board Members in January 2018 (and March 2018 in the case of Mr. Bulgarelli). The actual amount of each Named Executive Officer’s earned pRSUs, if any, will be based on the achievement of certain performance measures as discussed in our CD&A.

(4)
The amounts shown reflect time-based RSUs granted to our Named Executive Officers as part of the forward-looking long-term equity incentive plan for 2018. These shares vest in three equal annual installments, with the first installment vesting on the first anniversary of the date of grant.

2019 PROXY STATEMENT	55

2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding equity-based awards granted to our Named Executive Officers that were outstanding at December 31, 2018:

	Option Awards (1)				Stock Awards (1)
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (3) (#)	Market Value of Shares or Units That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Debra A. Cafaro	204,248	—	$ 45.00	1/24/2021	—	$ —	—	$ —
	216,906	—	46.88	1/18/2022	—	—	—	—
	208,802	—	55.50	1/23/2023	—	—	—	—
	421,756	—	51.85	1/29/2024	—	—	—	—
	377,758	—	65.94	1/21/2025	—	—	—	—
	123,870	—	53.79	1/27/2026	—	—	—	—
	123,870	—	65.45	5/4/2026	—	—	—	—
	123,870	—	73.71	8/3/2026	—	—	—	—
	123,870	—	63.24	11/2/2026	—	—	—	—
	448,720	224,359	62.22	1/18/2027	—	—	—	—
	—	—	—	—	163,987	9,607,998	344,170	21,493,510
Robert F. Probst	26,083	—	65.94	1/21/2025	—	—	—	—
	33,592	—	53.79	1/27/2026	—	—	—	—
	33,591	—	65.45	5/4/2026	—	—	—	—
	33,591	—	73.71	8/3/2026	—	—	—	—
	33,591	—	63.24	11/2/2026	—	—	—	—
	123,795	61,897	62.22	1/18/2027	—	—	—	—
	—	—	—	—	56,425	3,305,941	102,169	6,366,774
John D. Cobb	28,724	—	59.21	3/8/2023	—	—	—	—
	26,634	—	51.85	1/29/2024	—	—	—	—
	78,753	—	65.94	1/21/2025	—	—	—	—
	31,005	—	53.79	1/27/2026	—	—	—	—
	31,005	—	65.45	5/4/2026	—	—	—	—
	31,004	—	73.71	8/3/2026	—	—	—	—
	31,004	—	63.24	11/2/2026	—	—	—	—
	115,193	57,596	62.22	1/18/2027	—	—	—	—
	—	—	—	—	55,661	3,261,178	101,343	6,314,169
T. Richard Riney	78,844	—	65.94	1/21/2025	—	—	—	—
	29,702	—	53.79	1/27/2026	—	—	—	—
	29,702	—	65.45	5/4/2026	—	—	—	—
	29,701	—	73.71	8/3/2026	—	—	—	—
	29,701	—	63.24	11/2/2026	—	—	—	—
	113,130	56,565	62.22	1/18/2027	—	—	—	—
	—	—	—	—	42,908	2,513,980	73,792	4,599,289
Peter J. Bulgarelli	—	—	—	—	9,034	529,302	24,390	1,486,814

(1)
All awards are reported on a post-spin-off of Care Capital Properties, Inc. (the “Spin-off”) basis in order to reflect the arithmetic adjustment made to outstanding awards as of August 17, 2015, the effective date of the Spin-off, in order to exclude the impact of the Spin-off. The awards granted to our current Named Executive Officers shown in these columns (awards granted as of December 31, 2018) will vest (or have vested) as follows:

2019 PROXY STATEMENT	56

		Ms. Cafaro		Mr. Probst		Mr. Cobb		Mr. Riney		Mr. Bulgarelli
		Options	Shares/Units	Options	Shares/Units	Options	Shares/Units	Options	Shares	Options	Shares/Units
2019	January 18	224,359	87,888	61,897	29,499	57,596	28,864	56,565	23,258
	January 24		19,813		7,109		7,096		5,110
	April 9										3,012
	December 31*		0 - 164,657		0 – 44,479		0 – 43,756		0 – 32,401
2020	January 18		16,661		5,601		5,510		4,320
	January 24		19,813		7,108		7,096		5,110
	April 9										3,011
	December 31*		0 – 179,513		0 – 57,690		0 – 57,587		0 – 41,391		0 – 24,390
2021	January 24		19,812		7,108		7,095		5,110
	April 9										3,011

*
The pRSU awards are reported on this row in a range because pRSUs may be earned, if at all, based on the Company’s performance against preestablished performance goals from January 1, 2017 – December 31, 2019 or January 1, 2018 – December 31, 2020, as applicable. Earned awards, if any, will be paid out in the first quarter of the year following the end of the performance period.

(2)	Outstanding option awards vest in three equal annual installments beginning on the date of grant and expire on the tenth anniversary of the date of grant.

(3)
Outstanding restricted stock awards vest in three equal annual installments beginning on the date of grant and time-based RSUs vest in three equal annual installments beginning on the first anniversary of the date of grant. The one-time transition time-based RSUs granted to certain of our Named Executive Officers vest one-third on the first anniversary of the date of grant and two-thirds on the second anniversary of the date of grant. Our Named Executive Officers are generally entitled to dividends paid on unvested shares of restricted stock and all time-based RSUs.

(4)
For purposes of the table, the market value of restricted stock, time-based RSUs and pRSU awards that have not vested is determined by multiplying the number of shares/units by $58.59, the closing price of our common stock on December 31, 2018.

(5)
Outstanding pRSU awards may be earned and vest, if at all, in a single installment following the end of the applicable three-year performance period the date of grant. The pRSUs are reported at the maximum level because we are required by SEC rules to compare our performance through 2018 under the pRSU grant against the threshold, target and maximum performance levels for the grant and report the applicable potential share number. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if performance through the previous year exceeded target, even by only a modest amount, and even if it is unlikely that we will achieve the results that would dictate the payment of the maximum amount, we are required by SEC rules to report the maximum potential payouts. For the first year of the 2018-2020 performance period, we tracked between the target and maximum levels of performance against the three pRSU performance goals on a combined basis and have accordingly reported the pRSUs at the maximum award level. For the first two years of the 2017-2019 performance period, we tracked between the target and maximum levels of performance against the three pRSU performance goals on a combined basis and have accordingly reported the pRSUs at the maximum award level.

Dividend equivalents are accrued and paid on our Named Executive Officers’ pRSUs if and to the extent pRSUs are earned based on performance during the applicable performance period, generally subject to the Named Executive Officer’s continued employment through the end of the applicable performance period. Thus, the unit amounts reported in the table also include the following accrued dividend equivalents at the maximum level (which are not paid unless and until the performance goals are met with respect to the underlying pRSUs):

	2017-2019 pRSU Dividend Equivalents	2018-2020 pRSU Dividend Equivalents	Total Dividend Equivalents
Ms. Cafaro	$ 903,144	$ 425,446	$ 1,328,589
Mr. Probst	243,967	136,725	380,693
Mr. Cobb	240,002	136,481	376,483
Mr. Riney	177,719	98,097	275,816
Mr. Bulgarelli	—	57,804	57,804

2019 PROXY STATEMENT	57

2018 Options Exercised and Stock Vested Table

The following table sets forth information regarding the value realized by our Named Executive Officers pursuant to the vesting or exercise of equity-based awards during 2018:

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting(2) ($)
Debra A. Cafaro	92,830	1,660,029	84,546	4,624,921
Robert F. Probst	—	—	26,368	1,441,297
John D. Cobb	—	—	25,356	1,385,695
T. Richard Riney	—	—	21,701	1,186,648
Peter J. Bulgarelli	—	—	—	—

(1)
If a Named Executive Officer used share withholding to pay the exercise price of options or to satisfy the tax obligations with respect to the option exercise or the vesting of restricted stock, the number of shares acquired and the value realized were less than the amounts shown.

(2)	The amounts shown in this column reflect the value of the vested shares based on the closing price of our common stock on the vesting dates.

Employment and Severance Agreements with Named Executive Officers

We are party to the following employment and severance agreements with our Named Executive Officers:

a second amended and restated employment agreement with Ms. Cafaro dated March 22, 2011 (the “Cafaro Employment Agreement”);

an offer letter to Mr. Probst dated September 16, 2014, and an employee protection and non-competition agreement with Mr. Probst dated September 16, 2014, as amended (collectively, the “Probst Employee Protection Agreement”);

an employee protection and noncompetition agreement with Mr. Cobb dated October 21, 2013, as amended (the “Cobb Employee Protection Agreement”);

an amended and restated employment agreement with Mr. Riney dated July 31, 1998, as amended (the “Riney Employment Agreement”), and an amended and restated change-in-control severance agreement with Mr. Riney dated March 22, 2011 (the “Riney Severance Agreement”); and

an employee protection and noncompetition agreement with Mr. Bulgarelli dated March 20, 2018 (the “Bulgarelli Employee Protection Agreement”).

Under these agreements, our Named Executive Officers are entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). At the time we entered into each of the agreements, our Compensation Board Members considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain top executives and, generally based on market compensation analyses of the Compensation Committee’s independent compensation consultant, to be consistent with then current competitive market practices. None of the agreements other than the agreement with Mr. Riney provide for any tax gross-up payments in connection with a change of control, and in 2013, consistent with our commitment to strong corporate governance and responsiveness to stockholders, we formalized our existing practice of not entering into new tax gross-up arrangements with our executive officers.

2019 PROXY STATEMENT	58

Cafaro Employment Agreement

The Cafaro Employment Agreement provides Ms. Cafaro with an annual base salary of not less than $915,000 and eligibility to participate in our incentive and other employee benefit plans. The Cafaro Employment Agreement also requires that we provide Ms. Cafaro with $2 million of life insurance coverage and executive disability coverage that would provide annual benefits of at least 100% of her base salary. Under the Cafaro Employment Agreement, the term of Ms. Cafaro’s employment will continue until terminated or the Cafaro Employment Agreement is amended. Upon termination of Ms. Cafaro’s employment for any reason, Ms. Cafaro will be subject to noncompetition and nonsolicitation restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions.

Under the terms of the Cafaro Employment Agreement, Ms. Cafaro is entitled to the benefits summarized below upon the event specified. Under certain circumstances, Ms. Cafaro’s severance payments or other benefits are subject to reduction such that there will be no taxes imposed upon her by Section 4999 of the Code or any similar state or local tax.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• None

Termination Other Than For Cause or With Good Reason (In connection with a Change of Control or otherwise)
• Prorated portion of Target Bonus* for the year of termination
• 3x sum of (x) base salary in effect, plus (y) Target Bonus for the year of termination
• Full vesting of all restricted stock, stock options and other performance-related compensation (assuming maximum individual and company performance)
• Continuation of medical, dental, life and disability insurance benefits for two years
• Outplacement services, including executive office space and an executive secretary, for one year following termination, with an aggregate cost not to exceed $50,000

Death/Disability**
• Prorated portion of Target Bonus for the year of termination
• Continuation of medical and dental insurance benefits for two years (disability only)

*
“Cause” means Ms. Cafaro’s: (1) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (2) willful and material breach of her duties and responsibilities that is directly and materially harmful to our business and reputation and that is committed in bad faith or without reasonable belief that such conduct is in our best interests and, with respect to (2), the Board’s adoption of a resolution by a vote of at least 75% of its members so finding after giving Ms. Cafaro and her attorney an opportunity to be heard.

“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of any class of our outstanding equity securities or the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of March 22, 2011, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; (6) any transaction which is reasonably likely to result in our company ceasing to be a REIT; and (7) any other event that the Board determines constitutes an effective Change of Control.

“Good Reason” means the occurrence of any of the following events: (1) a diminution in Ms. Cafaro’s position, authority, duties or responsibilities as Chief Executive Officer (Ms. Cafaro ceasing to be the chief executive officer of a publicly-traded company following a transaction in which we are a participant will constitute a diminution under this clause (1)); (2) a reduction in Ms. Cafaro’s base salary, maximum annual bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites; (3) our requiring Ms. Cafaro to relocate her principal business office to a location more than 30 miles from her existing office; (4) our failure or refusal to comply with any provision of the Cafaro Employment Agreement; (5) certain events of bankruptcy involving our company; and (6) our failure to obtain the assumption of the Cafaro Employment Agreement by any successor to all or substantially all of our business and/or assets.

“Target Bonus” means the greater of (1) the highest bonus paid to Ms. Cafaro pursuant to our annual incentive plan for any of the three preceding calendar years and (2) the full amount of Ms. Cafaro’s annual bonus, assuming maximum individual and company performance, in respect of service for the year of termination.

**
Certain of Ms. Cafaro’s outstanding backward-looking stock option and restricted stock awards would have vested in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement. However, all forward-looking pRSU, time-based RSU and one-time transition time-based RSUs are “double-trigger” and do not vest solely upon a change of control.

2019 PROXY STATEMENT	59

Employee Protection Agreements for Messrs. Probst, Cobb and Bulgarelli

The Probst Employee Protection Agreement provides Mr. Probst with an initial annual base salary of $575,000, subject to annual review commencing in 2016, and eligibility to participate in our incentive and other employee benefit plans. Upon termination of Messrs. Probst, Cobb or Bulgarelli’s (collectively, the “Executives”) employment for any reason, the Executives will be subject to noncompetition, nonsolicitation and noninterference restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions, except that Mr. Probst’s Employee Protection Agreement was amended in December 2017 to provide for noncompetition restrictions lasting for two years in the event he is terminated without Cause or for Good Reason within one year of a Change in Control (each term as defined in his Employee Protection Agreement). Following a review of competitive market practices, the Employee Protection Agreements for Messrs. Probst and Cobb were also amended in December 2017 to remove the caps on certain cash severance amounts.

Under the terms of the Employee Protection Agreements for the Executives, the Executives are entitled to the benefits summarized below upon the event specified. Under certain circumstances, the Executives’ severance payments or other benefits are subject to reduction such that there will be no taxes imposed upon them by Section 4999 of the Code or any similar state or local tax.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• None

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control)
•    Lump sum payment equal to the sum of base salary as then in effect and Target Annual Bonus* (in the case of Messrs. Probst and Bulgarelli) or Maximum Annual Bonus* (in the case of Mr. Cobb) for the year of termination

• Continuation of medical, dental and vision insurance benefits for up to one year (or lump sum equivalent in cash)

Termination Other Than For Cause or With Good Reason (Within one year of Change of Control)
•    Lump sum payment equal to 2x (in the case of Mr. Probst) or 2.5x (in the case of Messrs. Cobb and Bulgarelli) the sum of base salary as then in effect and Maximum Annual Bonus (in the case of Mr. Probst) or Target Annual Bonus (in the case of Messrs. Cobb and Bulgarelli) for the year of termination

• Continuation of medical, dental and vision insurance benefits for up to two years (or lump sum equivalent in cash)

Death/Disability **
• None

*
“Cause” means the Executive’s: (1) indictment for, conviction of, or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (2) willful or intentional material breach of duties and responsibilities; (3) willful or intentional material misconduct in the performance of duties; or (4) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer.

“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 35% or more of the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of September 30, 2013 (in the case of Messrs. Probst and Cobb) or March 20, 2018 (in the case of Mr. Bulgarelli), together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; or (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries.

“Good Reason” means the occurrence of any of the following events: (1) a material diminution of the Executive’s position, authority or duties; (2) a material reduction in the Executive’s base salary or Target Annual Bonus opportunity; (3) our requiring the Executive to relocate his principal business office to any location that is more than 30 miles from our current Chicago headquarters; or (4) our failure to cause the assumption of the Employee Protection Agreement by any successor to all or substantially all of our business and/or assets, in each case, that is not cured within 30 days after written notice from the Executive.

“Maximum Annual Bonus” means the full amount of the Executive’s annual bonus, assuming maximum individual and company performance.

“Target Annual Bonus” means the Executive’s annual bonus, assuming target individual and company performance.

**
Certain of the Executives’ outstanding backward-looking stock option and restricted stock awards would have vested in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement. However, all forward-looking pRSU, time-based RSU and one-time transition time-based RSUs are “double-trigger” and do not vest solely upon a change of control.

2019 PROXY STATEMENT	60

Riney Employment Agreement and Riney Change of Control Severance Agreement

The Riney Employment Agreement provides Mr. Riney with an annual base salary of not less than $137,000 and eligibility to participate in our incentive and other employee benefit plans. The term of the Riney Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Mr. Riney remains employed by us unless we elect to cease such automatic extension with notice to Mr. Riney. The Riney Employment Agreement will terminate one year following any such notice.

Under the terms of the Riney Employment Agreement and the Riney Severance Agreement, Mr. Riney is entitled to the benefits summarized below upon the event specified. The Riney Employment Agreement and the Riney Severance Agreement provide for a gross-up for any taxes imposed upon him by Section 4999 of the Code, or any similar state or local tax, as a result of any payment or benefits to which he may be entitled under such agreements or any other agreement. Any severance benefits payable to Mr. Riney under the Riney Employment Agreement, including any tax gross-up, cannot be duplicated by any severance benefits payable to Mr. Riney under the Riney Severance Agreement.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• Payment for any excise taxes he may incur as a result of the Change of Control

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control)
•    Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in the Consumer Price Index (“CPI”)) equal to (x) prorated portion of Target Bonus* for the year of termination, plus (y) the sum of base salary as then in effect and Target Bonus for the year of termination

• Credited with one additional year of service for purposes of vesting of restricted stock
• Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Termination Other Than For Cause or With Good Reason (Within two years of Change of Control)
•    Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in CPI) equal to 2x the greater of (a) the sum of (x) base salary and Target Bonus as of the date of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to Mr. Riney for the year of termination, and (b) the sum of (x) base salary and Target Bonus as of the date immediately prior to the effectiveness of the Change of Control, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to him for the year in which the date immediately prior to the effectiveness of the Change of Control occurs

• Continuation of medical, dental, life and disability insurance benefits for two years
• Payment for any excise taxes he may incur as a result of the Change of Control

Death/Disability**
• Prorated portion of Target Bonus for the year of termination

*
“Cause” means Mr. Riney's: (1) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (2) willful and material breach of his duties and responsibilities that is committed in bad faith or without reasonable belief that such conduct is in our best interests and, with respect to (2), the Board’s adoption of a resolution by a vote of at least 75% of its members so finding after giving Mr. Riney and his attorney an opportunity to be heard.

“Good Reason” means the occurrence of any of the following events: (1) the assignment to Mr. Riney of duties substantially of a non-executive or non-managerial nature; (2) an adverse change in Mr. Riney’s status or position as an executive officer, including as a result of a diminution in his duties and responsibilities (other than a change directly attributable to our ceasing to be a publicly owned company); (3) a reduction in Mr. Riney’s base salary, bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites (which reduction, for purposes of the Riney Employment Agreement, is material); (4) our requiring Mr. Riney to relocate his principal business office to a location more than 30 miles from his existing office; and (5) our failure to obtain the assumption of the Riney Employment Agreement by any successor to all or substantially all of our business or assets, in each case, for purposes of the Riney Employment Agreement, that is not cured within 30 days after written notice from Mr. Riney.

“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of May 1, 1998, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (6) any other event that the Board determines constitutes an effective Change of Control.

2019 PROXY STATEMENT	61

“Target Bonus” means the full amount of bonuses and performance compensation that would be payable to Mr. Riney, assuming satisfaction of all performance criteria on which such bonuses and performance compensation are based, in respect of services for the year of termination.

**
Certain of Mr. Riney's outstanding backward-looking stock option and restricted stock awards would have vested in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement. However, all forward-looking pRSU, time-based RSU and one-time transition time-based RSUs are “double-trigger” and do not vest solely upon a change of control.

Potential Payments Upon Termination or Change of Control

The table below reflects the amount of compensation and benefits payable to each Named Executive Officer in the event of:

✓	termination for Cause or without Good Reason;

✓	termination other than for Cause or with Good Reason (“involuntary termination”);

✓	a Change of Control (without any termination of employment);

✓	involuntary termination following a Change of Control; and

✓	death or disability.

The amounts shown are estimates of the amounts that would be paid to the Named Executive Officers assuming the applicable termination and/or Change of Control occurred on December 31, 2018. The actual amounts can be determined only if and when the Named Executive Officer’s employment is terminated or the Change of Control occurs. Receipt of benefits upon termination is subject to the execution of a general release of claims by the Named Executive Officer or his or her beneficiary. Although our employment and severance agreements with our Named Executive Officers (other than Mr. Riney) contain certain restrictive covenants, including noncompetition and nonsolicitation provisions, no specific value to the company has been ascribed to these covenants in the table.

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
Debra A. Cafaro
Prorated portion of Target Bonus for year of termination(2)	$ —	$ 3,870,000	$ —	$ 3,870,000	$ 3,870,000
Payment equal to multiple of base salary in effect at termination(3)	—	3,225,000	—	3,225,000	—
Payment equal to multiple of Target Bonus for year of termination(2)(3)	—	11,610,000	—	11,610,000	—
Vesting of equity awards(4)(5)	—	31,101,508	1,662,140	31,101,508	19,847,032
Continued insurance benefits(6)	—	233,514	—	233,514	52,843
Office space and administrative services	—	50,000	—	50,000	—
Reduction(7)	—	—	—	—	—
Total for Debra A. Cafaro	$ —	$ 50,090,023	$ 1,662,140	$ 50,090,023	$ 23,769,876
Robert F. Probst
Payment equal to multiple of base salary in effect at termination(3)	—	627,300	—	1,254,600	—
Payment equal to multiple of Target Annual Bonus for year of termination(2)(3)	—	1,097,775	—	—	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)	—	—	—	3,136,500	—
Vesting of equity awards(4)(5)	—	3,340,581	458,525	6,839,162	6,839,162
Continued insurance benefits(6)	—	26,569	—	53,138	—
Reduction(7)	—	—	—	(2,233,425)	—
Total for Robert F. Probst	$ —	$ 5,092,225	$ 458,525	$ 9,049,974	$ 6,839,162

2019 PROXY STATEMENT	62

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
John D. Cobb
Payment equal to multiple of base salary in effect at termination(3)	—	$ 626,175	—	$ 1,565,438	—
Payment equal to multiple of Target Annual Bonus for year of termination(2)(3)	—	—	—	2,739,516	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)	—	1,565,438	—	—	—
Vesting of equity awards(4)(5)	—	3,314,570	426,652	6,765,166	6,765,166
Continued insurance benefits(6)	—	26,569	—	53,138	—
Reduction(7)	—	—	—	—	—
Total for John D. Cobb	$ —	$ 5,532,752	$ 426,652	$ 11,123,257	$ 6,765,166
T. Richard Riney
Prorated portion of Target Bonus for year of termination(2)(8)	—	1,428,000	—	—	1,428,000
Payment equal to multiple of base salary in effect at termination(3)(8)	—	571,200	—	1,142,400	—
Payment equal to multiple of Target Bonus for year of termination(2)(3)(8)(9)	—	1,428,000	—	2,522,476	—
Payment equal to multiple of fair market value of maximum restricted stock/RSU grant under LTIP for the year of termination(3)(8)(10)(11)	—	—	—	0	—
Vesting of equity awards(4)(5)	—	2,847,842	419,036	5,069,105	5,069,105
Continued insurance benefits(6)	—	28,735	—	57,470	—
Excise tax gross-up(5)	—	—	—	—	—
Total for T. Richard Riney	$ —	$ 6,303,777	$ 419,036	$ 8,791,451	$ 6,497,105
Peter J. Bulgarelli
Payment equal to multiple of base salary in effect at termination(3)	—	450,000	—	1,125,000	—
Payment equal to multiple of Target Annual Bonus for year of termination(2)(3)	—	675,000	—	1,687,500	—
Vesting of equity awards(4)(5)	—	653,241	—	1,355,249	1,355,249
Continued insurance benefits(6)	—	26,569	—	53,138	—
Reduction(7)	—	—	—	—	—
Total for Peter J. Bulgarelli	$ —	$ 1,804,810	$ —	$ 4,220,887	$ 1,355,249

(1)
Involuntary termination during any time following Change of Control for Ms. Cafaro (the occurrence of a Change of Control does not result in enhanced severance benefits for Ms. Cafaro), involuntary termination within one year of Change of Control for Messrs. Probst, Cobb and Bulgarelli and involuntary termination within two years of Change of Control for Mr. Riney.

(2)
“Target Bonus,” “Target Annual Bonus” or “Maximum Annual Bonus,” as applicable, for each Named Executive Officer is defined above under “Employment and Severance Agreements with Named Executive Officers.”

(3)	Multiples for the Named Executive Officers are as follows:

	Involuntary Termination (without Change of Control)	Involuntary Termination Following Change of Control
Ms. Cafaro	3x	3x
Messrs. Probst and Riney	1x	2x
Messrs. Cobb and Bulgarelli	1x	2.5x

2019 PROXY STATEMENT	63

(4)
The outstanding restricted stock and stock option award agreements under our 2012 Incentive Plan generally provide that, upon a Change of Control or in the event of death, disability or retirement of a participant while employed by us, the stock options underlying the award become immediately exercisable or the restrictions and other conditions pertaining to the shares of restricted stock underlying the award immediately lapse. In the event of involuntary termination, Ms. Cafaro’s restricted stock and stock options would become fully vested and Mr. Riney would be treated as having one additional year of service for purposes of restricted stock vesting.

The outstanding time-based RSU award agreements under our 2012 Incentive Plan (including our one-time transition RSU awards) generally provide that, upon a Qualifying Termination (defined as an involuntary termination within 6 months prior to or 24 months following a Change of Control) or in the event of death, disability or retirement of a participant while employed by us, the restrictions and other conditions pertaining to the RSUs immediately lapse. In the event of involuntary termination in the absence of a Change of Control, Ms. Cafaro’s time-based RSUs would become fully vested and the other Named Executive Officers would be treated as having one additional year of service for purposes of regular (but not one-time transition) time-based RSU vesting. RSU awards do not receive any enhanced vesting solely upon a Change of Control.

The outstanding pRSU award agreements under our 2012 Incentive Plan generally provide that, upon a Qualifying Termination (defined as an involuntary termination within 6 months prior to or 24 months following a Change of Control), Ms. Cafaro would receive full vesting of the pRSUs at the maximum level and the other Named Executive Officers would receive full vesting of the pRSUs at the higher of actual or target performance through the change of control date (table reflects target values).

In the event of death or disability, Ms. Cafaro would receive full vesting of the pRSUs at the higher of actual or target performance through the termination date (table reflects target value) and the other Named Executive Officers would receive full vesting of the pRSUs at the target level.

In the event of retirement while employed by us, Ms. Cafaro would receive full vesting of the pRSUs at the higher of actual or target performance through the retirement date (table reflects target value) unless the retirement occurs after a Change of Control has occurred, in which case Ms. Cafaro would receive full vesting of the pRSUs at the maximum level. The other Named Executive Officers would receive prorated vesting of the pRSUs at the higher of actual or target performance through the retirement date (table reflects target values).

In the event of involuntary termination in the absence of a Change of Control, Ms. Cafaro would receive full vesting of the pRSUs at the maximum level and the other Named Executive Officers would receive prorated vesting of the pRSUs at the higher of actual or target performance through the termination date (table reflects target values).

In the event of a Change of Control in the absence of a Qualifying Termination (or subsequent retirement in the case of Ms. Cafaro only), the pRSU awards convert to time-based awards upon a Change of Control and remain subject to the remaining vesting schedule. Ms. Cafaro’s pRSU awards convert at a level equal to the higher of actual and target performance and the other Named Executive Officers’ pRSU awards convert at a level equal to actual performance through the Change of Control date. Accordingly, we have not reported any pRSU award values in the “Change of Control (without Termination)” column.

All pRSU award figures include the value of accrued dividend equivalents as of December 31, 2018.

Since none of our Named Executive Officers were retirement-eligible as of December 31, 2018, we have not included a “Retirement” column in the table above.

(5)
Assumes a stock price of $58.59, the closing price of our common stock on December 31, 2018. For purposes of the table, the value of vesting of restricted stock, RSUs and pRSUs is determined by multiplying the number of shares/units vesting by $58.59, and the value of vesting of in-the-money stock options is determined by subtracting the stock option exercise price from $58.59 and multiplying by the number of options vesting.

(6)
In the event of her Disability, Ms. Cafaro would receive continued medical and dental premiums for a period of 24 months. In the event of her involuntary termination without Cause or for Good Reason, Ms. Cafaro would receive continued health, dental, life, short-term disability and long-term disability insurance premiums for a period of 24 months. In the event of involuntary termination without Cause or for Good Reason for each of Messrs. Probst, Cobb or Bulgarelli, such individual would receive continued health, dental and vision insurance premiums for a period of 12 months (24 months if such termination occurs within one year of a Change of Control). In the event of his involuntary termination without Cause or for Good Reason, Mr. Riney would receive continued health, dental, life, short-term disability and long-term disability insurance premiums for a period of 12 months (24 months if such termination occurs within two years of a Change of Control).

(7)
Pursuant to the Cafaro Employment Agreement and the Employee Protection Agreements for the Executives, under certain circumstances, payments or benefits to Ms. Cafaro and Messrs. Probst, Cobb and Bulgarelli are subject to reduction such that there will be no taxes imposed upon them by Section 4999 of the Code or any similar state or local tax. The reduction amount in the table above is based on a number of assumptions (including no value being assigned to restrictive covenants such as noncompetition and nonsolicitation provisions), which may ultimately be different at the time of a Change of Control or Qualifying Termination, resulting in corresponding adjustments to the reduction amount.

(8)
Under the Riney Employment Agreement and the Riney Severance Agreement, the amount of certain severance benefits payable to Mr. Riney is limited to a maximum of $3 million, as adjusted annually following the effective date of the applicable agreement to reflect increases in CPI.

(9)
This amount has been reduced from $2,856,000 to $2,522,476 because the total severance due to Mr. Riney under this termination scenario would exceed $3,664,876, which is equal to Mr. Riney’s $3 million severance cap after adjusting for 2007-2017 CPI based on an assumed December 31, 2018 termination date.

(10)
The fair market value of the maximum restricted stock/RSU grant under the long-term equity incentive plan is determined by multiplying the sum of restricted shares, RSUs and pRSUs (deemed earned at the maximum level) granted in 2018 by the closing price of our shares on the assumed change in control date of December 31, 2018.

(11)
This amount has been reduced from $6,646,567 to $0 because the total severance due to Mr. Riney under this termination scenario would exceed $3,664,876, which is equal to Mr. Riney’s $3 million severance cap after adjusting for 2007-2017 CPI based on an assumed December 31, 2018 termination date.

2019 PROXY STATEMENT	64

CEO PAY RATIO

As required by SEC regulations, we are providing information regarding the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For 2018, the median of the annual total compensation of all employees of the Company (other than our CEO) was $96,709 and the annual total compensation of our CEO, as reported in the 2018 Summary Compensation Table above, was $13,116,300. The ratio of our CEO’s 2018 annual total compensation to our median employee’s 2018 annual total compensation is 136 to 1. Our median employee was determined as of December 31, 2018 by selecting the employee, out of all of our employees who were employed on such date, with the median 2018 target total direct compensation (sum of base salary, target annual cash bonus and target equity award).

The pay ratio presented in this Proxy Statement is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on our payroll and employment records and the methodology described above. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2019 PROXY STATEMENT	65

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board believes that the compensation paid to our non-employee directors should be competitive with the Comparable Companies, as well as public companies of similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our stockholders. Accordingly, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Ms. Cafaro, the only member of the Board employed by us, does not receive compensation for her service as a director.

Cash Compensation

The cash compensation paid to, or earned by, our non-employee directors in 2018 was comprised of the following three components:

Board retainer: Each non-employee director received a retainer of $105,000 for each calendar year in which he or she served as a director. The Presiding Director received an additional retainer of $25,000 for each calendar year of service.

Committee retainers: Each member (other than the chair) of the Audit, Compensation and Nominating Committees received a retainer of $20,000, $20,000 and $15,000, respectively, for each calendar year of service as a member of such committee. The chair of the Audit, Compensation and Nominating Committees received a retainer of $25,000, $25,000 and $20,000, respectively, for each calendar year of service as the chair of that committee.

Board and committee meeting fees: Each non-employee director received $1,500 for each Board meeting he or she attended in excess of the eighth Board meeting held during the year, $1,500 for each Audit, Compensation or Nominating Committee meeting he or she attended in excess of the sixth such committee meeting held during the year and $1,500 for each Investment or Executive Committee meeting he or she attended during the year (in each case, including telephonic meetings, unless the meeting was 30 minutes or less).

Pursuant to our Nonemployee Directors’ Deferred Stock Compensation Plan (the “Director Deferred Compensation Plan”), non-employee directors may elect to defer receipt of all or a portion of their cash retainer and meeting fees. Deferred fees are credited to each participating director in the form of stock units, based on the fair market value of our common stock on the deferral date. At the prior election of the participating director, dividend equivalents on the stock units are either paid in cash or credited as additional units. Upon termination of a participating director’s service on the Board, or at such later time as he or she has previously designated, the director’s stock unit account is settled in whole shares of our common stock on a one-for-one basis and distributed either in one lump sum or in installments over a period of not more than ten years, at the director’s prior election. Fractional stock units are paid out in cash.

Equity-Based Compensation

The equity-based compensation paid to our non-employee directors in 2018 consisted of shares of restricted stock or restricted stock units, at the director’s prior election, granted pursuant to our 2012 Incentive Plan as follows:

Each year, our non-employee directors receive shares of restricted stock or restricted stock units, at his or her prior election, having an aggregate value equal to $165,000.

Upon initial election or appointment to the Board, a newly-elected or appointed non-employee director would have received a number of shares of restricted stock having an aggregate value equal to a pro rata portion of $165,000 (determined by reference to the number of days remaining in the annual grant cycle).

Shares of restricted stock and restricted stock units granted to our non-employee directors vest in two equal annual installments. In 2017 we changed our director equity award schedule to more closely align with our typical schedule of director service dates by linking our grant dates with our annual meeting dates. Equity awards are now granted on each annual meeting date and vest 50% on the subsequent annual meeting date and 50% on the next succeeding annual meeting date.

2019 PROXY STATEMENT	66

Review of Non-Employee Director Compensation

Our Nominating Committee is responsible for annually reviewing the amount and types of compensation to be paid to our non-employee directors and recommending any changes to our non-employee director compensation program for approval by our Board. As part of its annual review, the Nominating Committee may consider director compensation information contained in surveys compiled by NAREIT, Spencer Stuart or the National Association of Corporate Directors and may retain an independent compensation consultant to advise it on appropriate director compensation levels.

Following review of market data in March 2018, the Nominating Committee recommended and the Board approved two changes to non-employee director compensation for 2018: (i) beginning April 1, 2018, the annual cash retainer was increased from $90,000 to $105,000 and (ii) beginning with the equity grant awarded at the 2018 Annual Meeting, the annual equity retainer was increased from $150,000 to $165,000.

Following review of market data in March 2019, the Nominating Committee recommended and the Board approved two changes to non-employee director compensation for 2019: (i) beginning April 1, 2019, the annual cash retainer was increased from $105,000 to $110,000 and (ii) beginning with the equity grant awarded at the 2019 Annual Meeting, the annual equity retainer was increased from $165,000 to $175,000.

Minimum Share Ownership Guidelines for Non-Employee Directors

Our minimum share ownership guidelines require each non-employee director to maintain a minimum number of shares of our common stock with a value not less than five times the current annual cash retainer (currently $105,000) paid to such director for service on our Board (excluding, among other things, any additional retainer paid for service as a committee member or committee chair or the Presiding Director). Each non-employee director must satisfy the minimum share ownership levels within five years from the date that he or she first becomes subject to the guidelines (or, upon any increase in the annual cash retainer, within five years from the date of such increase to satisfy the guidelines with respect to such incremental amount) and, until such time, must retain 100% of the shares of our common stock or stock units granted to him or her as compensation minus any shares withheld by the director under our share withholding program to pay taxes on the vesting of shares. Compliance with the guidelines is reviewed on July 1 of each year. All of our non-employee directors are currently in compliance with these guidelines, after taking into consideration the transition period for new directors.

2019 PROXY STATEMENT	67

2018 Non-Employee Director Compensation Table

The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2018:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Melody C. Barnes	128,832	164,985	293,817
Jay M. Gellert	126,187	164,985	291,172
Richard I. Gilchrist	134,896	164,985	299,881
Matthew J. Lustig	104,250	164,985	269,235
Roxanne M. Martino	124,250	164,985	289,235
Walter C. Rakowich	121,250	164,985	286,235
Robert D. Reed	126,250	164,985	291,235
Glenn J. Rufrano (3)	42,953	—	42,953
James D. Shelton	166,250	164,985	331,235

(1)
The amounts shown in the Fees Earned or Paid in Cash column reflect quarterly retainer and meeting fees described above under “—Cash Compensation.” Of the amounts shown in this column, the following directors elected to defer all or a portion of their retainer and meeting fees pursuant to the Director Deferred Compensation Plan described above and were credited with the following stock units: Mr. Gellert, $126,187 or 2,305 units; Mr. Lustig, $104,250 or 1,905 units; Ms. Martino, $124,250 or 2,270 units; Mr. Reed, $126,250 or 2,308 units; Mr. Rufrano, $42,953 or 770 units; and Mr. Shelton, $83,125 or 1,519 units.

(2)
The amounts shown in the Stock Awards column represent the full grant date fair value of shares of restricted stock or restricted stock units (excluding stock units credited in lieu of retainer and meeting fees) granted to each non-employee director in 2018, calculated pursuant to FASB guidance regarding fair value provisions for share-based awards. See Note 12 of the Notes to Consolidated Financial Statements included in our 2018 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value. Directors are generally entitled to dividends paid on unvested shares of restricted stock and dividend equivalents on vested and unvested restricted stock units.

As of December 31, 2018, the aggregate number of unvested shares of restricted stock and restricted stock units and the aggregate number of shares underlying unexercised stock options (all of which are vested) held by each non-employee director were as follows (shown on a post-Spin-off basis):

	Unvested Shares of Restricted Stock and Restricted Stock Units	Shares Underlying Unexercised Vested Stock Options
Ms. Barnes	4,719 shares	0 shares
Mr. Gellert	4,719 shares	17,820 shares
Mr. Gilchrist	4,719 shares	8,934 shares
Mr. Lustig	4,719 shares	9,731 shares
Ms. Martino	4,719 shares	0 shares
Mr. Rakowich	4,719 shares	0 shares
Mr. Reed	4,719 shares	17,820 shares
Mr. Rufrano	0 shares	15,265 shares
Mr. Shelton	4,719 shares	17,820 shares

(3)	Mr. Rufrano did not stand for reelection to the Board at the 2018 Annual Meeting of Directors and therefore terminated his service with the Board effective as of May 14, 2018.

2019 PROXY STATEMENT	68

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to our equity compensation plans as of December 31, 2018:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	4,784,333	$ 59.20	6,592,721
Equity compensation plans not approved by stockholders(2)	83,977	N/A	1,032,282
Total	4,868,310	$ 59.20	7,625,003

(1)
These plans consist of: (a) the Employee and Director Stock Purchase Plan; (b) the 2006 Incentive Plan; (c) the 2006 Stock Plan for Directors; (d) and the 2012 Incentive Plan. As of December 31, 2018, 2,847,426 shares were available for future issuance under the Employee and Director Stock Purchase Plan and 3,745,295 shares were available for grant under the 2012 Incentive Plan. No additional grants are permitted under the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan, the 2006 Incentive Plan or the 2006 Stock Plan for Directors.

(2)	These plans consist of: (a) the Director Deferred Compensation Plan, under which our non-employee directors may receive, in lieu of director fees, units that settle into shares of our common stock on a one-for-one basis; and (b) the Executive Deferred Stock Compensation Plan, under which our executive officers may receive, in lieu of compensation, units that settle into shares of our common stock on a one-for-one basis.

2019 PROXY STATEMENT	69

SECURITIES OWNERSHIP

Directors, Director-Nominees and Executive Officers

Beneficial Ownership of Our Common Stock

The following table shows, as of March 15, 2019, the number of shares of our common stock beneficially owned by each of our directors and director-nominees, each of our Named Executive Officers, and all of our directors, director-nominees and executive officers as a group. For purposes of this table, shares beneficially owned includes shares over which a person has or shares voting power or investment power (whether or not vested). Except as otherwise indicated in the footnotes to the table, the named persons have sole voting and investment power over the shares of our common stock shown as beneficially owned by them. Each named person is deemed to be the beneficial owner of shares of our common stock that may be acquired within 60 days of March 15, 2019 through the exercise of stock options or the settlement of stock units, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person; however, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person. Subject to the preceding sentence, percentages are based on 357,353,468 shares of our common stock outstanding on March 15, 2019.

Name of Beneficial Owner	Vested and Unvested Shares of Common Stock			Shares Subject to Options Exercisable within 60 days		Stock Units That May Be Settled within 60 days		Total Shares of Common Stock Beneficially Owned		Percent of Class
Melody C. Barnes	7,824		+	—	+	—	=	7,824		*
Peter J. Bulgarelli	—		+	—	+	3,012	=	3,012		*
Debra A. Cafaro	645,171	(1)	+	2,529,945	+	—	=	3,175,116	(1)	*
John D. Cobb	50,686		+	430,918	+	—	=	481,604		*
Jay M. Gellert	75,894		+	17,820	+	67,646	=	161,360		*
Richard I. Gilchrist	27,090		+	8,934	+	—	=	36,024		*
Matthew J. Lustig	2,656		+	9,731	+	29,828	=	42,215		*
Roxanne M. Martino	7,541		+	—	+	5,758	=	13,299		*
Robert F. Probst	40,991		+	346,140	+	—	=	387,131		*
Walter C. Rakowich	7,541		+	—	+	—	=	7,541		*
Robert D. Reed	14,913		+	17,820	+	25,278	=	58,011		*
T. Richard Riney	176,972	(2)	+	367,345	+	—	=	544,317	(2)	*
James D. Shelton	12,340		+	17,820	+	27,002	=	57,162		*
All directors, director-nominees and executive officers as a group (13 persons)	1,069,619		+	3,746,473	+	161,215	=	4,974,616		1.4%

*	Less than 1%

(1)	Includes 5,000 shares held in trust for the benefit of Ms. Cafaro’s immediate family, as to which Ms. Cafaro’s spouse is the trustee. Ms. Cafaro disclaims beneficial ownership of these 5,000 shares.

(2)	Includes 1,300 shares held in Mr. Riney’s IRA and 70,000 shares held in trust for the benefit of Mr. Riney’s spouse, as to which Mr. Riney’s spouse is the trustee.

2019 PROXY STATEMENT	70

Director and Executive Officer 10b5-1 Plans

From time to time, certain of our directors and executive officers may adopt non-discretionary, written trading plans that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 plans”). These 10b5-1 plans permit our directors and executive officers to monetize their equity-based compensation in an automatic and non-discretionary manner over time and are generally adopted for estate, tax and financial planning purposes. Our Securities Trading Policy requires preclearance of any 10b5-1 plan by our legal department and provides that directors and executive officers may enter into or modify a 10b5-1 plan only during an open trading window and while not in possession of material non-public information. In addition, our Securities Trading Policy generally prohibits our directors and executive officers from entering into overlapping 10b5-1 plans.

Principal Stockholders

The following table shows, as of March 15, 2019, the number of shares of our common stock beneficially owned by each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	36,732,621	(2)	10.3%
State Street Corporation One Lincoln Street Boston, MA 02111	21,005,400	(3)	5.9%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	45,528,313	(4)	12.8%
Vanguard Specialized Funds—Vanguard Real Estate Index Fund 100 Vanguard Boulevard Malvern, PA 19355	16,969,012	(5)	4.8%

(1)	Percentages are based on 357,353,468 shares of our common stock outstanding on March 15, 2019.

(2)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc., for itself and for certain of its affiliates (collectively, “BlackRock”), on January 31, 2019. BlackRock reported that, as of December 31, 2018, it had sole voting power over 33,594,701 shares of our common stock and sole dispositive power over 36,732,621 shares of our common stock. BlackRock, Inc. is a parent holding company.

(3)
Based solely on information contained in a Schedule 13G filed by State Street Corp., for itself and on behalf of its subsidiaries (collectively, “State Street”), on February 14, 2019. State Street reported that, as of December 31, 2018, it had sole voting and dispositive power over 0 shares of our common stock, shared voting power over 19,009,644 shares of our common stock and shared dispositive power over 21,000,958 shares of our common stock.

(4)
Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on February 11, 2019. Vanguard reported that, as of December 31, 2018, it had sole voting power over 730,470 shares of our common stock, shared voting power over 478,248 shares of our common stock, sole dispositive power over 44,647,893 shares of our common stock and shared dispositive power over 880,420 shares of our common stock. Vanguard is an investment advisor registered under Section 203 of the Investment Advisers Act. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 303,277 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,004,336 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(5)
Based solely on information contained in a Schedule 13G/A filed by Vanguard Specialized Funds—Vanguard Real Estate Index Fund (“Vanguard Real Estate Fund”) on January 31, 2019. Vanguard Real Estate Fund reported that, as of December 31, 2018, it had sole voting power over 16,969,012 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1 under the Exchange Act) and persons who own more than 10% of the outstanding shares of our common stock to file reports of beneficial ownership and changes in such ownership with the SEC. Based solely on our records and on written representations from certain reporting persons, we believe that each person who, at any time during 2018, was a director or officer (as defined in Rule 16a-1 under the Exchange Act) of Ventas or beneficially owned more than 10% of the outstanding shares of our common stock timely filed all reports required to be filed by Section 16(a) of the Exchange Act.

2019 PROXY STATEMENT	71

PROPOSALS REQUIRING YOUR VOTE

Proposal 1: Election of Directors

Nine directors currently serve on our Board and all are standing for reelection at the 2019 Annual Meeting. Under our By-Laws, in uncontested elections (which is the case for the 2019 Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director-nominee and, therefore, will have no effect.

Board Refreshment and Average Director Tenure

Our Nominating Committee monitors the average tenure of our Board members and seeks to achieve a variety of director tenures in order to benefit from long-tenured directors’ institutional knowledge and newly-elected directors’ fresh perspectives. The Nominating Committee and the Board have refreshed and diversified the composition of the Board over the course of the last several years through the departures of 4 directors, including our two longest-tenured directors. Ronald Geary, who was previously our longest tenured director, resigned from the Board during 2015 and Mr. Crocker retired from the Board during 2016. Messrs. Crocker and Geary were replaced by Ms. Martino and Mr. Rakowich during 2016. In addition, Doug Pasquale was not renominated for election at our 2017 Annual Meeting and Glenn Rufrano was not renominated at our 2018 Annual Meeting. The chart below shows the average tenure of our Board members as of the applicable annual meeting dates, assuming all nine directors nominated for election at the 2019 Annual Meeting are elected.

	2016	2017	2018	2019
Average Director Tenure (Years)	7.8	7.5	8.6	9.6
Average Non-Employee Director Tenure (Years)	7.4	6.8	7.8	8.8

Director Skills Matrix

In selecting nominees for the Board, our Nominating Committee considers the particular experience, qualifications, attributes and skills of the current Board members and prospective candidates to ensure a variety of skills and qualifications are represented on the Board. The Nominating Committee monitors these represented attributes through the use of a detailed matrix that measures, among other things, skills, tenure, diversity and other attributes. The matrix below shows certain of the skills, tenure, diversity and other attributes we assess in connection with Board nomination and recruitment of our Board members as of the 2019 Annual Meeting date, assuming all directors up for election at the 2019 Annual Meeting are elected.

2019 PROXY STATEMENT	72

EXPERIENCE	Melody C. Barnes	Debra A. Cafaro	Jay M. Gellert	Richard I. Gilchrist	Matthew J. Lustig	Roxanne M. Martino	Walter C. Rakowich	Robert D. Reed	James D. Shelton
EXECUTIVE EXPERIENCE (CEO) *SUPPORTS OUR MANAGEMENT TEAM THROUGH RELEVANT ADVICE AND LEADERSHIP*		●	●	●	●	●	●		●
FINANCIAL/ACCOUNTING EXPERIENCE *CRITICAL TO THE OVERSIGHT OF THE COMPANY'S FINANCIAL STATEMENTS*		●	●	●	●	●	●	●	●
SEC FINANCIAL EXPERT *VALUABLE TO THE OVERSIGHT OF THE COMPANY'S FINANCIAL REPORTING AND INTERNAL CONTROLS*		●	●	●	●	●	●	●	●
REITS/REAL ESTATE *CONTRIBUTES TO A DEEPER UNDERSTANDING OF THE COMPANY'S STRENGTHS AND CHALLENGES SPECIFIC TO THE REIT AND REAL ESTATE INDUSTRIES*		●		●	●		●		
HEALTHCARE, SENIOR HOUSING *CONTRIBUTES TO A DEEPER UNDERSTANDING OF THE COMPANY'S STRENGTHS AND CHALLENGES SPECIFIC TO THE HEALTHCARE AND SENIORS HOUSING INDUSTRIES*	●	●	●	●	●			●	●
CAPITAL MARKETS *VALUABLE IN EVALUATING THE COMPANY'S CAPITAL STRUCTURE AND FINANCING STRATEGY*		●		●	●	●	●	●	●
CAPITAL INTENSIVE INDUSTRY *CONTRIBUTES TO A DEEPER UNDERSTANDING OF THE COMPANY'S OPERATIONS AND KEY PERFORMANCE INDICATORS*		●		●	●		●	●	●
PUBLIC COMPANY EXECUTIVE COMPENSATION *CONTRIBUTES TO THE BOARD'S ABILITY TO ATTRACT, MOTIVATE AND RETAIN EXECUTIVE TALENT*	●		●	●	●		●		●
GOVERNMENT RELATIONS/ EXPERIENCE *CONTRIBUTES TO THE BOARD'S ABILITY TO UNDERSTAND COMPLEX PUBLIC POLICY ISSUES*	●		●						●
TECHNOLOGY/CYBERSECURITY *CONTRIBUTES TO THE BOARD'S UNDERSTANDING OF INFORMATION TECHNOLOGY AND CYBER SECURITY RISKS*							●		
LEGAL *CONTRIBUTES TO ENSURING OVERSIGHT OF MANAGEMENT'S COMPLIANCE WITH REGULATORY REQUIREMENTS*	●	●		●					
NOT-FOR-PROFIT *CONTRIBUTES TO A DEEPER UNDERSTANDING OF THE COMPANY'S STRENGTHS AND CHALLENGES SPECIFIC TO HEALTH SYSTEMS*	●							●	●
STRATEGIC PLANNING *ESSENTIAL TO GUIDING THE COMPANY'S LONG-TERM BUSINESS STRATEGY*	●	●	●	●	●	●	●	●	●
RISK MANAGEMENT *CONTRIBUTES TO THE IDENTIFICATION, ASSESSMENT AND PRIORITIZATION OF RISKS FACING THE COMPANY*	●	●	●	●	●	●	●	●	●
INDEPENDENT	●		●	●	●	●	●	●	●
ETHNIC DIVERSITY	●								
GENDER	F	F	M	M	M	F	M	M	M
BOARD TENURE (YRS.)	4.7	20.2	17.7	7.8	8.0	2.9	2.9	11.2	11.2
AGE (AS OF 2019 ANNUAL MEETING)	55	61	65	73	58	62	61	66	65

2019 PROXY STATEMENT	73

In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

Following the recommendation of the Nominating Committee, our Board has nominated the nine individuals listed below for election at the 2019 Annual Meeting, all of whom currently serve as directors.

Overboarding and Committee Restrictions

The Nominating Committee seeks to recommend candidates that have adequate time to devote to Board activities, recognizing that public company board of directors responsibilities command a significant portion of directors’ time. Accordingly, the Company maintains an overboarding policy that prohibits directors from simultaneously serving on more than four public company boards other than the Company’s.

In addition, the Nominating Committee recognizes that Audit Committee members must have adequate time to devote to Audit Committee activities, given that such responsibilities command a significant portion of directors’ time. As a result, the Company maintains a policy prohibiting Audit Committee members from simultaneously serving on more than two public company audit committees other than the Company’s.

Annual Board Evaluation Process

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. The Board and each of its committees conduct self-evaluations related to their performance on an annual basis. Through this process, directors provide feedback and assess Board, committee and director performance, including areas where the Board believes it is functioning effectively and areas where the Board believes it can improve.

Our Nominating Committee supervises the annual self-evaluations and uses various processes from year to year in order to solicit feedback, including periodic in-person interviews conducted by the Presiding Director with each of the Board members. The Board and each committee review and discuss the evaluation results, and take this information into account when assessing the qualifications of the Board and further enhancing the effectiveness of the Board and its committees over time.

Director Resignation Policy

In accordance with our Director Resignation Policy, our Board will nominate an incumbent director for reelection only if the director agrees that, in the event the director fails to receive the required majority vote for reelection, he or she will tender, promptly following certification of the election results, an irrevocable resignation that will be effective upon acceptance by the Board. If an incumbent director fails to receive the required majority vote for reelection, our Nominating Committee will act on an expedited basis to determine whether to recommend acceptance or rejection of the director’s resignation and submit its recommendation for prompt consideration by the Board. Our Board will act on the Nominating Committee’s recommendation and publicly disclose its decision regarding the tendered resignation by filing a Current Report on Form 8-K with the SEC no later than 90 days following certification of the election results.

Any director who tenders his or her resignation pursuant to our Director Resignation Policy may not participate in any Nominating Committee or Board decision regarding that resignation. If less than a majority of the Nominating Committee members receive the required vote in favor of their reelection in the same election, then the independent directors who received the required vote will be constituted by our Board as a committee to consider the tendered resignation(s) and make a recommendation to the Board. However, if three or fewer independent directors receive the required vote in the same election, all directors not required by the Director Resignation Policy to tender a resignation may participate in considering and recommending to the Board whether to accept or reject the resignation(s).

Under our Guidelines on Governance, a director is required to retire at the first annual meeting of stockholders following his or her 75th birthday. On the recommendation of our Nominating Committee, our Board may waive this requirement as to any director if it deems a waiver to be in our best interests and the best interests of our stockholders.

Management Succession Planning

Our Board regularly reviews short- and long-term succession plans for the Chief Executive Officer and other senior management positions. In assessing possible Chief Executive Officer candidates, our independent directors identify the skills, experience and attributes they believe are required to be an effective leader in light of the Company’s strategic plan, business opportunities and challenges. The Board employs a similar approach with respect to evaluating possible candidates for other senior management positions. In general, the Board’s management succession planning is designed to anticipate both “planned” successions, such as those arising from anticipated retirements, as well as unexpected successions, such as those occurring when an executive leaves suddenly to take a new position, or due to death, disability or other unforeseen events.

2019 PROXY STATEMENT	74

Director Nominees

Below is certain biographical and other information regarding the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the date of the 2019 Annual Meeting. Following each nominee’s biographical information, we have also provided additional information regarding the particular experience, qualifications, attributes and skills listed in our director skills matrix above that led our Nominating Committee and our Board to determine that such nominee should serve as a director.

Each director nominee is subject to a vote at each Annual Meeting. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

2019 PROXY STATEMENT	75

Director Nominees Listed

Director since 2014
Audit and Nominating Committees

Age: 55

MELODY C. BARNES

Business Experience: Ms. Barnes is the Co-Founder and Principal of MB Squared Solutions, LLC, a domestic policy strategy firm, and Chair of the Aspen Institute Forum for Community Solutions. She is a senior fellow and Compton Visiting Professor in World Politics in the Miller Center at the University of Virginia; a distinguished fellow in the School of Law; and Co-Director of the University's Democracy Initiative. From 2012 - 2016, she served as Vice Provost, Global Student Leadership Initiatives and a Senior Fellow at the Robert F. Wagner School of Public Service at New York University. Ms. Barnes currently serves as a director of Booz Allen Hamilton Inc. (NYSE: BAH) and was elected to serve as Vice Chair of the Thomas Jefferson Foundation. From January 2009 to January 2012, Ms. Barnes served in the White House as Director of the Domestic Policy Council. In this role, she provided policy and strategic advice to President Obama and coordinated the domestic policy-making process for his administration. Before joining the White House, she served as the Senior Domestic Policy Advisor for then-Senator Obama's 2008 presidential campaign. Ms. Barnes was the Executive Vice President for Policy at the Center for American Progress from 2005 to 2008 and a Senior Fellow at the Center for American Progress from 2003 to 2005, and prior to that she was a principal in the Raben Group LLC. She also served as Chief Counsel to Senator Edward M. Kennedy on the Senate Judiciary Committee from 1998 to 2003 and General Counsel for Senator Kennedy from 1995 to 1998.

Current Public Company Directorships:
Booz Allen Hamilton Inc. (NYSE: BAH)

Other Public Company Directorships during Past Five Years: None

Skills and Qualifications: Ms. Barnes is an attorney with significant government experience and strong skills in public policy, strategy and leadership and development, as well as leading not-for-profit organizations.

Director since 1999
Executive and Investment Committees

Age: 61

DEBRA A. CAFARO

Business Experience: Ms. Cafaro has been our Chief Executive Officer and a director since 1999 and Chairman of the Board since 2003. She also served as our President from 1999 to November 2010. She is the Chair of the Real Estate Roundtable and serves on the Executive Committee of the Board of the Economic Club of Chicago. She is an owner and member of the Management Committee of the Pittsburgh Penguins, a National Hockey League team. Ms. Cafaro is also a member of the Boards of University of Chicago, Chicago Infrastructure Trust, Executives' Club of Chicago, Chicago Symphony Orchestra and World Business Chicago. To honor her contributions to her industries, she received the Industry Leadership Award from the National Association of Real Estate Investment Trusts (NAREIT), where she previously served as Chair, and was inducted into the ASHA (American Seniors Housing Association) Senior Living Hall of Fame. She currently serves on the Board of Directors of PNC Financial Services Group Inc. (NYSE: PNC) and previously served on the Board of Directors of the Weyerhaeuser Company (NYSE: WY) from 2007-2016. She is a member of the Business Council.

Current Public Company Directorships:
PNC Financial Services Group Inc. (NYSE: PNC)

Other Public Company Directorships during Past Five Years:
Weyerhaeuser Company (NYSE: WY) (2007-2016)

Skills and Qualifications: Ms. Cafaro has substantial executive experience, leadership ability and a proven record of accomplishment, with strong skills in real estate, law, corporate finance, mergers and acquisitions, capital markets, strategic planning and other public company matters.

Director since 2001
Executive, Investment and Nominating Committees

Age: 65

JAY M. GELLERT

Business Experience: Mr. Gellert was President and Chief Executive Officer of Health Net, Inc. (NYSE: HNT) ("Health Net"), an integrated managed care organization that administers the delivery of managed healthcare services, from 1998 until it was acquired in 2016. He served as President and Chief Operating Officer of Health Net from 1997 to 1998 and as President, Chief Operating Officer and a director of its predecessor, Health Systems International, Inc. ("HSI"), a health maintenance organization, from 1996 to 1997. Before joining HSI, Mr. Gellert directed strategic advisory engagements for Shattuck Hammond Partners in the area of integrated delivery systems development, managed care network formation and physician group practice integration. He has also previously served as President and Chief Executive Officer of Bay Pacific Health Corporation, Senior Vice President and Chief Operating Officer for California Healthcare System and as an independent consultant. Mr. Gellert also serves as Chairman of the Board of Versant Health, a leading managed vision care company.

Current Public Company Directorships: None

Other Public Company Directorships during Past Five Years:
Health Net, Inc. (formerly NYSE: HNT) (1998-2016)

Skills and Qualifications: Mr. Gellert has substantial healthcare executive experience, with strong skills in government relations, mergers and acquisitions, strategy, and public company executive compensation.

2019 PROXY STATEMENT	76

Director Nominees Listed (continued)

Director since 2011
Compensation (Chair) and Investment (Chair) Committees

Age: 73

RICHARD I. GILCHRIST

Business Experience: Mr. Gilchrist served as President of The Irvine Company's Investment Properties Group ("IPG") from 2006 to July 2011, and as a member of the Office of the Chairman. Mr. Gilchrist has served as chief executive and founder of several major public and private REITs and real estate operating companies with investments throughout the United States. In his role as IPG President, Mr. Gilchrist guided all aspects of The Irvine Company's office, retail, resort and apartment properties in Southern California and Silicon Valley, including development, marketing and management. Mr. Gilchrist now serves as Senior Advisor to The Irvine Company, responsible for acquisitions and other investments. The Irvine Company is a 140-year old privately held company known throughout the world as a best-of-class master planner and long-term owner, investor and operator of a large and diversified real estate portfolio. Prior to joining The Irvine Company, Mr. Gilchrist served as President and Co-Chief Executive of Maguire Properties, Inc., where he oversaw significant growth in the company's portfolio, through acquisitions and development, and spearheaded its successful initial public offering in 2003. Before joining Maguire Properties, Mr. Gilchrist served as President and Chief Executive Officer of the privately held REIT, Commonwealth Atlantic Properties, where he managed the planning and entitlement of an 11 million square foot mixed-use project. Mr. Gilchrist currently serves as Chairman of the Board and Chair of the Nominating and Governance Committee of TIER REIT, Inc. (NYSE:TIER), lead director of the Board of Spirit Realty Capital, Inc. (NYSE: SRC), and director and Chairman of the Affiliate Transaction Committee of Blackstone Real Estate Income Trust, Inc., a non-traded REIT. Mr. Gilchrist is a member of the Whittier College Board of Trustees and the UCLA School of Law Board of Advisors. Mr. Gilchrist was also a co-founder and managing partner of CommonWealth Partners, LLC, an advisor and venture partner with the California Public Employees' Retirement System, and a senior partner of Maguire Thomas Partners, a national real estate developer and operator.

Current Public Company Directorships:
Blackstone Real Estate Income Trust, Inc.
Spirit Realty Capital, Inc. (NYSE: SRC)
TIER REIT, Inc. (NYSE: TIER)

Other Public Company Directorships during Past Five Years:
BioMed Realty Trust, Inc. (NYSE: BMR) (2007-2014)

Skills and Qualifications: Mr. Gilchrist has a strong background in real estate, strategy, law and executive compensation and has served as chief executive and founder of several major public and private REITs and real estate operating companies with investments throughout the United States.

Director since 2011
Executive and Investment Committees

Age: 58

MATTHEW J. LUSTIG

Business Experience: Mr. Lustig is Head of North America Investment Banking and Head of Real Estate and Lodging at Lazard Frères & Co. LLC. He also heads the real estate private equity successor entities of Lazard as a Managing Director of LAI Partners LLC ("LAI"). From May 2011 to December 2012, Mr. Lustig served as Chairman of the Board of Atria Senior Living, Inc. In addition, Mr. Lustig is or has been a board member of several public and private portfolio investments of funds managed by LAI or its affiliates. Prior to joining Lazard Frères & Co. in 1989, Mr. Lustig was a First Vice President at Drexel Burnham Lambert and was previously a lending officer with Chase Manhattan Bank, specializing in credit, construction, and real estate finance. Mr. Lustig is a member of various industry organizations and serves on the Boards of Pension Real Estate Association, the Larson Leadership Initiative of the Urban Land Institute, The Wharton School Zell/Lurie Real Estate Center and the Real Estate Advisory Board at Columbia University School of Business. He is also a member of the Board of Directors of Boston Properties, Inc. (NYSE: BXP), an office property REIT, and is on the Board of Visitors of the School of Foreign Service at Georgetown University.

Current Public Company Directorships:
Boston Properties, Inc. (NYSE: BXP)

Other Public Company Directorships during Past Five Years: None

Skills and Qualifications: Mr. Lustig has extensive experience in investing in real estate companies and assets domestically and internationally, including seniors housing, and advising on real estate and corporate finance, capital structure, mergers and acquisitions and strategic transactions.

2019 PROXY STATEMENT	77

Director Nominees Listed (continued)

Director since 2016
Compensation and Investment Committees

Age: 62

ROXANNE M. MARTINO

Business Experience: Roxanne M. Martino has been a director of Ventas since 2016. Ms. Martino is the Managing Partner of OceanM19. From 1990 to 2016, Ms. Martino led Aurora Investment Management L.L.C. ("Aurora") and its predecessor companies, including acting as CEO, Partner, and Chair of the Investment Committee. Over nearly three decades, Ms. Martino built the Chicago firm into one of the largest managers in the fund-of-funds industry, managing $14 billion at Aurora's peak. In 2012 Aurora won Hedge Funds Review's Best Diversified Fund of Hedge Funds over 10 years. Prior to joining Aurora, Ms. Martino was a General Partner of Grosvenor Capital Management. She began her career at Coopers & Lybrand, now PwC, where she was a senior manager focusing on the commodities and securities areas. Ms. Martino received a Bachelor of Business Administration from the University of Notre Dame in 1977 and a Master of Business Administration from the University of Chicago in 1988. Ms. Martino is the Co-chair of the Business Council at the University of Chicago's Booth School of Business, Chairperson and member of the Executive Committees of the Children's Hospital Medical Center / Ann & Robert H. Lurie Children's Hospital of Chicago, Chairperson of the Governance Committee of Ann & Robert H. Lurie Children's Hospital of Chicago and its Medical Center, and serves on the Board and Executive Committee of The Economics Club of Chicago. She is also a Director of Thresholds, a Chicago based not-for-profit psychiatric rehabilitation organization. In 2015, Ms. Martino was an inaugural inductee into the InvestHedge Hall of Fame and was recognized as one of "50 Leading Women in Hedge Funds," by the Hedge Fund Journal and was honored by DePaul University as the "DePaul University Financial Executive of the Year" based on her lifetime of professional achievement.

Current Public Company Directorships: None

Other Public Company Directorships during Past Five Years: None

Skills and Qualifications: Ms. Martino is a trailblazer in the fund-of-funds industry with extensive executive experience and strong skills in strategy, accounting and corporate finance.

Director since 2016
Audit Committee

Age: 61

WALTER C. RAKOWICH

Business Experience: Mr. Rakowich served as Chief Executive Officer of Prologis, Inc. (NYSE: PLD) from November 2008 through June 2011, when Prologis and AMB Property Corporation merged. Following the merger, he served as co-CEO of Prologis until December 31, 2012, when he retired. Before becoming CEO, Mr. Rakowich held a number of senior management positions at Prologis, including managing director and chief financial officer and president and chief operating officer. He served on the Prologis Board from January 2005 through December 2012. Prior to joining Prologis, Mr. Rakowich was a partner and principal with real estate provider Trammell Crow Company. He began his career at Price Waterhouse. He received his MBA from Harvard Business School and a BS, with distinction, from Pennsylvania State University. Mr. Rakowich is a member of the Board of Directors of Host Hotels & Resorts, Inc. (NYSE: HST), where he is the company's Lead Independent Director and Chairman of the Nominating and Governance Committee, and Iron Mountain Inc. (NYSE: IRM), where he is Chairman of the Audit Committee. He also serves on the Board of the Global Food Exchange. He was appointed to the Board of Trustees at The Pennsylvania State University in 2014 and serves as Chairman of the University Board's Audit and Risk Committee. He is also Chairman of the Board of Colorado UpLift and a Board member of the Alliance for School Choice in Education.

Current Public Company Directorships:
Host Hotels & Resorts, Inc. (NYSE: HST)
Iron Mountain Incorporated (NYSE: IRM)

Other Public Company Directorships during Past Five Years: None

Skills and Qualifications: Mr. Rakowich is a recognized leader in the real estate industry with extensive executive experience and strong skills in strategy, accounting and financial reporting, international operations, mergers and acquisitions, capital markets and corporate finance.

2019 PROXY STATEMENT	78

Our Board recommends that you vote FOR each of the named director-nominees.

2019 PROXY STATEMENT	79

Proposal 2: Ratification of the Selection of KPMG as Our Independent Registered Public Accounting Firm for Fiscal Year 2019

Our Board has approved our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2019. KPMG has been our independent registered public accounting firm since July 2014. Although not required by our By-Laws or otherwise, we are submitting the selection of KPMG to our stockholders for ratification because the Board values our stockholders’ views and believes such submission is appropriate as a matter of good corporate practice. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to ratify the selection of KPMG as our independent registered public accounting firm for 2019. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect.

If our stockholders fail to ratify this selection, it will be considered a recommendation to the Audit Committee and Board to consider the selection of a different firm, and the Audit Committee and Board may select another independent registered public accounting firm without resubmitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

We expect that representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

Our Board recommends that you vote FOR ratification of the selection of KPMG as our independent registered public accounting firm for fiscal year 2019.

Audit Committee Report

Management has primary responsibility for our financial statements and the reporting process, including our system of internal controls, subject to oversight by our Audit Committee on behalf of our Board. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management our audited financial statements for the year ended December 31, 2018, including the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Our Audit Committee has reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable PCAOB rules regarding the independent registered public accounting firm’s communications with the Audit Committee regarding independence. In addition, our Audit Committee has discussed with the independent registered public accounting firm that firm’s independence from our company and its management, and the Audit Committee has considered the compatibility of non-audit services with the firm’s independence.

Our Audit Committee has discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets regularly with the independent registered public accounting firm, with and without management present, to discuss the results of its examination of our financial statements, its evaluations of our internal controls, and the overall quality of our financial reporting.

Our Audit Committee oversees the process for, and ultimately approves, the selection of the independent auditor’s lead engagement partner at the five-year mandatory rotation period. At the Audit Committee’s instruction, KPMG selects candidates to be considered for the lead engagement partner role, who are then interviewed by the Audit Committee Chair and members of our senior management team. After discussing the results of the Audit Committee Chair’s and senior management’s interviews, the remaining members of the Audit Committee interview the candidates. The Audit Committee then considers the appointment and votes on the selection.

2019 PROXY STATEMENT	80

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. The Audit Committee also recommended, and the Board approved, the selection of our independent registered public accounting firm for fiscal year 2019.

AUDIT COMMITTEE

Melody C. Barnes
Robert D. Reed, Chair
Walter C. Rakowich

Audit and Non-Audit Fees

KPMG audited our financial statements for the year ended December 31, 2018 and has been our independent registered public accounting firm since July 2014. Fees billed for professional services rendered by KPMG for the years ended December 31, 2018 and 2017 were as follows:

	2018	2017
Audit Fees (1)	$3,990,000	$3,885,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	3,000	2,500
Total	$3,993,000	$3,887,500

(1)
Audit Fees include the aggregate fees billed for professional services rendered by KPMG for the audit of our annual consolidated and entity level financial statements (including debt covenant compliance letters), audit of internal control over financial reporting, review of interim financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)	All Other Fees relate to annual subscription fees for KPMG’s online technical research site.

All audit-related services, tax services and other services provided by KPMG since the date of its engagement have been pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies described below. The Audit Committee determined that the provision of these services by KPMG did not compromise KPMG’s independence and was consistent with its role as our independent registered public accounting firm.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with the requirements of the SEC and the PCAOB, our Audit Committee has responsibility for retaining, compensating and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has implemented procedures relating to the pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm to ensure that the provision of such services and related fees does not impair the firm’s independence.

In accordance with these procedures, the annual audit services and related fees of the independent registered public accounting firm are subject to specific approval by our Audit Committee. Prior to its engagement, which typically occurs during the first quarter of each fiscal year, the independent registered public accounting firm must provide the Audit Committee with an engagement letter outlining the scope of proposed audit services for that year and the related fees. If agreed to by the Audit Committee, the engagement letter will be formally accepted as evidenced by its execution by the chair of the Audit Committee. The Audit Committee will then review and approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition, our Audit Committee may grant pre-approval for those permissible non-audit services that it believes would not impair the independence of the independent registered public accounting firm. However, the Audit Committee may not grant approval for any services categorized by the SEC as “Prohibited Non-Audit Services.” Generally prior to the beginning of each fiscal year, management submits to the Audit Committee a list of certain non-audit services and related fees expected to be rendered by the independent registered public accounting firm during that year. Following review, the Audit Committee pre-approves the non-audit services within each category, and the fees for each category are budgeted. The term of any pre-approved non-audit service is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Fee levels for all non-audit services to be provided by the independent registered public accounting firm are established periodically by the Audit Committee, and any proposed services exceeding those levels require separate pre-approval by the Audit Committee. Upon request, the independent registered public accounting firm must provide detailed supporting documentation to the Audit Committee regarding the particular services to be provided. To obtain approval of other permissible non-audit services, management must submit to the Audit Committee those non-audit services for which it recommends the Audit Committee engage the independent registered public accounting firm, and both management and the independent registered public accounting firm must confirm to the Audit Committee that each non-audit service for which approval is requested is not a Prohibited Non-Audit Service.

2019 PROXY STATEMENT	81

Our Chief Accounting Officer is responsible for tracking all fees for pre-approved non-audit services provided by the independent registered public accounting firm, and at each regularly scheduled Audit Committee meeting, management reports on the pre-approved non-audit services provided during the quarter and year-to-date and the fees incurred for such services during such periods.

Proposal 3: Advisory Vote to Approve Our Executive Compensation

We are submitting to our stockholders a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules. Our executive compensation program is designed to achieve certain key objectives, including:

attracting, retaining and motivating talented executives;

rewarding performance that meets or exceeds pre-established company and tailored individual goals consistent with our strategic plan, while maintaining alignment with stockholders;

providing balanced incentives that discourage excessive risk-taking;

retaining sufficient flexibility to permit our executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;

evaluating performance by balancing consideration of measures over which management has significant direct influence with market forces that management cannot control (such as monetary policy and interest rate expectations), but that impact stockholder value;

encouraging executives to become and remain long-term stockholders of our company; and

maintaining compensation and corporate governance practices that support our goal to deliver sustained, superior returns to stockholders.

Below is a summary of some of the key features of our executive compensation program:

We generally targeted approximately the median of the Comparable Companies on an overall, total direct compensation basis, subject to adjustment based on the unique skills, expertise and individual contributions of each Named Executive Officer. Our 2018 executive compensation program was designed to deliver compensation levels above or below these targets if performance exceeded or fell below the goals established under our annual cash and long-term equity incentive plans.

A significant portion of our executive compensation is performance-based cash and long-term equity incentive compensation. Our annual cash and long-term equity incentive awards are only earned if our Named Executive Officers achieve certain threshold performance levels with respect to various measures that support long-term stockholder value, including three-year relative TSR metrics.

Our annual cash incentive awards may be paid, if at all, only after the requisite performance level has been achieved. Long-term equity incentive awards may be earned, if at all, based on future three-year performance in relation to the performance goals set at the beginning of the performance period.

We support pay-for-performance by targeting a mix of executive compensation that emphasizes equity incentive awards that may be earned and vest based on long-term performance, with less weight on fixed annual cash compensation. The use of equity awards encourages management to create long-term stockholder value because the award value is directly attributable to changes in the price of our common stock over time. Equity awards are also an effective tool for management retention because vesting of the awards generally requires continued employment over multiple years.

Our Compensation Committee annually reviews the compensation practices and programs of our compensation peer group (generally selected based on their similarity to us in terms of operations, FFO, enterprise value, market capitalization and total assets) and receives guidance from its independent compensation consultant on compensation best practices.

2019 PROXY STATEMENT	82

Our share ownership guidelines require our executive officers and directors to maintain significant ownership of our common stock to further align interests with our stockholders. Our Securities Trading Policy prohibits our directors, executive officers and employees from engaging in derivative and other hedging transactions in our securities and restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the approval of our Audit Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2018).

Our long history of delivering sustained, superior returns to stockholders continued in 2018:

Our 3.4% TSR in 2018 outperformed the S&P 500 Index and the MSCI REIT Index by nearly eight percentage points. Our TSR also outperformed the MSCI REIT Index and the FTSE NAREIT Equity Health Care Index for the three-, five- and 10-year periods ended December 31, 2018, demonstrating short- and long-term outperformance during varied economic cycles.

For the period from January 1, 2000 through December 31, 2018 (the 19 full fiscal years of our Chief Executive Officer’s tenure), we delivered compound annual TSR of 23%, dramatically outperforming our peers, the S&P 500 Index and the MSCI REIT Index.

We increased our dividend in 2018, marking our 9th consecutive year of dividend growth.

In determining the incentive compensation paid to our Named Executive Officers for 2018, our Compensation Board Members rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans. Our Compensation Board Members recognized our strong financial and operating performance, evidenced primarily by our:

Normalized FFO and Same-Store Cash NOI Growth:

Our high quality and diverse portfolio of assets delivered normalized FFO of $4.07 and same-store cash NOI growth of 1.2%;

Effective Balance Sheet Management and Efficient Capital Markets Execution:

Further strengthened our financial condition by refinancing or repaying $3.5 billion of debt, thereby extending our debt maturity profile by 0.7x to 7.0 years and minimizing intermediate-term interest rate exposure, including the renewal and extension of our $900 million term loan at improved pricing, proactive issuance of $1.4 billion in new 10-year senior notes at attractive pricing and effective execution and maintenance of our BBB+ credit rating and strong balance sheet with a 5.6x net debt to adjusted pro forma EBITDA ratio and a fixed charge coverage ratio of 4.6x;

Profitable Dispositions:

Continued our strategic and highly profitable disposition program, harvesting $1.3 billion in proceeds from profitable investments, including the timely receipt of (a) greater than $900 million repayments of well-structured and high unlevered IRR loans and (b) proceeds from the sale of non-core properties at an average 6% yield, redeploying the proceeds into future growth opportunities and improvement of our balance sheet;

Value-Creating Investments:

Made investments of $800 million at a blended 7.5% cash yield to further improve the quality of our portfolio, including an acquisition of a premier independent living seniors housing community located in the appealing Battery Park neighborhood of downtown Manhattan;

Research & Innovation Business Growth:

Elevated and expanded our Research & Innovation Business (grown by 45% since inception) with the nation’s leading research universities and created a $1.5 billion development pipeline consisting of near-term projects with new and existing university relationships;

Successful Operator and Partner Collaborations:

Successful negotiation of collaborative and mutually beneficial arrangements with several of our operators and partners, including lease extensions with Brookdale and a 10-year extension of our exclusive MOB development relationship with PMB, which has nearly 50 years of experience in MOB development with top health systems in the U.S.;

2019 PROXY STATEMENT	83

Sustainability, Values, Reputation and Industry Leadership:

Published our high quality and well-received inaugural Corporate Sustainability Report, which provides transparency on our ESG outcomes, actions and policies;

We were named among Fortune’s “World’s Most Admired Companies” and received numerous prestigious awards in 2018 in recognition of our philanthropy, reputation, commitment to superior governance and results, industry leaders, exemplary stewardship and world-class team;

First REIT signatory to the CEO Action for Diversity & Inclusion™ pledge, a cross-industry CEO-driven business commitment to advance diversity and inclusion in the workplace, and unconscious bias training was conducted for all employees;

Established and made public our Vendor Code of Conduct and Human Rights Policy;

Continued to build an industry-leading portfolio of 72 ENERGY STAR Certified buildings and 38 LEED Certified buildings, which includes more than $430 million of investment in 8 active developments pursuing LEED certification and receipt of a broad range of awards and recognitions during the year in REIT space, healthcare industry and among global corporations, including inclusion in the Dow Jones Sustainability Index (attaining top quartile results across ESG metrics among all North American real estate companies), achieving the #1 rank among public Healthcare REITs in the 2018 GRESB Real Estate Assessment on Sustainability and representation in the FTSE4GOOD Sustainability Index Series;

Identified as a “Winning Company” in the 2020 Women on Boards Gender Diversity Index and a “Corporate Champion” by the Women’s Forum of New York for having an industry-leading 33% female Board of Directors;

Ventas Charitable Foundation contributed greater than $900,000 to 78 organizations in 2018, including our ongoing 5-year, $1 million marquee partnership with the Greater Chicago Food Depository to alleviate senior hunger; and

Greater than 90 percent of requests have been met and in excess of $670,000 given to an Employee Charitable Fund, which provides grants to organizations that are directly nominated by our employees.

Our Compensation Board Members have carefully evaluated our overall executive compensation program and believe that it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment. By maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, we believe that our executive compensation program is structured optimally to support our goal to deliver sustained, superior returns to stockholders, and our exceptional long-term performance demonstrates the success of this program.

Based on the information provided above and elsewhere in this Proxy Statement, we believe our executive compensation program is designed appropriately to support our key objectives. Accordingly, our Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table, the accompanying compensation tables and the related narrative disclosure.”

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, our executive compensation. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect. Although the results of the stockholder vote on this proposal are non-binding, the Board values continuing and constructive feedback from our stockholders on compensation. Our Compensation Board Members will consider the outcome of the vote when making future executive compensation decisions.

Our Board recommends that you vote FOR the approval, on an advisory basis, of our executive compensation.

2019 PROXY STATEMENT	84

QUESTIONS AND ANSWERS; OTHER INFORMATION

Questions and Answers

What is a proxy? What is a proxy statement?

A proxy is a legal designation of a person to vote on your behalf. A proxy statement is the document we must give you when we ask you to sign a proxy. It is required by SEC rules. We have designated two of our officers as proxies for the Annual Meeting: Debra A. Cafaro and Robert F. Probst. By completing and returning the enclosed proxy card, you are giving each of these officers the authority to vote your shares in the manner you indicate on your proxy card.

Who can vote at the Annual Meeting?

You are qualified to vote on all matters presented to the stockholders at the Annual Meeting if you own shares of our common stock at the close of business on the record date, March 15, 2019.

What is a stockholder of record versus a beneficial owner of Ventas common stock?

This is a matter of how your ownership of our common stock is recorded. If your ownership is recorded in your name with our stock transfer agent, you are a stockholder of record. If your shares are held by (and in the name of) a broker, bank or custodian, you are a beneficial owner of those shares.

What do I need in order to attend the Annual Meeting in person?

You are entitled to attend the Annual Meeting only if you were a Ventas stockholder as of the close of business on the record date, March 15, 2019, or you hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock on the record date. Proof of ownership can be accomplished through the following:

a brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 15, 2019;

the Notice of Internet Availability of Proxy Materials;

a printout of the proxy distribution email (if you receive your materials electronically);

a proxy card;

a voting instruction form; or

a legal proxy provided by your broker, bank or custodian.

For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

How do I revoke a vote?

If you are a stockholder of record, you can revoke your prior vote by proxy if you:

execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

vote by telephone or over the Internet no later than 11:59 p.m. Eastern time on May 13, 2019;

deliver a written notice of revocation to our Corporate Secretary at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, before your proxy is voted at the Annual Meeting; or

attend the Annual Meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).

2019 PROXY STATEMENT	85

If you are a beneficial owner, follow the instructions provided by your broker, bank or custodian to revoke your vote by proxy, if applicable.

How are proxies solicited and what is the cost?

Our company will bear the cost of soliciting proxies by or on behalf of our Board. In addition to solicitation through the mail, proxies may be solicited in person or by telephone or electronic communication by our directors, officers and employees, none of whom will receive additional compensation for these services. We have engaged Alliance Advisors to distribute and solicit proxies on our behalf and will pay Alliance Advisors a fee of $10,500 plus reimbursement of reasonable out-of-pocket expenses, for these services. We will also reimburse brokers and other custodians for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of our common stock.

What is householding?

To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to our stockholders who share the same address and who have the same last name or consent in writing. If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge as indicated above. We will deliver the requested additional copy promptly following our receipt of your request.

Other Information

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting will be necessary to approve any other proposal that may properly come before the Annual Meeting. Accordingly, abstentions will have the same effect as votes against any such proposal, and broker non-votes will have no effect.

Our Board is not aware of any matters that are expected to come before the Annual Meeting other than those set forth in the Notice of Meeting and described in this Proxy Statement. If any other matter should properly come before the Annual Meeting, the persons named in the accompanying form of proxy, or their substitutes, will have discretionary voting authority with respect to any such stockholder proposal.

No dissenters’ or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for their consideration at the Annual Meeting.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND OTHER BUSINESS

Under SEC rules, any stockholder proposal intended to be presented at the 2020 Annual Meeting of Stockholders must be received by us at our principal executive offices at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654 not later than December 3, 2019 and meet the requirements of our By-Laws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Corporate Secretary.

Under our By-Laws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Corporate Secretary at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at our 2020 Annual Meeting at least 120 days, but not more than 150 days, prior to the anniversary of the mailing of this Proxy Statement (April 1, 2020); however, if we hold our 2020 Annual Meeting more than 30 days before or after such anniversary date, we must receive the notice not earlier than the 150th day prior to the annual meeting date, and not later than the 120th day prior to the annual meeting date or the tenth day following the date on which we first publicly announce the date of the 2020 Annual Meeting, whichever occurs later.

For any other meeting, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not later than the 30th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.

2019 PROXY STATEMENT	86

Notices relating to director nominations and other stockholder proposals must include (among other information, as specified in our By-Laws):

as to each person proposed to be nominated for election as a director, all information relating to that person that would be required to be disclosed in connection with the solicitation of proxies for election as a director pursuant to Section 14 of the Exchange Act;

as to each other item of business, a brief description of such business, the stockholder’s reasons for proposing such business and any material interest that the stockholder or any of the stockholder’s associates may have in such business; and

as to the stockholder giving the notice, the stockholder’s associates and any proposed director-nominee: the name and address of such person; the class, series and number of all shares of our capital stock owned by such person (and the name of the record holder, if beneficially owned), the date the shares were acquired and any short interest of such person in our securities; whether and to what extent such person has engaged in any hedging or derivative transactions in our securities during the preceding 12 months; and the investment strategy or objective of such person.

The persons appointed as proxies for our 2020 Annual Meeting will have discretionary voting authority with respect to any director nomination or other stockholder proposal that is submitted to us otherwise than in conformity with our By-Laws.

ADDITIONAL INFORMATION

A copy of our 2018 Annual Report and our 2018 Form 10-K accompanies this Proxy Statement. Stockholders may also obtain a copy of our 2018 Form 10-K, excluding exhibits, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Copies of the exhibits to our 2018 Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

By Order of the Board of Directors,

Debra A. Cafaro Chairman and Chief Executive Officer
Chicago, Illinois
April 1, 2019

2019 PROXY STATEMENT	87

ANNEX A

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Funds From Operations and Normalized Funds From Operations

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands, except per share data)
Net income attributable to common stockholders	$409,467	$1,356,470	$649,231
Net income attributable to common stockholders per share	$1.14	$3.78	$1.86
Adjustments:
Depreciation and amortization on real estate assets	913,537	881,088	891,985
Depreciation on real estate assets related to noncontrolling interests	(6,926)	(7,565)	(7,785)
Depreciation on real estate assets related to unconsolidated entities	1,977	4,231	5,754
Impairment on equity method investments	35,708	—	—
Gain on re-measurement of equity interest upon acquisition, net	—	(3,027)	—
Gain on real estate dispositions	(46,247)	(717,273)	(98,203)
Gain on real estate dispositions related to noncontrolling interests	1,508	18	—
Gain on real estate dispositions related to unconsolidated entities	(875)	(1,057)	(439)
Discontinued operations:
Loss on real estate dispositions	—	—	1
FFO (NAREIT) attributable to common stockholders	$1,308,149	$1,512,885	$1,440,544
FFO (NAREIT) attributable to common stockholders per share	$3.64	$4.22	$4.13
Adjustments:
Merger-related expenses, deal costs and re-audit costs	38,145	14,823	28,290
Non-cash income tax benefit	(18,427)	(22,387)	(34,227)
Impact of tax reform	(24,618)	(36,539)	—
Loss on extinguishment of debt, net	63,073	839	2,779
Gain on non-real estate dispositions related to unconsolidated entities	(2)	(39)	(557)
Change in fair value of financial instruments	(18)	(41)	62
Amortization of other intangibles	759	1,458	1,752
Other items related to unconsolidated entities	5,035	3,188	—
Non-cash charges related to lease terminations	21,299	—	—
Non-cash impact of changes to equity plan	4,830	5,453	—
Natural disaster expenses (recoveries), net	63,830	11,601	—
Normalized FFO attributable to common stockholders	$1,462,055	$1,491,241	$1,438,643
Normalized FFO attributable to common stockholders per share	$4.07	$4.16	$4.13

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, we consider FFO and normalized FFO to be appropriate supplemental measures of operating performance of an equity REIT. In particular, we believe that normalized FFO is useful because it allows investors, analysts and our management to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by non-recurring items and other non-operational events such as transactions and litigation. In some cases, we provide information about identified non-cash components of FFO and normalized FFO because it allows investors, analysts and our management to assess the impact of those items on our financial results.

2019 PROXY STATEMENT	A-1

We use the NAREIT definition of FFO. NAREIT defines FFO as net income attributable to common stockholders (computed in accordance with GAAP) excluding gains or losses from sales of real estate property, including gains or losses on re-measurement of equity method investments, and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. We define normalized FFO as FFO excluding the following income and expense items (which may be recurring in nature): (a) merger-related costs and expenses, including amortization of intangibles, transition and integration expenses, and deal costs and expenses, including expenses and recoveries relating to acquisition lawsuits; (b) the impact of any expenses related to asset impairment and valuation allowances, the write-off of unamortized deferred financing fees, or additional costs, expenses, discounts, make-whole payments, penalties or premiums incurred as a result of early retirement or payment of our debt; (c) the non-cash effect of income tax benefits or expenses, the non-cash impact of changes to our executive equity compensation plan, derivative transactions that have non-cash mark-to-market impacts on our income statement and non-cash charges related to lease terminations; (d) the financial impact of contingent consideration, severance-related costs and charitable donations made to the Ventas Charitable Foundation; (e) gains and losses for non-operational foreign currency hedge agreements and changes in the fair value of financial instruments; (f) gains and losses on non-real estate dispositions and other unusual items related to unconsolidated entities; (g) expenses related to the re-audit and re-review in 2014 of our historical financial statements and related matters; and (h) net expenses or recoveries related to natural disasters.

FFO and normalized FFO presented herein may not be comparable to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO and normalized FFO should not be considered as alternatives to net income attributable to common stockholders (determined in accordance with GAAP) as indicators of our financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of our liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of our needs. We have historically reconciled FFO and normalized FFO to income from continuing operations because it provides insight into our continuing operations, but, in light of recent SEC regulations that changed the presentation of statements of income, we now believe that net income attributable to common stockholders is the most comparable GAAP measure. We believe that in order to facilitate a clear understanding of our consolidated historical operating results, FFO and normalized FFO should be examined in conjunction with net income attributable to common stockholders.

2019 PROXY STATEMENT	A-2

Same-Store Cash NOI (on a Constant Currency Basis)

	For the Year Ended December 31,
	2018	2017
	(Dollars in thousands)
Net income attributable to common stockholders	$409,467	$1,356,470
Adjustments:
Interest and other income	(24,892)	(6,034)
Interest	442,497	448,196
Depreciation and amortization	919,639	887,948
General, administrative and professional fees	151,982	135,490
Loss on extinguishment of debt, net	58,254	754
Merger-related expenses and deal costs	30,547	10,535
Other	66,768	20,052
Loss from unconsolidated entities	55,034	561
Gain on real estate dispositions	(46,247)	(717,273)
Income tax benefit	(39,953)	(59,799)
Discontinued operations	10	110
Net income attributable to noncontrolling interests	6,514	4,642
Reported NOI	2,029,620	2,081,652
Adjustments:
Modification fee	3,031	—
Normalizing adjustment for technology costs	648	3,375
NOI not included in same-store	(167,102)	(222,354)
Straight-lining of rental income	13,396	(23,133)
Non-cash rental income	(28,800)	(17,700)
Non-segment NOI	(127,520)	(119,208)
NOI impact from change in FX	—	713
	(306,347)	(378,307)
Same-store cash NOI (USD)	$1,723,273	$1,703,345
Percentage increase (USD)	1.2%

We consider NOI and same-store cash NOI as important supplemental measures because they allow investors, analysts and our management to assess our unlevered property-level operating results and to compare our operating results with those of other real estate companies and between periods on a consistent basis. We define NOI as total revenues, less interest and other income, property-level operating expenses and office building services costs. In the case of NOI, cash receipts may differ due to straight-line recognition of certain rental income and the application of other GAAP policies. We have historically reconciled NOI and same-store cash NOI to income from continuing operations because it provides insight into our continuing operations, but, in light of recent SEC regulations that changed the presentation of statements of income, we now believe that net income attributable to common stockholders is the most comparable GAAP measure for both NOI and same-store cash NOI. We define same-store as properties owned, consolidated, operational and reported under a consistent business model for the full period in both comparison periods, and excluding assets intended for disposition and for SHOP, those properties that transitioned operators after the start of the prior comparison period, and for office operations, redevelopment assets. To normalize for exchange rate movements, all same-store cash NOI measures assume constant exchange rates across comparable periods, using the following methodology: the current period’s results are shown in actual reported USD, while prior comparison period’s results are adjusted and converted to USD based on the average exchange rate for the current period.

2019 PROXY STATEMENT	A-3

Net Debt to Adjusted Pro Forma EBITDA

The following table illustrates net debt to pro forma earnings before interest, taxes, depreciation and amortization (including non-cash stock-based compensation expense), excluding gains or losses on extinguishment of debt, consolidated joint ventures partners’ share of EBITDA, merger-related expenses and deal costs, expenses related to the re-audit and re-review in 2014 of our historical financial statements, net gains or losses on real estate activity, gains or losses on re-measurement of equity interest upon acquisition, changes in the fair value of financial instruments, unrealized foreign currency gains or losses, net expenses or recoveries related to natural disasters and non-cash charges related to lease terminations, and including our share of EBITDA from unconsolidated entities and adjustments for other immaterial or identified items (“Adjusted EBITDA”) (dollars in thousands). The following information considers the pro forma effect on Adjusted EBITDA of our activity during the three months ended December 31, 2018, as if the transactions had been consummated as of the beginning of the period (“Adjusted Pro Forma EBITDA”). We believe that net debt, Adjusted Pro Forma EBITDA and net debt to Adjusted Pro Forma EBITDA are useful to investors, analysts and our management because they allow the comparison of our credit strength between periods and to other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure our actual credit quality.

Net income attributable to common stockholders	$62,273
Adjustments:
Interest	110,524
Depreciation and amortization	244,276
Non-cash stock-based compensation expense	9,202
Loss on extinguishment of debt, net	7,843
Gain on real estate dispositions	(10,354)
Net income attributable to noncontrolling interests, net of consolidated joint venture partners’ share of EBITDA	(2,960)
Loss from unconsolidated entities, net of Ventas share of EBITDA from unconsolidated entities	18,310
Taxes (including tax amounts in general, administrative and professional fees)	(28,642)
Change in fair value of financial instruments	(28)
Unrealized foreign currency gains	(349)
Merger-related expenses, deal costs and re-audit costs	4,322
Natural disaster expenses (recoveries), net	54,895
Adjusted EBITDA	469,312
Pro forma adjustments for current period activity	3,384
Adjusted Pro Forma EBITDA	$472,696
Adjusted Pro Forma EBITDA, annualized	$1,890,784
As of December 31, 2018:
Total debt	$10,733,699
Cash	(72,277)
Restricted cash pertaining to debt	(28,669)
Consolidated joint venture partners’ share of debt	(100,944)
Ventas share of debt from unconsolidated entities	40,753
Net debt	$10,572,562
Net debt to Adjusted Pro Forma EBITDA	5.6	x

2019 PROXY STATEMENT	A-4

2019 ANNUAL MEETING OF STOCKHOLDERS

James C. Tyree Auditorium
353 North Clark Street
Chicago, Illinois 60654

DRIVING DIRECTIONS

From the North and Northwest (via I-90E/I-94)

Take exit 50B toward Ohio Street. Merge onto Ohio Street. Turn right onto North Clark Street. 353 North Clark Street is four and one-half blocks south on North Clark Street on the left.

From the South and Southeast (via I-90W/I-94):

Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto West Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.

From the Southwest (via I-55N):

Take I-55N to I-90/94W. Merge onto I-90/94W. Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto West Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.

From the West (via I-290E):

Take I-290E to I-90/94W. Merge onto I-90/94W. Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto West Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.

VENTAS, INC.
ATTN: Corporate Secretary
353 NORTH CLARK
STREET SUITE 3300
CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 13, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Ventas, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 13, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1A Melody C. Barnes	☐	☐	☐
1B Debra A. Cafaro	☐	☐	☐
1C Jay M. Gellert	☐	☐	☐
1D Richard I. Gilchrist	☐	☐	☐
1E Matthew J. Lustig	☐	☐	☐
1F Roxanne M. Martino	☐	☐	☐
1G Walter C. Rakowich	☐	☐	☐
1H Robert D. Reed	☐	☐	☐
1I James D. Shelton	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2 Ratification of the selection of KPMG LLP as the independent registered public accounting firm for fiscal year 2019.	☐	☐	☐
3 Advisory vote to approve our executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000402533_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

Ventas, Inc.
Annual Meeting of Stockholders
May 14, 2019 8:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Debra A. Cafaro and Robert F. Probst, and each of them, as proxies with full power of substitution and resubstitutions, for and in the name of the undersigned, to vote all shares of common stock of Ventas, Inc., which the undersigned, would be entitled to vote if personally present at the 2018 Annual Meeting of Stockholders to be held at 8:00 a.m. local (central) time on Tuesday, May 14, 2019 at James C. Tyree Auditorium, 353 North Clark Street, Chicago, Illinois 60654, and at any adjournment thereof, upon the matters hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on matters described in the Proxy Statement for the 2018 Annual Meeting of Stockholders as indicated on the reverse side hereof, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this Proxy will be voted (1) "FOR" each director-nominee, (2) "FOR" the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2019 and (3) "FOR" the advisory vote to approve our executive compensation.

0000402533_2 R1.0.1.18

Continued and to be signed on reverse side